UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 033-63026

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

1585 Broadway

New York, NY 10036

B.       Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	6/21/2019	By:	/s/ Adam Kudelka
(Signature)
		Name:	Adam Kudelka
		Title:	Morgan Stanley Director of Compensation and Retirement Plans

Morgan Stanley
401(k) Plan

Employer ID Number: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2018 and
2017, and for the Year Ended December 31, 2018,
Supplemental Schedule at December 31, 2018, and Report of Independent Registered Public Accounting Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits at December 31, 2018 and 2017	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	3

Notes to Financial Statements at December 31, 2018 and 2017, and for the Year Ended December 31, 2018	4–16

SUPPLEMENTAL SCHEDULE:

Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2018	18–72

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Administrator of the

Morgan Stanley 401(k) Plan

New York, New York

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Morgan Stanley 401(k) Plan (the "Plan") as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively referred to as the "financial statements") . In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2018 has been subjected to audit procedures performed in conjunction with the audit of the Morgan Stanley 401(k) Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

We have served as the Plan's auditor since 2014.

New York, New York

June 20, 2019

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS:
Participant-directed investments at fair value	$9,981,904,711	$10,769,993,628

Receivables:
Employer contributions	271,566,711	257,923,586
Notes receivable from participants	103,826,360	101,010,373
Receivables for securities sold and other	156,508,739	202,421,911
Total Receivables	531,901,810	561,355,870

Total Assets	10,513,806,521	11,331,349,498

LIABILITIES:
Participant-directed derivative investments	15,672,022	3,924,825
Payables for securities purchased and other	302,312,490	309,631,007

Total Liabilities	317,984,512	313,555,832

NET ASSETS AVAILABLE FOR BENEFITS	$10,195,822,009	$11,017,793,666

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2018

ADDITIONS:
Contributions:
Employer contributions	$271,566,711
Participant contributions	487,327,377
Rollover contributions	80,252,414
Total contributions	839,146,502

Interest income on notes receivable from participants	4,841,964

Total additions	843,988,466

DEDUCTIONS:
Net investment loss:
Net depreciation in fair value of investments	1,093,801,614
Dividends and interest	(121,187,603)
Net investment loss	972,614,011

Benefits paid to participants	680,082,518
Administrative fees	13,263,594

Total deductions	1,665,960,123

NET DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(821,971,657)

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	11,017,793,666

End of year	$10,195,822,009

See notes to the financial statements.

Morgan stanley 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2018 AND 2017, AND FOR THE YEAR ENDED DECEMBER 31, 2018

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) is a corporation wholly owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). As of December 31, 2018, Morgan Stanley Services Group Inc. (“MSSG”) was a corporation wholly owned by Morgan Stanley Services Holdings LLC, a limited liability company whose sole member was the Plan Sponsor (see Note 7). The Plan Sponsor has delegated certain functions to MSSG. The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

All of the Plan’s investments are held in a trust account (“trust account”) at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time (regularly scheduled to work at least 50% of the Company’s standard work week) employees of participating companies are eligible to participate in the Plan upon hire.

Part-time employees who are regularly scheduled to work less than 50% of the Company’s standard work week may elect to commence participation in the Plan on the later of (A) the date their employment commences or (B) January 1, 2018, without regard to age.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire. Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Employee Contributions — Eligible participants may elect to contribute before-tax or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($18,500 for 2018). Those participants who have attained at least age 50 by the end of the year may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,000 for 2018).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2018, employees who earned less than $305,000 during 2017). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

The Plan was amended effective January 17, 2018 to exclude from the definition of eligible pay a special one-time bonus payment (generally not to exceed $1,000) made to certain employees in the first calendar quarter of 2018.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of retirement or Release, become totally and permanently disabled or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: The Plan-provided Company Match for 2018 was one dollar for each dollar of before-tax or Roth after-tax contributions that eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $275,000. The maximum Company Match for 2018 was limited to $11,000. The Company Match is made at the discretion of the Plan Sponsor.

The 2018 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2018 Company Match was $234,156,585, of which $6,783,579 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company to the Plan in January 2019. The 2017 Company Match was $218,502,369 of which $6,052,392 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company to the Plan in January 2018.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2018 Fixed Contribution of $17,412,777 was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company in January 2019. The 2017 Fixed Contribution of $17,656,210 was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company in January 2018.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by

Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions may be available for up to 10 Plan Years, beginning with the 2011 Plan year, as determined by the Plan Sponsor, in its discretion.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2018 Citi Pension Transition Contribution of $2,185,280 was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company in January 2019. The 2017 Citi Pension Transition Contribution of $2,216,371 was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company in January 2018.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years as determined by the Plan Sponsor in its discretion, beginning with the 2011 Plan Year.

The Morgan Stanley Transition Contribution is based on a formula generally intended to provide 80% of (1) minus (2):

1. Under the Plan provisions in effect in 2010:

The estimated value of the benefit the employee would have earned under the Morgan Stanley Employees Retirement Plan (or what the employee would have received as a Retirement Contribution in the Plan), plus

The Company Match the employee would have received had the employee contributed 6% of eligible pay to the Plan (regardless of how much the employee actually contributed).

2. Under the Plan provisions in effect during the applicable Plan year:

The maximum Company Match available under the Plan (regardless of how much the employee actually contributed), plus

The employee’s Fixed Contribution for the Plan year, if applicable.

The 2018 Morgan Stanley Transition Contribution of $24,595,648 was recorded as Employer contributions receivable at December 31, 2018 and paid in cash by the Company in January 2019. The 2017 Morgan Stanley Transition Contribution of $25,601,028 was recorded as Employer contributions receivable at December 31, 2017 and paid in cash by the Company in January 2018.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor, and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2018, the Plan offered six mutual funds, 20 commingled or collective trust funds, one employer stock fund, and 13 separately managed accounts.

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures  — Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account. The loan is secured by the balance in the participant’s account and bears interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account; participants may fully or partially pre-pay their loans without penalty. A participant may only have one outstanding loan at a time. Loans become due on termination of employment, except in the case of Release, in which case a participant may continue repayments for up to 12 months.

Domestic Relations Orders — Generally, participants who submit a domestic relations order for qualification incur a $750 qualification fee which is paid from the participant’s and alternate payee’s accounts.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms. Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in-kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Broadridge Financial Solutions, Inc. The Company’s transfer agent prior to September 8, 2017 was Computershare.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor (or its delegate, MSSG) has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the years ended December 31, 2018 and 2017 generally were paid prior to the respective year end. Amounts requested in the plan year but paid subsequent to the plan year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date.

Realized and unrealized gains and losses on the investments are reflected in Net investment income (loss)—Net appreciation (depreciation) in fair value of investments, and include the Plan’s gains and losses on investments bought and sold as well as held during the year. Management fees and operating expenses charged to each of the investment options under the Plan are deducted from income earned and are not separately reflected in the Statement of changes in net assets available for benefits. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation approaches. A hierarchy for inputs is used in measuring fair value that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels wherein Level 1 represents quoted prices in active markets, Level 2 represents valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, and Level 3 consists of valuation techniques that incorporate significant unobservable inputs and, therefore, require the greatest use of judgment.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current at the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different Levels of the fair value hierarchy. In such cases, for disclosure purposes, the Level of the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest Level input that is significant to the fair value measurement in its entirety.

For assets and liabilities that are transferred between Levels in the fair value hierarchy during the period, fair values are ascribed as if the assets or liabilities had been transferred at the beginning of the period.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance. Interest is repaid monthly and any delinquent interest payments at December 31, 2018 and 2017 were not significant. Based on the terms of the Plan document, delinquent participant loans are recorded as distributions when a distributable event occurs.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s separately managed account (“Separate Account”) portfolios only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps and forwards.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and Options — The trust account held certain futures contracts on Eurodollars in separately managed accounts at December 31, 2018 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, PIMCO Low Duration Fund and Morgan Stanley International Equity Fund and at December 31, 2017 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund and PIMCO Low Duration Fund. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium paid or received by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2018 and 2017 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2018 and 2017, the investment assets held by the Plan included positions in several interest rate swaps, where fixed rates were paid to counterparties in exchange for floating rates, and credit default swaps. At December 31, 2018, the investment assets held by the Plan also included positions in total return swaps. These assets were held in Separate Accounts at December 31, 2018 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, PIMCO Low Duration Fund and Morgan Stanley International Equity Fund and at December 31, 2017 within the PIMCO Core Fixed Income Fund, PIMCO Real Return Portfolio Fund, and PIMCO Low Duration Fund. The Plan also held in Separate Accounts several positions in inflation swaps at December 31, 2018 and 2017 within the PIMCO Real Return Portfolio Fund. The fair value of these investments at December 31, 2018 and 2017 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

Forwards — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2018 in the PIMCO Real Return Portfolio Fund, Fidelity Institutional Asset Management Select International Small Growth Fund, Artisan International Growth Fund, PIMCO Low Duration

Fund, and Morgan Stanley International Equity Fund and at December 31, 2017 in the PIMCO Real Return Portfolio Fund, Fidelity Institutional Asset Management Select International Small Growth Fund, Artisan International Growth Fund and PIMCO Low Duration Fund. The Plan also held positions in forward equity contracts in Separate Accounts at December 31, 2018 in the Morgan Stanley International Equity Fund. The fair value of these investments at December 31, 2018 and 2017 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The investment managers, BlackRock and PIMCO, entered into several repurchase agreements. The fair value of these investments at December 31, 2018 and 2017 was not significant and the changes in fair value are accounted for as part of Net appreciation (depreciation) in fair value of investments in the Statement of changes in net assets available for benefits.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

There were 40 and 37 investment options, respectively, available in the Plan at December 31, 2018 and 2017, of which three and four, respectively, were managed by Morgan Stanley Investment Management, 36 and 32, respectively, were managed by third parties and one of which was an employer stock fund (the Morgan Stanley Stock Fund). All party-in-interest investment options are in the Morgan Stanley Stock Fund, Northern Trust Short-Term Investment Fund, the funds managed by Morgan Stanley Investment Management, an affiliate of the Plan Sponsor, and funds issued by PIMCO, Blackrock, Voya Financial Inc., AQR Capital Management, T. Rowe Price, William Blair, Rice Hall James, Artisan Partners, Fidelity Institutional Asset Management, Shenkman, and Thompson, Siegel & Walmsley.

At December 31, 2018 and 2017, the Plan held 37,084,930 shares and 37,851,013 shares, respectively, of Morgan Stanley common stock with a fair value of $1,470,417,474 and $1,986,042,651 respectively, and had net realized gains of $49,957,987 during 2018. The Plan earned dividend income of $40,998,018 on Morgan Stanley common stock for the year ended December 31, 2018. Eligible participants have the opportunity to elect to receive current cash payment of the dividends paid on the Morgan Stanley Stock Fund held within the Plan to the extent provided in the Plan.

At December 31, 2018 and 2017, the Plan held 195,000 shares and 235,300 shares, respectively, of Mitsubishi UFJ Financial Group common stock with a fair value of $956,027 and $1,726,160, respectively.

At December 31, 2018 and 2017, the Plan held investments in Registered Investment Companies issued by Morgan Stanley Investment Management with a fair value of $1,312,018,722 and $1,807,712,968 respectively, and had a net realized gain of $126,380,868 and generated dividend and interest income of $5,983,809 during 2018. At December 31, 2018, the Plan also held investments in a Collective Trust Fund issued by Morgan Stanley Investment Management with a fair value of $137,126,130.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

At December 31, 2018 and 2017, the Plan held notes receivable from participants for participant loans of $103,826,360 and $101,010,373, respectively, which are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated May 22, 2018, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2018 and 2017, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2013.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“RIC’s”) – Mutual funds are registered with the Securities and Exchange Commission (“SEC”) and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO International Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Separately Managed Accounts – The Plan holds investments in the Morgan Stanley Stock Fund (the “Fund”) holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions into and out of the Fund. There are no unfunded commitments and no restricted redemption notice periods. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

The remaining Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. At December 31, 2018 and 2017, the Plan’s Separate Accounts consisted of the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Fund, the PIMCO Low Duration Fund, the Shenkman Capital High Yield Bond Fund, the Fidelity Institutional Asset Management Select International Small Cap Fund, the Artisan International Growth Fund, the BlackRock Government Short Term Investment Fund, the Thompson, Siegel & Walmsley Mid Cap Value Fund, the William Blair Small Cap Value Fund, the Voya Mid Cap Growth Fund, and the Rice Hall James Small Cap Opportunities Fund. At December 31, 2018, the Plan’s Separate Accounts also consisted of AQR

International Equity Fund. The Trustee is responsible for determining the Separate Accounts’ fair value. Terms of the agreements with the investment managers (“Investment Management Agreements”) for the Separate Accounts permit the termination of the Investment Management Agreements and the distribution of the Separate Accounts’ securities at fair value. There were no unfunded commitments and no restricted redemption notice periods. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from the exchange. To the extent these securities are actively traded, valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government securities

Government securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. For index linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of state and municipal government securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, index linked securities, and state and municipal government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, observable market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the fair value determination may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative investments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity as the methodologies employed do not necessitate significant judgment, since model inputs may be observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative investments are categorized in Level 2 of the fair value hierarchy.

Repurchase agreements

The fair value of repurchase agreements is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment manager who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued by the investment managers at NAVs and recent transaction prices and therefore are not required to be categorized by Levels of the fair value hierarchy. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2018 and 2017, the Plan held investments in funds managed by State Street Global Advisors, BlackRock, Inc., Wellington Management, and PIMCO. At December 31, 2018, the Plan also held investments in funds managed by Morgan Stanley Investment Management. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

The following tables set forth by Level within the fair value hierarchy the Plan’s investment and derivative instrument assets and liabilities at fair value at December 31, 2018 and 2017. There were no transfers of investments between Levels for either year.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2018
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$1,376,068,724	$36,254,872	$—	$1,412,323,596

Separately Managed Accounts
Corporate equities	3,306,299,802	2,521,659	—	3,308,821,461
Cash and cash equivalents	55,260,076	—	—	55,260,076
Government securities
U.S. Treasury and agency securities	130,403,058	746,219,549	—	876,622,607
Other sovereign government obligations	—	20,656,700	—	20,656,700
State and municipal securities	—	4,387,453	—	4,387,453
Total government securities	130,403,058	771,263,702	—	901,666,760
Corporate debt instruments	—	230,553,381	—	230,553,381
Derivative investments	—	12,404,512	—	12,404,512
Repurchase agreements	—	39,600,000	—	39,600,000
	3,491,962,936	1,056,343,254	—	4,548,306,190

Collective Trust Funds *				4,021,274,925

Participant-directed investments				$9,981,904,711

Investment Liabilities:
Participant-directed derivative investments	$1,690,136	$13,981,886	$—	$15,672,022

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan's Investment Assets and Liabilities at Fair Value at December 31, 2017
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$1,873,128,921	$38,792,683	$—	$1,911,921,604

Separately Managed Accounts
Corporate equities	3,760,325,355	2,249,736	—	3,762,575,091
Cash and cash equivalents	20,773,773	—	—	20,773,773
Government securities
U.S. Treasury and agency securities	346,950,144	477,569,545	—	824,519,689
Other sovereign government obligations	—	35,613,047	—	35,613,047
State and municipal securities	—	5,836,181	—	5,836,181
Total government securities	346,950,144	519,018,773	—	865,968,917
Corporate debt instruments	—	216,307,215	—	216,307,215
Derivative investments	—	3,643,034	—	3,643,034
Repurchase agreements	—	12,300,000	—	12,300,000
	4,128,049,272	753,518,758	—	4,881,568,030

Collective Trust Funds *				3,976,503,994

Participant-directed investments				$10,769,993,628

Investment Liabilities:
Participant-directed derivative investments	$820,679	$3,104,146	$—	$3,924,825

*	Amounts represent certain investments that are measured at fair value using the NAV per share, which are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

7.	SuBSEQUENT EVENTS

Effective April 1st, 2019, MSSG is wholly owned by the Plan Sponsor.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
	Eaton Vance	Eaton Vance Mutual Fds Trust Global Macro Absolute Return		$ 42,977,052
*	MSIF	Emergingmkts Portfolio Cl		359,600,921
*	MSIF	Growth Portfolio Cl		952,417,801
*	Northern Trust	Northern Global Sustainability Index fund		12,483,901
	Pax	Global Environmental Markets Fund		8,589,049
*	PIMCO	Foreign Bond Fund (Unhedged)		36,254,872

	Corporate equities
	5Th 3Rd Bancorp	450,000 Shares of Common Stock		10,588,500
	Aalberts Inds	13,400 Shares of Common Stock		444,994
	Aareal Bank	22,960 Shares of Common Stock		708,399
	Abercrombie & Fitch Co	70,144 Shares of Common Stock		1,406,387
	Abiomed Inc	84 Shares of Common Stock		27,303
	Acadia Rlty Tr	81,651 Shares of Common Stock		1,940,028
	Aci Worldwide Inc	73,206 Shares of Common Stock		2,025,610
	Aclaris Therapeutics Inc	50,581 Shares of Common Stock		373,794
	Acs Actividades Co	30,634 Shares of Common Stock		1,184,702
	Acuity Brands Inc	10,984 Shares of Common Stock		1,262,611
	Adidas Ag	2,306 Shares of Common Stock		480,825
	Adidas Ag	4,857 Shares of Common Stock		1,012,736
	Adr Criteo S A	150,595 Shares of Common Stock		3,421,518
	Adr Mix Telematics Ltd	58,985 Shares of Common Stock		923,115
	Adr Petroleo Brasileiro Sa Petrobras	257,603 Shares of Common Stock		3,351,415
	Adr Total	355,100 Shares of Common Stock		18,529,118
	Adr Wns Hldgs Ltd	87,903 Shares of Common Stock		3,626,878
	Adtalem Global Ed Inc	44,407 Shares of Common Stock		2,101,339
	Aegon	56,459 Shares of Common Stock		263,263
	Aeon Delight Co.Ltd	17,500 Shares of Common Stock		586,975
	Aeon Financial Service Co Ltd	16,300 Shares of Common Stock		290,299
	Aercap Holdings	36,900 Shares of Common Stock		1,461,240
	Aerie Pharmaceuticals Inc	41,426 Shares of Common Stock		1,495,479
	Ageas	34,828 Shares of Common Stock		1,564,676
	Agree Rlty Corp	31,906 Shares of Common Stock		1,886,283
	Aia Group Ltd	617,200 Shares of Common Stock		5,124,052
	Air Liquide(L')	34,234 Shares of Common Stock		4,244,147
	Airbus Se	57,572 Shares of Common Stock		5,525,696
	Aisin Seiki Co	3,300 Shares of Common Stock		114,898
	Akebia Therapeutics Inc	107,539 Shares of Common Stock		594,691
	Aker Solutions Asa	39,300 Shares of Common Stock		179,999
	Akzo Nobel	11,755 Shares of Common Stock		946,016
	Alaska Air Group Inc	23,400 Shares of Common Stock		1,423,890
	Alfresa Holdings	18,100 Shares of Common Stock		462,419
	Alleghany Corp	3,500 Shares of Common Stock		2,181,620
	Allete Inc	25,732 Shares of Common Stock		1,961,293
	Alliant Energy Corp	36,600 Shares of Common Stock		1,546,350

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Allianz Se	20,859 Shares of Common Stock		$ 4,176,208
	Allianz Se	17,509 Shares of Common Stock		3,505,500
	Allstate Corp	13,300 Shares of Common Stock		1,098,979
	Ally Finl Inc	33,400 Shares of Common Stock		756,844
	Alps Alpine Co Ltd	23,300 Shares of Common Stock		453,407
	Alstom	4,992 Shares of Common Stock		201,272
	Alten	19,000 Shares of Common Stock		1,579,033
	Altran Technologie	67,100 Shares of Common Stock		537,321
	Alumina Ltd	185,438 Shares of Common Stock		300,261
	Amazon Com Inc	648 Shares of Common Stock		973,277
	Amer Sports Corp Ser'A	35,900 Shares of Common Stock		1,574,670
	American Airlines Inc	774 Shares of Common Stock		24,853
	American Assets Tr Inc	68,032 Shares of Common Stock		2,732,845
	American International Group Inc	220,232 Shares of Common Stock		8,679,343
	Amerisourcebergen Corp	23,700 Shares of Common Stock		1,763,280
	Ametek Inc	68,733 Shares of Common Stock		4,653,224
	Amphenol Corp	30,497 Shares of Common Stock		2,470,867
	Amundi	6,076 Shares of Common Stock		320,617
	Amundi	1,349 Shares of Common Stock		71,184
	Ana Holdings Inc	14,500 Shares of Common Stock		520,845
	Anglo American	74,641 Shares of Common Stock		1,661,507
	Anheuser-Busch	49,376 Shares of Common Stock		3,256,829
	Annaly Cap Mgmt Inc	223,000 Shares of Common Stock		2,189,860
	Anritsu Corp	86,100 Shares of Common Stock		1,197,545
	Antero Res Corp	192,624 Shares of Common Stock		1,808,739
	Antofagasta	95,170 Shares of Common Stock		949,305
	Aon Plc	31,351 Shares of Common Stock		4,557,181
	Applied Materials Inc	16,400 Shares of Common Stock		536,936
	Applied Materials Inc	174,700 Shares of Common Stock		5,719,678
	Aramark	135,219 Shares of Common Stock		3,917,294
	Arcadis	42,000 Shares of Common Stock		511,811
	Arch Capital Group	71,100 Shares of Common Stock		1,899,792
	Archrock Inc	163,716 Shares of Common Stock		1,226,233
	Aristocrat Leisure	13,258 Shares of Common Stock		203,847
	As One Corporation	10,000 Shares of Common Stock		685,412
	Asahi Kasei Corp	25,800 Shares of Common Stock		265,725
	Asm Pacific Tech	59,800 Shares of Common Stock		576,282
	Asml Holding	3,993 Shares of Common Stock		626,080
	Assic Generali Spa	200,378 Shares of Common Stock		3,344,307
	Astellas Pharma	287,800 Shares of Common Stock		3,676,359
	Astrazeneca	14,914 Shares of Common Stock		1,115,545
	At&T Inc	80,400 Shares of Common Stock		2,294,616
	Atos Se	13,744 Shares of Common Stock		1,123,055
	Aurizon Holdings	140,397 Shares of Common Stock		423,033
	Auto Trader Group	31,902 Shares of Common Stock		184,787

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Autozone Inc	3,951 Shares of Common Stock		$ 3,312,281
	Aveva Group	2,322 Shares of Common Stock		71,567
	Aviva	297,573 Shares of Common Stock		1,423,104
	Avnet Inc	48,307 Shares of Common Stock		1,743,883
	Axa	9,405 Shares of Common Stock		202,749
	Axos Finl Inc	121,797 Shares of Common Stock		3,066,848
	Azbil Corp	42,200 Shares of Common Stock		834,653
	B & M European Value Retail Sa Ord	266,568 Shares of Common Stock		955,695
	B3 Sa Com	79,049 Shares of Common Stock		546,811
	Balfour Beatty	99,600 Shares of Common Stock		316,238
	Baloise Holding Ag	3,970 Shares of Common Stock		545,281
	Banc Calif Inc	82,307 Shares of Common Stock		1,095,506
	Bandai Namco Holdings Inc	17,400 Shares of Common Stock		781,069
	Bank New York Mellon Corp	207,400 Shares of Common Stock		9,762,318
	Bank Ozk	71,297 Shares of Common Stock		1,627,711
	Bank Rakyat Indonesia	5,327,600 Shares of Common Stock		1,355,982
	Bankinter Sa	75,500 Shares of Common Stock		605,708
	Banner Corp	39,282 Shares of Common Stock		2,100,801
	Bapcor Ltd	199,429 Shares of Common Stock		826,944
	Barclays Plc	1,534,167 Shares of Common Stock		2,941,033
	Barry Callebaut Ag	76 Shares of Common Stock		118,032
	Bayer Ag	24,201 Shares of Common Stock		1,675,415
	Bba Aviation Plc	237,400 Shares of Common Stock		659,734
	Bbva(Bilb-Viz-Arg)	365,373 Shares of Common Stock		1,936,138
	Beazley Plc (Uk)	96,500 Shares of Common Stock		618,814
	Becton Dickinson & Co	22,052 Shares of Common Stock		4,968,757
	Becton Dickinson & Co	28,293 Shares of Common Stock		1,631,657
	Befimmo Sa	15,735 Shares of Common Stock		873,291
	Beiersdorf Ag	29,040 Shares of Common Stock		3,026,246
	Belden Inc	43,401 Shares of Common Stock		1,812,860
	Berkley Gp Holdings	8,862 Shares of Common Stock		392,662
	Bhp Group	66,359 Shares of Common Stock		1,599,114
	Bilfinger Se	12,033 Shares of Common Stock		350,491
	Binggrae	11,794 Shares of Common Stock		766,325
	Biomarin Pharmaceutical Inc	44,234 Shares of Common Stock		3,766,525
	Biomerieux	1,696 Shares of Common Stock		111,480
	Biospecifics Technologies Corp	23,237 Shares of Common Stock		1,408,162
	Bjs Restaurants Inc	7,927 Shares of Common Stock		400,868
	Black Knight Inc Com	96,835 Shares of Common Stock		4,363,385
	Bluescope Steel	198,238 Shares of Common Stock		1,529,573
	Bnk Financial Group Inc	99,552 Shares of Common Stock		653,985
	Bnp Paribas	22,092 Shares of Common Stock		996,920
	Bnp Paribas	49,465 Shares of Common Stock		2,232,150
	Boeing Co	36,067 Shares of Common Stock		11,631,608
	Boingo Wireless Inc	132,437 Shares of Common Stock		2,724,229

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Booz Allen Hamilton Hldg Corp	36,370 Shares of Common Stock		$ 1,639,196
	Boston Private Finl Hldgs Inc	132,842 Shares of Common Stock		1,404,140
	Bp	650,177 Shares of Common Stock		4,106,791
	Bqe Cant Vaudoise	1,110 Shares of Common Stock		834,358
	Brady Corp	70,037 Shares of Common Stock		3,043,808
	Brambles Ltd	39,112 Shares of Common Stock		279,479
	Brighthouse Finl Inc	93,490 Shares of Common Stock		2,849,575
	British American Tobacco	26,505 Shares of Common Stock		843,919
	Britvic	39,302 Shares of Common Stock		400,190
	Broadridge Finl Solutions Inc	54,204 Shares of Common Stock		5,217,135
	Brother Industries	22,000 Shares of Common Stock		327,047
	Brunello Cucinelli	14,100 Shares of Common Stock		484,358
	Brunswick Corp	70,289 Shares of Common Stock		3,264,924
	Bt Group	211,254 Shares of Common Stock		640,615
	Bunge Ltd	124,600 Shares of Common Stock		6,658,624
	Burberry Group	164,121 Shares of Common Stock		3,627,621
	Burlington Stores Inc	23,364 Shares of Common Stock		3,800,622
	Buzzi Unicem Spa	58,800 Shares of Common Stock		1,009,939
	Byucksan Corp	146,781 Shares of Common Stock		322,292
	C&C Group	130,600 Shares of Common Stock		406,830
	C&C Group	10,600 Shares of Common Stock		32,990
	Caesars Entertainment Corp	188,500 Shares of Common Stock		1,279,915
	Cairn Homes Plc	545,835 Shares of Common Stock		667,649
	Caixabank Sa	110,677 Shares of Common Stock		400,311
	Calamp Corp	83,691 Shares of Common Stock		1,088,820
	Calbee Inc	56,700 Shares of Common Stock		1,777,770
	Callon Pete Co	226,559 Shares of Common Stock		1,470,368
	Caltex Australia	75,572 Shares of Common Stock		1,355,605
	Canadian Natl Ry Co	12,878 Shares of Common Stock		954,389
	Canadian Pac Ry Ltd	5,935 Shares of Common Stock		1,054,175
	Canadian Pac Ry Ltd	14,500 Shares of Common Stock		2,575,490
	Canon Inc	9,400 Shares of Common Stock		257,115
	Capcom Co Ltd	52,800 Shares of Common Stock		1,045,268
	Carbonite Inc	14,767 Shares of Common Stock		373,014
	Cardinal Hlth Inc	29,800 Shares of Common Stock		1,329,080
	Carlsberg Ser'B	2,568 Shares of Common Stock		272,459
	Carnival Corp	100,350 Shares of Common Stock		4,947,255
	Carpenter Technology Corp	40,552 Shares of Common Stock		1,444,057
	Caseys Gen Stores Inc	12,000 Shares of Common Stock		1,537,680
	Castellum Ab	61,350 Shares of Common Stock		1,130,351
	Cavco Inds Inc	9,907 Shares of Common Stock		1,291,675
	Cdk Global Inc	52,100 Shares of Common Stock		2,494,548
	Cdn Nat Res Ltd	198,500 Shares of Common Stock		4,789,805
	Centene Corp	47,933 Shares of Common Stock		5,526,675
	Centrica	1,079,885 Shares of Common Stock		1,855,336

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Century Casinos Inc	85,007 Shares of Common Stock		$ 628,202
	Ceva Inc	137,600 Shares of Common Stock		3,039,584
	Cf Inds Hldgs Inc	135,600 Shares of Common Stock		5,899,956
	Challenger Ltd	96,408 Shares of Common Stock		644,098
	Charles Riv Laboratories Intl	24,104 Shares of Common Stock		2,728,091
	Charter Hall Group	223,044 Shares of Common Stock		1,165,111
	Cheesecake Factory Inc	52,049 Shares of Common Stock		2,264,652
	Ches Utils Corp	14,270 Shares of Common Stock		1,160,151
	Chiyoda Corp	73,700 Shares of Common Stock		208,240
	Chubb Ltd	108,400 Shares of Common Stock		14,003,112
	Church & Dwight Inc	32,786 Shares of Common Stock		2,156,007
	Churchill Downs Inc	6,819 Shares of Common Stock		1,663,427
	Ciena Corp	58,701 Shares of Common Stock		1,990,551
	Cimic Group Limited	29,319 Shares of Common Stock		896,007
	Cimpress	28,833 Shares of Common Stock		2,981,909
	Cisco Systems Inc	379,800 Shares of Common Stock		16,456,734
	Cit Group Inc	59,400 Shares of Common Stock		2,273,238
	Cit Group Inc	114,084 Shares of Common Stock		5,939,213
	Citrix Sys Inc	52,623 Shares of Common Stock		5,391,753
	Ck Asset Holdings	123,000 Shares of Common Stock		900,190
	Clovis Oncology Inc	20,689 Shares of Common Stock		371,574
	Clp Holdings Ltd	87,500 Shares of Common Stock		989,067
	Cno Finl Group Inc	80,247 Shares of Common Stock		1,194,075
	Coca-Cola Hbc Ag	12,365 Shares of Common Stock		386,143
	Collegium Pharmaceutical Inc	73,503 Shares of Common Stock		1,262,047
	Colony Cap Inc	315,900 Shares of Common Stock		1,478,412
	Columbia Ppty Tr Inc	102,579 Shares of Common Stock		1,984,904
	Comcast Corp	244,176 Shares of Common Stock		8,314,193
	Comfortdelgro Corp Ltd	108,600 Shares of Common Stock		171,306
	Compugroup Medical	24,800 Shares of Common Stock		1,146,479
	Concho Res Inc	19,668 Shares of Common Stock		2,021,674
	Conmed Corp	41,752 Shares of Common Stock		2,680,478
	Contact Energy	126,800 Shares of Common Stock		501,652
	Continental Bldg Prods Inc	52,043 Shares of Common Stock		1,324,494
	Continental Res Inc	34,196 Shares of Common Stock		1,374,337
	Convatec Group Plc	826,835 Shares of Common Stock		1,463,223
	Coty Inc Com	163,400 Shares of Common Stock		1,071,904
	Covestro Ag	55,394 Shares of Common Stock		2,734,315
	Credit Agricole Sa	22,163 Shares of Common Stock		238,915
	Crown Hldgs Inc	45,445 Shares of Common Stock		1,889,149
	Crown Resorts Limited	39,299 Shares of Common Stock		328,125
	Csl Ltd	3,373 Shares of Common Stock		439,679
	Cts Eventim Ag & C	21,761 Shares of Common Stock		810,463
	Cvb Finl Corp	69,236 Shares of Common Stock		1,400,644
	Cvs Health Corp	185,609 Shares of Common Stock		12,161,102

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Cypress Semiconductor Corp	327,535 Shares of Common Stock		$ 4,166,245
	Dah Sing Financial	230,000 Shares of Common Stock		1,136,876
	Dai-Ichi Life Hold	22,400 Shares of Common Stock		350,756
	Daiichikosho Co	18,500 Shares of Common Stock		876,817
	Dairy Crest Group	182,320 Shares of Common Stock		980,360
	Daiwa House Inds	11,600 Shares of Common Stock		369,838
	Daiwa Office Investment Corp	113 Shares of Common Stock		711,689
	Dana Inc	99,530 Shares of Common Stock		1,356,594
	Danone	17,754 Shares of Common Stock		1,248,375
	Danske Bank	14,344 Shares of Common Stock		283,235
	Darden Restaurants Inc	17,950 Shares of Common Stock		1,792,487
	Darling Ingredients Inc	113,489 Shares of Common Stock		2,183,528
	Dassault Aviation	75 Shares of Common Stock		103,741
	Dassault Systemes	9,249 Shares of Common Stock		1,096,420
	Dave & Busters Entmt Inc	36,434 Shares of Common Stock		1,623,499
	Dave & Busters Entmt Inc	110,772 Shares of Common Stock		4,936,000
	Dbs Group Hldgs	4,300 Shares of Common Stock		74,737
	Dechra Pharma	12,600 Shares of Common Stock		332,180
	Dentsply Sirona Inc	40,000 Shares of Common Stock		1,488,400
	Deutsche Boerse Ag	78,827 Shares of Common Stock		9,457,159
	Deutsche Boerse Ag	4,121 Shares of Common Stock		494,411
	Deutsche Lufthansa	119,883 Shares of Common Stock		2,699,772
	Deutsche Post Ag	186,639 Shares of Common Stock		5,101,351
	Deutsche Wohnen Se	7,406 Shares of Common Stock		338,647
	Deutz Ag	62,600 Shares of Common Stock		368,182
	Dexus Property Group	101,980 Shares of Common Stock		762,451
	Direct Line Insurance Plc	381,734 Shares of Common Stock		1,549,444
	Disco Corporation	3,100 Shares of Common Stock		363,077
	Discovery Inc	67,000 Shares of Common Stock		1,546,360
	Dish Network Corp	71,900 Shares of Common Stock		1,795,343
	Dollarama Inc	8,801 Shares of Common Stock		209,232
	Dominos Pizza Inc	18,074 Shares of Common Stock		4,482,171
	Dowdupont Inc	199,706 Shares of Common Stock		10,680,277
	Dufry Ag	3,305 Shares of Common Stock		312,195
	Duke Energy Corp	67,300 Shares of Common Stock		5,807,990
	E Trade Finl Corp	24,700 Shares of Common Stock		1,083,836
	E Trade Finl Corp	89,510 Shares of Common Stock		3,927,699
	E.On Se	243,607 Shares of Common Stock		2,402,441
	Echo Global Logistics Inc	104,038 Shares of Common Stock		2,115,093
	Edwards Lifesciences Corp	35,450 Shares of Common Stock		5,429,877
	Eiffage	22,856 Shares of Common Stock		1,906,287
	Eisai Co	13,000 Shares of Common Stock		1,007,392
	Electr Arts	45,598 Shares of Common Stock		3,598,138
	Elementis	423,000 Shares of Common Stock		981,033
	Elisa Oyj	1,843 Shares of Common Stock		76,014

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	E-Mart Co Ltd	2,890 Shares of Common Stock		$ 472,688
	Emergent Biosolutions Inc	101,466 Shares of Common Stock		6,014,904
	Encompass Health Corp	46,692 Shares of Common Stock		2,880,896
	Endesa Sa	72,057 Shares of Common Stock		1,658,148
	Enel Spa	369,524 Shares of Common Stock		2,130,693
	Engie	177,611 Shares of Common Stock		2,543,026
	Eni Spa	232,633 Shares of Common Stock		3,656,066
	Epam Sys	27,689 Shares of Common Stock		3,212,201
	Eqt Corp	126,657 Shares of Common Stock		2,392,551
	Eqt Corp	70,300 Shares of Common Stock		1,327,967
	Eqty Lifestyle Pptys Inc	43,006 Shares of Common Stock		4,177,173
	Equitrans Midstream Corp	117,933 Shares of Common Stock		2,361,019
	Equity Commonwealth	52,695 Shares of Common Stock		1,581,377
	Ericsson Ser'B	44,833 Shares of Common Stock		394,027
	Esco Technologies Inc	23,495 Shares of Common Stock		1,549,495
	Esterline Technologies Corp	10,640 Shares of Common Stock		1,292,228
	Eurocommercial	16,019 Shares of Common Stock		494,061
	Euronav	63,200 Shares of Common Stock		449,377
	Evercore Inc	745 Shares of Common Stock		53,312
	Evergy Inc Com	144,500 Shares of Common Stock		8,203,265
	Eversource Energy	30,800 Shares of Common Stock		2,003,232
	Exact Sciences Corp	53,323 Shares of Common Stock		3,364,681
	Experian	81,866 Shares of Common Stock		1,986,240
	Extra Space Storage Inc	19,832 Shares of Common Stock		1,794,399
	Extraction Oil & Gas Inc	152,431 Shares of Common Stock		653,929
	Exxon Mobil Corp	228,000 Shares of Common Stock		15,547,320
	F N B Corp Pa	191,254 Shares of Common Stock		1,881,939
	Familymart Uny Hld	3,000 Shares of Common Stock		380,349
	Fast Retailing Co Ltd	400 Shares of Common Stock		205,514
	Federal Agric Mtg Corp	17,616 Shares of Common Stock		1,064,711
	Ferguson Plc	45,445 Shares of Common Stock		2,903,777
	Ferguson Plc	3,907 Shares of Common Stock		249,644
	Fidelity Natl Finl Inc	52,100 Shares of Common Stock		1,638,024
	Fidelity Natl Information Svcs Inc	62,685 Shares of Common Stock		6,428,347
	Fila Korea Ltd	9,970 Shares of Common Stock		478,038
	Finecobank Spa	43,928 Shares of Common Stock		440,799
	First Data Corp	48,200 Shares of Common Stock		815,062
	Firstenergy Corp	50,600 Shares of Common Stock		1,900,030
	Fiserv Inc	96,544 Shares of Common Stock		7,095,019
	Flight Centre Travel Group Ltd	5,368 Shares of Common Stock		162,198
	Flir Sys Inc	58,008 Shares of Common Stock		2,525,668
	Foot Locker Inc	25,300 Shares of Common Stock		1,345,960
	Forbo Hldgs Ag	440 Shares of Common Stock		616,393
	Fortinet Inc	81,701 Shares of Common Stock		5,754,201
	Fortis Inc Com	4,753 Shares of Common Stock		158,375

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Fortum Oyj	83,148 Shares of Common Stock		$ 1,815,467
	Fortum Oyj	82,938 Shares of Common Stock		1,810,882
	Fortune Brands Home & Sec Inc	155,100 Shares of Common Stock		5,892,249
	Fortune R/Est Inv	304,000 Shares of Common Stock		349,066
	Forum Energy Tech	122,375 Shares of Common Stock		505,409
	Fp Corp	19,900 Shares of Common Stock		1,218,867
	Franklin Covey Co	26,869 Shares of Common Stock		599,985
	Fresenius Se&Kgaa	8,703 Shares of Common Stock		421,632
	Frkln Res Inc	198,300 Shares of Common Stock		5,881,578
	Fuchs Petrolub Se	12,700 Shares of Common Stock		522,358
	Fuji Electric Holindgs Co	34,300 Shares of Common Stock		1,014,478
	Fujifilm Holdings Corp	6,800 Shares of Common Stock		264,649
	Fujitsu	3,000 Shares of Common Stock		187,221
	Gam Holding Ltd	48,580 Shares of Common Stock		190,023
	Gaming & Leisure Pptys Inc	32,100 Shares of Common Stock		1,037,151
	Gardner Denver Hldgs Inc	68,578 Shares of Common Stock		1,402,420
	Gca Corporation	62,900 Shares of Common Stock		379,527
	Gci Liberty Inc	25,100 Shares of Common Stock		1,033,116
	Gem Diamonds	196,200 Shares of Common Stock		277,367
	General Electric Co	644,863 Shares of Common Stock		4,881,613
	General Mills Inc	43,100 Shares of Common Stock		1,678,314
	Genmab As Dkk1	20,218 Shares of Common Stock		3,306,201
	Genting Singapore Ltd	606,600 Shares of Common Stock		433,922
	Gilead Sciences Inc	102,900 Shares of Common Stock		6,436,395
	Glacier Bancorp Inc	43,813 Shares of Common Stock		1,735,871
	Glaxosmithkline	76,547 Shares of Common Stock		1,453,775
	Gmo Internet Inc	64,800 Shares of Common Stock		868,804
	Godaddy Inc	87,042 Shares of Common Stock		5,711,696
	Goldcrest Co Ltd	11,400 Shares of Common Stock		164,690
	Goodman Group	67,747 Shares of Common Stock		506,986
	Gpt Group	51,414 Shares of Common Stock		193,284
	Graftech Intl Ltd	114,895 Shares of Common Stock		1,314,399
	Grainger W W Inc	18,556 Shares of Common Stock		5,239,472
	Grand Canyon Ed Inc	11,001 Shares of Common Stock		1,057,636
	H.Lundbeck A/S	16,892 Shares of Common Stock		738,513
	Hain Celestial Group Inc	84,134 Shares of Common Stock		1,334,365
	Haitong Intl	820,488 Shares of Common Stock		257,799
	Halcon Res Corp	282,432 Shares of Common Stock		480,134
	Hancock Whitney Corp	60,209 Shares of Common Stock		2,086,242
	Hanover Ins Group Inc	22,885 Shares of Common Stock		2,672,281
	Hansen Technologie	182,809 Shares of Common Stock		449,154
	Haulotte Group	23,124 Shares of Common Stock		233,414
	Healthcare Rlty Tr	87,107 Shares of Common Stock		2,477,323
	Hembla Ab Ser'B	30,500 Shares of Common Stock		509,145
	Henderson Land Development	82,500 Shares of Common Stock		410,954

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Henkel Ag & Co	22,196 Shares of Common Stock		$ 2,420,618
	Hermes Intl	3,950 Shares of Common Stock		2,189,087
	Hershey Company	28,501 Shares of Common Stock		3,054,737
	Hess Corp	112,800 Shares of Common Stock		4,568,400
	Hexpol	54,700 Shares of Common Stock		432,190
	Highwoods Pptys Inc	49,919 Shares of Common Stock		1,931,366
	Hikari Tsushin Inc	400 Shares of Common Stock		62,599
	Hilton Worldwide Hldgs Inc	81,036 Shares of Common Stock		5,818,385
	Hitachi Cap Corp	17,500 Shares of Common Stock		369,093
	Hitachi Construction Machinery	12,700 Shares of Common Stock		297,720
	Hitachi	74,000 Shares of Common Stock		1,979,921
	Hogy Medical Co	23,000 Shares of Common Stock		661,395
	Hologic Inc	157,800 Shares of Common Stock		6,485,580
	Home Bancshares Inc	136,167 Shares of Common Stock		2,224,969
	Hong Kong Exchanges & Clear	24,500 Shares of Common Stock		709,088
	Hoya Corp	14,100 Shares of Common Stock		850,125
	Hsbc Hldgs	223,926 Shares of Common Stock		1,844,908
	Hugel Inc Krw500	1,400 Shares of Common Stock		478,670
	Huntsman Corp	100,348 Shares of Common Stock		1,935,713
	Hysan Development	21,000 Shares of Common Stock		99,913
	Iberdrola Sa	176,404 Shares of Common Stock		1,415,224
	Iberiabank Corp	35,818 Shares of Common Stock		2,302,381
	Ibstock Plc	142,300 Shares of Common Stock		360,111
	Icu Med Inc	14,810 Shares of Common Stock		3,400,820
	Idacorp Inc	21,646 Shares of Common Stock		2,014,377
	Idexx Labs Inc	16,236 Shares of Common Stock		3,020,221
	Idorsia Ltd	17,371 Shares of Common Stock		285,816
	Ill Tool Wks Inc	48,800 Shares of Common Stock		6,182,472
	Ima(Ind Macc Auto)	6,200 Shares of Common Stock		385,562
	Implenia Ag	15,100 Shares of Common Stock		506,703
	Inchcape	39,900 Shares of Common Stock		280,254
	Incitec Pivot	317,149 Shares of Common Stock		732,335
	Independence Group	255,183 Shares of Common Stock		686,259
	Informa Plc	40,731 Shares of Common Stock		326,916
	Ing Groep N.V.	451,042 Shares of Common Stock		4,851,878
	Ing Groep N.V.	81,029 Shares of Common Stock		871,632
	Ingenico Group	6,040 Shares of Common Stock		342,055
	Ingersoll-Rand Plc	64,363 Shares of Common Stock		5,871,836
	Ingevity Corp	28,542 Shares of Common Stock		2,388,680
	Inphi Corp	53,752 Shares of Common Stock		1,728,127
	Insmed Inc	36,895 Shares of Common Stock		484,062
	Integer Hldgs Corp	41,822 Shares of Common Stock		3,189,346
	Integrated Device Technology Inc	79,086 Shares of Common Stock		3,830,135
	Interface Inc	82,446 Shares of Common Stock		1,174,856
	Intermed Cap Grp	48,137 Shares of Common Stock		573,223

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Internet	41,100 Shares of Common Stock		$ 931,647
	Intesa Sanpaolo	1,090,619 Shares of Common Stock		2,418,429
	Intesa Sanpaolo	291,796 Shares of Common Stock		647,053
	Intl Cons Airline	125,517 Shares of Common Stock		992,915
	Intl Paper Co	236,400 Shares of Common Stock		9,541,104
	Investec	63,188 Shares of Common Stock		354,981
	Investor Ab Ser'B	9,732 Shares of Common Stock		412,294
	Ipsen	3,000 Shares of Common Stock		387,013
	Ipsen	1,379 Shares of Common Stock		177,897
	Ipsos	16,900 Shares of Common Stock		396,817
	Iress Limited	127,753 Shares of Common Stock		1,000,112
	Iron Mtn Inc	44,600 Shares of Common Stock		1,445,486
	Itochu Corp	55,400 Shares of Common Stock		942,732
	Ituran Location & Control	20,002 Shares of Common Stock		641,264
	J & J Snack Foods Corp	17,255 Shares of Common Stock		2,494,900
	J2 Global Inc	32,076 Shares of Common Stock		2,225,433
	J2 Global Inc	50,760 Shares of Common Stock		3,521,729
	James Hardie Industries Plc	25,606 Shares of Common Stock		272,563
	Japan Airlines Co	90,000 Shares of Common Stock		3,191,815
	Japan Exchange Group Inc	83,800 Shares of Common Stock		1,358,795
	Japan Lifeline Co	30,900 Shares of Common Stock		399,082
	Japan Post Hold Co	25,000 Shares of Common Stock		288,247
	Jazz Pharmaceuticals Plc	29,151 Shares of Common Stock		3,613,558
	Jbg Smith Properties	48,800 Shares of Common Stock		1,698,728
	Jefferies Finl Group Inc	112,800 Shares of Common Stock		1,958,208
	Jfe Holdings Inc	25,800 Shares of Common Stock		413,167
	Johnson & Johnson	106,200 Shares of Common Stock		13,705,110
	Johnson Ctls Intl Plc	321,725 Shares of Common Stock		9,539,146
	Jpmorgan Chase & Co	263,503 Shares of Common Stock		25,723,163
	Jungheinrich Non-Vtg Prf	50,700 Shares of Common Stock		1,323,754
	Jxtg Holdings Inc	208,900 Shares of Common Stock		1,098,051
	Jyske Bank A/S	12,500 Shares of Common Stock		450,371
	Kadant Inc	16,361 Shares of Common Stock		1,332,767
	Kakaku.Com. Inc	22,900 Shares of Common Stock		405,339
	Kamigumi Co Ltd	5,700 Shares of Common Stock		117,205
	Kar Auction Svcs Inc	63,304 Shares of Common Stock		3,020,867
	Kaz Minerals Plc	66,100 Shares of Common Stock		447,864
	Kbc Groep	4,852 Shares of Common Stock		314,379
	Kellogg Co	21,400 Shares of Common Stock		1,220,014
	Kenedix Inc	76,000 Shares of Common Stock		326,264
	Kepco Plant Service & Engineering Co	6,851 Shares of Common Stock		203,848
	Kerry Properties	96,000 Shares of Common Stock		327,997
	Kimberly-Clark Corp	110,500 Shares of Common Stock		12,590,370
	Kintetsu World Exp	29,900 Shares of Common Stock		442,034
	Kobe Steel Ltd	27,500 Shares of Common Stock		191,496

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Kohls Corp	47,458 Shares of Common Stock		$ 3,148,364
	Kojamo Oyj	44,000 Shares of Common Stock		407,670
	Kolon Industries	9,160 Shares of Common Stock		470,396
	Kon Ahold Delhaize	166,484 Shares of Common Stock		4,201,230
	Konami Holdings Co	14,500 Shares of Common Stock		635,032
	Koninklijke Dsm	4,306 Shares of Common Stock		351,657
	Koninklijke Dsm	25,043 Shares of Common Stock		2,045,178
	Koninklijke Kpn	68,723 Shares of Common Stock		201,115
	Koninklijke Philip	24,772 Shares of Common Stock		875,879
	Kose Corporation	3,300 Shares of Common Stock		519,145
	Kroger Co	105,500 Shares of Common Stock		2,901,250
	Kudelski Sa	33,549 Shares of Common Stock		191,942
	Kurita Water Inds	3,200 Shares of Common Stock		77,699
	Kyocera Corp	2,300 Shares of Common Stock		115,466
	Kyung Dong Navien	12,166 Shares of Common Stock		453,036
	L3 Technologies Inc	21,085 Shares of Common Stock		3,661,621
	Lab Corp Amer Hldgs	16,700 Shares of Common Stock		2,110,212
	Lam Resh Corp	19,101 Shares of Common Stock		2,600,983
	Las Vegas Sands Corp	81,321 Shares of Common Stock		4,232,758
	Lawson Inc	1,300 Shares of Common Stock		82,350
	Lci Industries	51,055 Shares of Common Stock		3,410,474
	Leidos Hldgs Inc	39,300 Shares of Common Stock		2,071,896
	Lennar Corp	89,000 Shares of Common Stock		3,484,350
	Lg Innotek Co	450 Shares of Common Stock		34,845
	Li & Fung	1,578,000 Shares of Common Stock		247,906
	Liberty Expedia Hldgs Inc	39,200 Shares of Common Stock		1,533,112
	Liberty Media Corp	21,500 Shares of Common Stock		795,070
	Lifestyle Internat	281,500 Shares of Common Stock		426,420
	Ligand Pharmaceuticals Incorporated	26,617 Shares of Common Stock		3,611,927
	Linde Plc	67,082 Shares of Common Stock		10,624,678
	Linde Plc	6,059 Shares of Common Stock		959,645
	Link Real Estate Investment	60,000 Shares of Common Stock		607,713
	Live Nation Entertainment Inc	92,384 Shares of Common Stock		4,549,912
	Liveramp Holdings Inc	51,077 Shares of Common Stock		1,973,105
	Lkq Corp	78,300 Shares of Common Stock		1,858,059
	Lloyds Banking	333,300 Shares of Common Stock		220,099
	Loews Corp	172,806 Shares of Common Stock		7,866,129
	Loews Corp	43,200 Shares of Common Stock		1,966,464
	London Stock Exchange Group	6,592 Shares of Common Stock		341,028
	London Stock Exchange Group	43,337 Shares of Common Stock		2,241,981
	Lonza Group Ag	1,580 Shares of Common Stock		408,223
	Lonza Group Ag	9,003 Shares of Common Stock		2,326,095
	Loomis Ab Ser'B	25,200 Shares of Common Stock		812,917
	L'Oreal	4,042 Shares of Common Stock		929,667
	Lvmh Moet Hennessy Louis Vuitton	2,072 Shares of Common Stock		611,574

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Macquarie Gp Ltd	984 Shares of Common Stock		$ 75,266
	Magellan Health Inc	22,918 Shares of Common Stock		1,303,805
	Magna International Inc	146,800 Shares of Common Stock		6,672,060
	Manpowergroup Inc	15,100 Shares of Common Stock		978,480
	Mapfre	60,238 Shares of Common Stock		159,758
	Markel Corp Holding Co	1,300 Shares of Common Stock		1,349,465
	Marsh & Mclennan Co'S Inc	111,653 Shares of Common Stock		8,904,327
	Marubeni Corp	74,100 Shares of Common Stock		521,668
	Masco Corp	4,309 Shares of Common Stock		125,995
	Masmovil Ibercom	26,605 Shares of Common Stock		593,063
	Masonite Intl Corp	67,231 Shares of Common Stock		3,013,966
	Matson Inc	40,062 Shares of Common Stock		1,282,785
	Mattel Inc	138,476 Shares of Common Stock		1,383,375
	Maxim Integrated Prods Inc	60,653 Shares of Common Stock		3,084,205
	Maximus Inc	48,041 Shares of Common Stock		3,126,989
	Maximus Inc	19,600 Shares of Common Stock		1,275,764
	Mazda Motor Corp	7,200 Shares of Common Stock		74,484
	Mcdonald'S Holding Co	1,800 Shares of Common Stock		76,453
	Medidata Solutions Inc	41,548 Shares of Common Stock		2,801,166
	Medifast Inc	5,901 Shares of Common Stock		737,743
	Medipal Holdings Corp	6,900 Shares of Common Stock		148,106
	Medtronic Plc	180,892 Shares of Common Stock		16,453,936
	Medtronic Plc	75,428 Shares of Common Stock		6,860,931
	Meggitt	32,756 Shares of Common Stock		196,492
	Meitec Corporation	17,600 Shares of Common Stock		716,256
	Melia Hotels Intl	89,500 Shares of Common Stock		839,981
	Merck & Co Inc	222,590 Shares of Common Stock		17,008,102
	Meredith Corp	37,155 Shares of Common Stock		1,929,831
	Metlife Inc	210,300 Shares of Common Stock		8,634,918
	Michelin (Cgde)	4,110 Shares of Common Stock		407,347
	Micro Focus Intl	23,545 Shares of Common Stock		414,719
	Microchip Technology Inc	17,834 Shares of Common Stock		1,282,621
	Microsoft Corp	240,112 Shares of Common Stock		24,388,176
	Minerals Technologies Inc	26,759 Shares of Common Stock		1,373,807
	Misumi Group Inc	22,600 Shares of Common Stock		477,687
	Mitsubishi Corp	40,600 Shares of Common Stock		1,117,550
	Mitsubishi Elec Cp	74,100 Shares of Common Stock		821,607
	Mitsubishi Estate Co Ltd	25,100 Shares of Common Stock		395,666
	Mitsubishi Gas Chm	36,000 Shares of Common Stock		543,043
	Mitsubishi Logisne	47,100 Shares of Common Stock		455,910
	Mitsubishi Motor C	114,600 Shares of Common Stock		628,804
*	Mitsubishi UFJ Financial Group	195,000 Shares of Common Stock		956,027
	Mitsui & Co Ltd	103,100 Shares of Common Stock		1,588,575
	Mitsui Fudosan Co Ltd	17,200 Shares of Common Stock		383,302
	Miura Co Ltd	39,800 Shares of Common Stock		908,709

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Mizuho Financial Group	400,000 Shares of Common Stock		$ 620,881
	Mlp Se	59,500 Shares of Common Stock		299,277
	Mmc Norilsk Nickel	111,239 Shares of Common Stock		2,086,844
	Mohawk Inds Inc	8,700 Shares of Common Stock		1,017,552
	Molson Coors Brewing	36,300 Shares of Common Stock		2,038,608
	Moneysupermarket.C	189,600 Shares of Common Stock		665,262
	Monster Beverage Corp	61,086 Shares of Common Stock		3,006,653
	Moodys Corp	43,086 Shares of Common Stock		6,033,763
	Moog Inc	22,137 Shares of Common Stock		1,715,175
*	Morgan Stanley	37,084,930 Shares of Common Stock		1,470,417,474
	Morphosys	8,100 Shares of Common Stock		823,634
	Motorola Solutions Inc	44,937 Shares of Common Stock		5,169,552
	Msc Indl Direct Inc	21,500 Shares of Common Stock		1,653,780
	Msci Inc	26,314 Shares of Common Stock		3,879,473
	Myriad Genetics Inc	75,094 Shares of Common Stock		2,182,983
	Nabtesco Corp	19,000 Shares of Common Stock		414,930
	Nagaileben Co	23,800 Shares of Common Stock		514,331
	National Bk Hldgs Corp	63,436 Shares of Common Stock		1,958,269
	National Grid	7,089 Shares of Common Stock		68,996
	National Storage R Reit Stapled Unit	682,594 Shares of Common Stock		843,359
	Natixis	81,589 Shares of Common Stock		384,173
	Natural Grocers By Vitamin Cottage Inc	20,407 Shares of Common Stock		312,839
	Ncr Corp	55,600 Shares of Common Stock		1,283,248
	Nektar Therapeutics	60,660 Shares of Common Stock		1,993,894
	Neste Oyj	10,225 Shares of Common Stock		787,351
	Nestle Sa	74,480 Shares of Common Stock		6,029,117
	Nestle Sa	71,563 Shares of Common Stock		5,792,988
	Netlink Nbn Trust	949,100 Shares of Common Stock		532,694
	Newcrest Mining Ltd	106,661 Shares of Common Stock		1,636,948
	Newpark Res Inc	175,588 Shares of Common Stock		1,206,290
	News Corp	304,100 Shares of Common Stock		3,451,535
	News Corp	133,400 Shares of Common Stock		1,514,090
	Nexon Co Ltd	115,700 Shares of Common Stock		1,490,080
	Nextage Co Ltd	34,800 Shares of Common Stock		342,243
	Nextera Energy Inc	3,600 Shares of Common Stock		625,752
	Nextera Energy Inc	117,524 Shares of Common Stock		6,774,083
	Nhk Spring Co Ltd	66,700 Shares of Common Stock		586,661
	Nielsen Holdings Plc	207,800 Shares of Common Stock		4,847,974
	Nielsen Holdings Plc	55,000 Shares of Common Stock		1,283,150
	Nihon Parkerizing	67,500 Shares of Common Stock		782,573
	Nikon Corp	118,500 Shares of Common Stock		1,765,916
	Nippon Express Co	1,300 Shares of Common Stock		72,515
	Nippon Shinyaku Co	30,100 Shares of Common Stock		1,917,687
	Nippon Telegraph & Telephone Corp	47,700 Shares of Common Stock		1,948,607
	Nippon Thompson Co	71,000 Shares of Common Stock		316,447

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Nitto Kohki Co Ltd	27,300 Shares of Common Stock		$ 526,019
	Nn Group N.V.	10,468 Shares of Common Stock		416,434
	Nokia Oyj	69,621 Shares of Common Stock		400,324
	Nomura Research Institute	5,900 Shares of Common Stock		219,136
	Nordea Bank Abp	25,003 Shares of Common Stock		210,327
	Novartis Ag	50,857 Shares of Common Stock		4,335,588
	Novo-Nordisk	111,718 Shares of Common Stock		5,098,200
	Ntt Docomo	28,600 Shares of Common Stock		644,520
	O Reilly Automotive Inc	20,995 Shares of Common Stock		7,229,208
	Obic Co Ltd	14,200 Shares of Common Stock		1,098,829
	Oc Oerlikon Corp	26,790 Shares of Common Stock		300,022
	Occidental Petroleum Corp	154,900 Shares of Common Stock		9,507,762
	Oceanfirst Finl Corp	80,247 Shares of Common Stock		1,806,360
	Okinawa Cellular	10,200 Shares of Common Stock		334,685
	Okinawa Elec Power	52,337 Shares of Common Stock		1,017,975
	Olympus Corp	3,700 Shares of Common Stock		113,818
	Omron Corp	9,000 Shares of Common Stock		328,123
	On Semiconductor Corp	92,283 Shares of Common Stock		1,523,592
	One Gas Inc	26,382 Shares of Common Stock		2,100,007
	Optinose Inc	95,033 Shares of Common Stock		589,205
	Oriental Land Co Ltd	800 Shares of Common Stock		80,609
	Orion Corporation Ser'B	2,726 Shares of Common Stock		94,359
	Orion	4,347 Shares of Common Stock		467,503
	Orix Corp	21,300 Shares of Common Stock		311,691
	Osram Licht Ag	12,724 Shares of Common Stock		551,563
	Otsuka Corp	42,900 Shares of Common Stock		1,180,860
	Oxford Inds Inc	22,752 Shares of Common Stock		1,616,302
	Pacira Pharmaceuticals Inc	42,643 Shares of Common Stock		1,834,502
	Packaging Corp Amer	35,236 Shares of Common Stock		2,940,797
	Pacwest Bancorp	51,731 Shares of Common Stock		1,721,608
	Panasonic Corp	31,100 Shares of Common Stock		280,797
	Pandora A/S	4,358 Shares of Common Stock		177,112
	Patrizia Immo Ag	35,000 Shares of Common Stock		666,171
	Pebblebrook Hotel Tr	57,054 Shares of Common Stock		1,615,199
	Penn Natl Gaming Inc	84,124 Shares of Common Stock		1,584,055
	Pepsico Inc	71,306 Shares of Common Stock		7,877,887
	Pernod Ricard	17,531 Shares of Common Stock		2,871,813
	Perrigo Company Limited	110,200 Shares of Common Stock		4,270,250
	Petrol Brasileiros Prf	592,200 Shares of Common Stock		3,465,419
	Peugeot Sa	48,681 Shares of Common Stock		1,037,588
	Pfizer Inc	467,160 Shares of Common Stock		20,391,534
	Pg& E Corp	190,097 Shares of Common Stock		4,514,804
	Pg& E Corp	50,399 Shares of Common Stock		1,196,976
	Philip Morris Intl	138,100 Shares of Common Stock		9,219,556
	Pnm Res Inc	46,934 Shares of Common Stock		1,928,518

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Points Intl Ltd	51,507 Shares of Common Stock		$ 513,010
	Pola Orbis Hldg	6,000 Shares of Common Stock		162,366
	Polyone Corp	47,002 Shares of Common Stock		1,344,257
	Pool Corp	32,965 Shares of Common Stock		4,900,247
	Post Hldgs Inc	14,400 Shares of Common Stock		1,283,472
	Poste Italiane Spa	133,197 Shares of Common Stock		1,063,413
	Ppdc Energy Inc	40,724 Shares of Common Stock		1,211,946
	Ppg Ind Inc	15,800 Shares of Common Stock		1,615,234
	Ppl Corp	84,600 Shares of Common Stock		2,396,718
	Pra Health Sciences Inc	27,284 Shares of Common Stock		2,509,037
	Premier Inc	157,121 Shares of Common Stock		5,868,469
	Prestige Consumer Healthcare Inc	62,019 Shares of Common Stock		1,915,147
	Prima Meat Packers	22,900 Shares of Common Stock		409,514
	Progenics Pharmaceuticals Inc	208,153 Shares of Common Stock		874,243
	Progressive Corp	41,500 Shares of Common Stock		2,503,695
	Proofpoint Inc	28,770 Shares of Common Stock		2,411,214
	Prosegur Seguridad	184,400 Shares of Common Stock		932,144
	Proximus	3,566 Shares of Common Stock		96,286
	Psp Swiss Property	7,538 Shares of Common Stock		740,571
	Puma Biotechnology Inc	41,786 Shares of Common Stock		850,345
	Puma Se	1,200 Shares of Common Stock		585,750
	Pure Storage Inc	191,049 Shares of Common Stock		3,072,068
	Qualcomm Inc	215,400 Shares of Common Stock		12,258,414
	Quanta Svcs Inc	151,263 Shares of Common Stock		4,553,016
	Radian Group Inc	143,648 Shares of Common Stock		2,350,081
	Radisson Hospitality Ab	208,300 Shares of Common Stock		963,280
	Raffles Medical	730,294 Shares of Common Stock		589,379
	Rami Levi	9,000 Shares of Common Stock		463,397
	Range Res Corp	121,279 Shares of Common Stock		1,160,640
	Raytheon Co	32,100 Shares of Common Stock		4,922,535
	Red Electrica Corp	10,638 Shares of Common Stock		237,075
	Relx Plc	39,432 Shares of Common Stock		811,816
	Relx Plc	8,201 Shares of Common Stock		168,840
	Renasant Corp	61,856 Shares of Common Stock		1,866,814
	Renewi Plc	1,871,375 Shares of Common Stock		785,325
	Rentokil Initial	436,121 Shares of Common Stock		1,872,956
	Resona Holdings	304,000 Shares of Common Stock		1,464,930
	Rexel	62,482 Shares of Common Stock		664,265
	Rexnord Corp	4,699 Shares of Common Stock		107,842
	Ricoh Leasing	14,900 Shares of Common Stock		444,766
	Rio Tinto Limited	8,619 Shares of Common Stock		476,138
	Rio Tinto	92,442 Shares of Common Stock		4,391,484
	Roche Hldgs Ag	28,176 Shares of Common Stock		6,956,825
	Rolls Royce Hldgs	2,124,970 Shares of Common Stock		2,706
	Rolls Royce Hldgs	46,195 Shares of Common Stock		488,322

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Ross Stores Inc	63,309 Shares of Common Stock		$ 5,267,309
	Royal Bk Scot	83,724 Shares of Common Stock		231,069
	Royal Dutch Shell 'A'Shs	99,029 Shares of Common Stock		2,910,296
	Royal Dutch Shell 'B'Ord	78,053 Shares of Common Stock		2,326,154
	Royal Mail Plc	21,399 Shares of Common Stock		74,158
	Rpc Group	56,500 Shares of Common Stock		469,169
	Ryohin Keikaku Co	4,500 Shares of Common Stock		1,088,958
	S.W. Airl Co	216,000 Shares of Common Stock		10,039,680
	Saf Holland	79,100 Shares of Common Stock		1,012,739
	Safran Sa	11,632 Shares of Common Stock		1,401,517
	Safran Sa	10,600 Shares of Common Stock		1,277,173
	Saia Inc	21,991 Shares of Common Stock		1,227,538
	Sam Yung Trading	46,227 Shares of Common Stock		582,087
	Sampo Plc Ser'A	4,714 Shares of Common Stock		206,984
	San-A Co Ltd	8,400 Shares of Common Stock		318,115
	San-Ai Oil Co	80,400 Shares of Common Stock		798,028
	Sandvik Ab	115,579 Shares of Common Stock		1,647,152
	Sandy Spring Bancorp Inc	45,012 Shares of Common Stock		1,410,676
	Sanofi	19,421 Shares of Common Stock		1,679,737
	Sanwa Holdings	42,000 Shares of Common Stock		478,130
	Sap Se	46,296 Shares of Common Stock		4,600,620
	Sartorius Stedim B	11,100 Shares of Common Stock		1,108,381
	Sato Holdings	23,100 Shares of Common Stock		549,524
	Sats Ltd	162,100 Shares of Common Stock		554,208
	Scentre Group	177,340 Shares of Common Stock		486,905
	Schneider Electric	9,770 Shares of Common Stock		666,987
	Schneider Electric	8,978 Shares of Common Stock		612,918
	Schroders Vtg Shs	3,992 Shares of Common Stock		124,207
	Scor Se	11,900 Shares of Common Stock		535,977
	Seacoast Bkg Corp	78,292 Shares of Common Stock		2,037,158
	Seek Limited	21,112 Shares of Common Stock		251,479
	Segro Plc	75,877 Shares of Common Stock		568,805
	Sekisui Jushi Corp	44,100 Shares of Common Stock		777,774
	Selective Ins Group Inc	38,907 Shares of Common Stock		2,370,993
	Sempra Energy Inc	7,200 Shares of Common Stock		778,968
	Sempra Energy Mandatory Pfd	10,603 Shares of Common Stock		1,022,553
	Sempra Energy Pfd Conv Ser A	46,463 Shares of Common Stock		4,419,096
	Semtech Corp	41,373 Shares of Common Stock		1,897,780
	Semtech Corp	111,364 Shares of Common Stock		5,108,267
	Senior	205,700 Shares of Common Stock		496,189
	Sensient Technologies Corp	28,305 Shares of Common Stock		1,580,834
	Seobu T&D	41,049 Shares of Common Stock		329,632
	Ses Fdr	46,089 Shares of Common Stock		880,394
	Seven & I Holdings	6,400 Shares of Common Stock		279,007
	Shimadzu Corp	4,900 Shares of Common Stock		97,093

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Shimamura Co	2,100 Shares of Common Stock		$ 160,780
	Shinsei Bank	42,800 Shares of Common Stock		510,643
	Shionogi & Co Ltd	18,700 Shares of Common Stock		1,068,839
	Ship Healthcare Holdings Inc	18,500 Shares of Common Stock		683,749
	Shire Plc	18,790 Shares of Common Stock		1,094,841
	Shiseido Co Ltd	4,400 Shares of Common Stock		276,396
	Shutterfly Inc	85,759 Shares of Common Stock		3,452,657
	Shutterstock Inc	78,361 Shares of Common Stock		2,821,780
	Signature Bk Ny	29,100 Shares of Common Stock		2,991,771
	Silgan Hldgs Inc	54,235 Shares of Common Stock		1,281,031
	Siltronic Ag	4,300 Shares of Common Stock		354,902
	Simpson Mfg Inc	29,401 Shares of Common Stock		1,591,476
	Singapore Airlines	13,800 Shares of Common Stock		95,375
	Sino Land Co	306,000 Shares of Common Stock		524,503
	Six Flags Entmt Corp	15,732 Shares of Common Stock		875,171
	Skand Enskilda Bkn Ser'A	33,176 Shares of Common Stock		322,186
	Smartone Telecom	121,002 Shares of Common Stock		134,149
	Smcp Sas	30,532 Shares of Common Stock		469,929
	Smith & Nephew	80,856 Shares of Common Stock		1,507,601
	Smucker J M Co	13,800 Shares of Common Stock		1,290,162
	Societe Generale	15,044 Shares of Common Stock		478,436
	Softbank Group Corp	11,600 Shares of Common Stock		772,347
	Solaris Oilfield Infrastructure Inc	100,983 Shares of Common Stock		1,220,884
	Solarwinds Corp	117,435 Shares of Common Stock		1,624,126
	Sompo Holdings Inc	5,300 Shares of Common Stock		180,282
	Sonova Holding Ag	14,566 Shares of Common Stock		2,372,996
	Sonova Holding Ag	7,452 Shares of Common Stock		1,214,030
	Sony Corp	45,000 Shares of Common Stock		2,184,478
	South Jersey Inds Inc	66,778 Shares of Common Stock		1,856,428
	South32 Ltd	300,886 Shares of Common Stock		709,610
	Southern Co	314,900 Shares of Common Stock		13,830,408
	Spar Nord Bank	47,400 Shares of Common Stock		379,755
	Spark Infr Group	346,601 Shares of Common Stock		539,256
	Spartannash Co	59,070 Shares of Common Stock		1,014,823
	Speedcast Intl Ltd	153,626 Shares of Common Stock		314,724
	Spirit Aerosystems Hldgs Inc	43,207 Shares of Common Stock		3,114,793
	Splunk Inc	28,053 Shares of Common Stock		2,941,357
	Square Enix Holdings Co Ltd	18,200 Shares of Common Stock		495,497
	St James'S Place	25,000 Shares of Common Stock		300,570
	Stamps Com Inc	20,022 Shares of Common Stock		3,116,224
	Stanley Black & Decker Inc	25,810 Shares of Common Stock		3,090,489
	Stanley Electric	14,600 Shares of Common Stock		411,193
	Stars Group Inc	46,500 Shares of Common Stock		768,180
	Std Life Aberdeen	169,484 Shares of Common Stock		554,207
	Stericycle Inc	34,800 Shares of Common Stock		1,276,812

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

(b)	(c)	(d)	Current
Identity of Issuer	Description of Investment	Cost**	Value
Corporate equities (continued)
Stericycle Inc	73,952 Shares of Common Stock		$ 2,713,299
Sterling Bancorp	140,322 Shares of Common Stock		2,316,716
Sthree	123,600 Shares of Common Stock		451,000
Stockland	162,742 Shares of Common Stock		403,288
Strategic Ed Inc	32,182 Shares of Common Stock		3,650,082
Subaru Corporation	19,500 Shares of Common Stock		419,450
Sumitomo Corp	42,700 Shares of Common Stock		607,720
Sumitomo Dainippon Pharma Co Ltd	52,000 Shares of Common Stock		1,656,474
Sumitomo Heavy Ind	23,800 Shares of Common Stock		710,432
Sumitomo Mitsui Financial Group	19,200 Shares of Common Stock		637,871
Sumitomo Realty & Development	6,800 Shares of Common Stock		249,527
Sun Hung Kai Co	493,000 Shares of Common Stock		232,982
Sun Hung Kai Prop	120,000 Shares of Common Stock		1,710,487
Sundrug Co Ltd	3,700 Shares of Common Stock		110,445
Sundrug Co Ltd	30,600 Shares of Common Stock		913,412
Sunstone Hotel Invs Inc	125,157 Shares of Common Stock		1,628,293
Supernus Pharmaceuticals Inc	83,072 Shares of Common Stock		2,759,652
Suruga Bank	100,900 Shares of Common Stock		373,380
Suzuken Co Ltd	5,400 Shares of Common Stock		275,131
Swedbank Ag Sek20	6,410 Shares of Common Stock		142,973
Swedish Match	76,169 Shares of Common Stock		2,999,216
Swire Properties Ltd	137,000 Shares of Common Stock		481,202
Swiss Life Holdings	1,052 Shares of Common Stock		404,024
Symrise Ag	24,465 Shares of Common Stock		1,803,882
Synopsys Inc	55,445 Shares of Common Stock		4,670,687
Taiheiyo Cement	8,100 Shares of Common Stock		250,645
Taisei Corp	19,600 Shares of Common Stock		840,523
Taiyo Nippon Sanso Corp	68,300 Shares of Common Stock		1,118,049
Tandem Diabetes Care Inc	7,468 Shares of Common Stock		283,560
Tapestry Inc	60,390 Shares of Common Stock		2,038,163
Te Connectivity Ltd	68,800 Shares of Common Stock		5,203,344
Tecan Group Ag	5,760 Shares of Common Stock		1,114,839
Technicolor	64,028 Shares of Common Stock		69,827
Tecnicas Reunidas	21,100 Shares of Common Stock		514,731
Ted Baker Ord	17,400 Shares of Common Stock		343,490
Telecom Italia Spa	127,399 Shares of Common Stock		70,386
Teleflex Inc	15,969 Shares of Common Stock		4,127,667
Telefonica Sa	11,677 Shares of Common Stock		97,965
Teleperformance Societe Europeenne	8,400 Shares of Common Stock		1,340,503
Teleperformance Societe Europeenne	6,448 Shares of Common Stock		1,028,996
Telia Company Ab	188,898 Shares of Common Stock		894,436
Terreno Rlty Corp	69,748 Shares of Common Stock		2,453,037
Tesco	76,730 Shares of Common Stock		185,772
Tetra Tech Inc	54,810 Shares of Common Stock		2,837,514
Texas Instruments Inc	80,200 Shares of Common Stock		7,578,900

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Tgr Investment Inc	1,159 Shares of Common Stock		$ 477,481
	Thales Sa	2,176 Shares of Common Stock		253,724
	The Trade Desk Inc	30,103 Shares of Common Stock		3,493,754
	Thermo Fisher Corp	15,400 Shares of Common Stock		3,446,366
	Thk Co Ltd	6,400 Shares of Common Stock		120,283
	Tikkurila Oyj	9,700 Shares of Common Stock		133,284
	Timken Co	31,987 Shares of Common Stock		1,193,755
	Tokio Marine Holdings Inc	12,300 Shares of Common Stock		587,001
	Tokyo Elec Power H	218,800 Shares of Common Stock		1,302,250
	Tokyo Electron	1,000 Shares of Common Stock		114,068
	Tokyo Gas Co Ltd	6,800 Shares of Common Stock		172,642
	Tokyo Ohka Kogyo	21,700 Shares of Common Stock		584,060
	Tokyo Tatemono Co	56,800 Shares of Common Stock		590,184
	Topbuild Corp	28,684 Shares of Common Stock		1,290,780
	Tosoh Corp	23,300 Shares of Common Stock		304,112
	Total	95,358 Shares of Common Stock		5,034,013
	Toyota Motor Corp	11,100 Shares of Common Stock		648,103
	Toyota Tsusho Corp	8,400 Shares of Common Stock		248,444
	Transcanada Corp	299,742 Shares of Common Stock		10,700,789
	Trinity Ind Inc	64,200 Shares of Common Stock		1,321,878
	Tui Ag	5,472 Shares of Common Stock		78,438
	Twenty-First Centy Fox Inc	345,200 Shares of Common Stock		16,493,656
	Tyson Foods Inc	262,195 Shares of Common Stock		14,001,213
	Ucb	25,362 Shares of Common Stock		2,067,170
	Udg Healthcare Plc	47,100 Shares of Common Stock		358,120
	Umpqua Hldgs	86,353 Shares of Common Stock		1,373,013
	Unibail-Rodamco-Westfield	1,426 Shares of Common Stock		220,720
	Unicaja Banco	443,100 Shares of Common Stock		582,509
	Unicharm Corp	6,300 Shares of Common Stock		204,363
	Unicredit Spa	29,684 Shares of Common Stock		335,736
	Unilever Nv Cva	5,665 Shares of Common Stock		307,089
	Unilever Plc	25,956 Shares of Common Stock		1,358,170
	Unite Group	92,957 Shares of Common Stock		954,224
	United Arrows Ltd	11,500 Shares of Common Stock		368,432
	United Internet Ag	12,134 Shares of Common Stock		529,872
	United Parcel Svc Inc	74,600 Shares of Common Stock		7,275,738
	United Technologies Corp	33,198 Shares of Common Stock		3,534,923
	United Therapeutics Corp	10,000 Shares of Common Stock		1,089,000
	Uniti Group Inc	46,800 Shares of Common Stock		728,676
	Upm-Kymmene Corp	53,034 Shares of Common Stock		1,342,862
	Us Bancorp	265,235 Shares of Common Stock		12,121,240
	Us Foods Hldg Corp	59,000 Shares of Common Stock		1,866,760
	Utd O/S Bank	12,900 Shares of Common Stock		232,541
	Vail Resorts Inc	14,523 Shares of Common Stock		3,061,739
	Value Partners Gp	839,000 Shares of Common Stock		581,884

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Veeva Sys Inc	28,137 Shares of Common Stock		$ 2,513,197
	Vereit Inc	271,500 Shares of Common Stock		1,941,225
	Verizon Communications	286,500 Shares of Common Stock		16,107,030
	Viacom Inc	58,600 Shares of Common Stock		1,506,020
	Viavi Solutions Inc	227,248 Shares of Common Stock		2,283,842
	Vinci	27,529 Shares of Common Stock		2,266,453
	Vodafone Group	532,696 Shares of Common Stock		1,037,337
	Volvo Ab Ser'B	63,008 Shares of Common Stock		824,036
	Vonovia Se	10,234 Shares of Common Stock		463,163
	Vontobel Hldg Ag	13,650 Shares of Common Stock		697,870
	Vulcan Materials Co	15,700 Shares of Common Stock		1,551,160
	Wabco Hldgs Inc	4,178 Shares of Common Stock		448,467
	Walmart Inc	113,800 Shares of Common Stock		10,600,470
	Waste Connections Inc	34,467 Shares of Common Stock		2,559,175
	Waste Mgmt Inc Del	30,639 Shares of Common Stock		2,726,565
	Weight Watchers Intl Inc	55,444 Shares of Common Stock		2,137,366
	Weight Watchers Intl Inc	23,948 Shares of Common Stock		923,195
	Welcia Holdings Co Ltd	19,400 Shares of Common Stock		877,036
	Wells Fargo & Co	510,904 Shares of Common Stock		23,542,456
	Wesfarmers Ltd	47,212 Shares of Common Stock		1,070,904
	Western Alliance Bancorporation	45,801 Shares of Common Stock		1,808,681
	Wharf(Hldgs)	276,000 Shares of Common Stock		719,140
	Wheelock & Company	59,000 Shares of Common Stock		337,225
	Wienerberger Ag	71,493 Shares of Common Stock		1,471,090
	Willdan Group Inc	14,856 Shares of Common Stock		519,663
	Williams Co Inc	83,300 Shares of Common Stock		1,836,765
	Willis Towers Watson Plc	14,500 Shares of Common Stock		2,201,970
	Willis Towers Watson Plc	17,675 Shares of Common Stock		2,684,126
	Wing Tai Holdings	361,200 Shares of Common Stock		511,457
	Wirecard Ag	51,711 Shares of Common Stock		7,850,264
	Wirecard Ag	15,047 Shares of Common Stock		2,284,290
	Wix.Com Ltd	47,042 Shares of Common Stock		4,249,774
	Wolverine World Wide Inc	58,871 Shares of Common Stock		1,877,396
	Wood Group (John)	121,100 Shares of Common Stock		780,727
	Woodside Petroleum	12,284 Shares of Common Stock		270,853
	World Wrestling Entmnt	33,101 Shares of Common Stock		2,473,307
	Wsfs Financial Corp	43,089 Shares of Common Stock		1,633,504
	Wynn Macau Ltd	54,800 Shares of Common Stock		119,548
	Wynn Macau Ltd	190,400 Shares of Common Stock		415,364
	Xpo Logistics Inc	9,756 Shares of Common Stock		556,482
	Xpo Logistics Inc	34,089 Shares of Common Stock		1,944,437
	Yamazen Corp	51,700 Shares of Common Stock		486,300
	Yangzijiang Shipbu	219,700 Shares of Common Stock		201,486
	Yuasa Trading Co	25,000 Shares of Common Stock		716,629
	Yue Yuen Indl Hld	112,000 Shares of Common Stock		358,344

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Zayo Group Hldgs Inc	61,600 Shares of Common Stock		$ 1,406,944
	Zimmer Biomet Hldgs Inc	15,400 Shares of Common Stock		1,597,288
	Zimmer Biomet Hldgs Inc	26,600 Shares of Common Stock		2,758,952
	Zuken Inc	67,400 Shares of Common Stock		918,407
	Zumtobel Group Ag	51,700 Shares of Common Stock		420,207
	Zurich Insurance Group Ag	11,247 Shares of Common Stock		3,343,980

	Cash and cash equivalents
	Interest-Bearing Cash	USD deposits		1,964,311
	Cash	Foreign currency and collaterals		53,295,765

	Government securities
	Federal Home Loan Banks	Fhlb Disc Nt 01-09-2019 0% Disc Nts 09/01/2019 Usd		26,809,942
	Federal Home Loan Banks	Fhlb Disc Nt 02-06-2019 0% Disc Nts 06/02/2019 Usd		26,705,281
	Federal Home Loan Banks	Cons Disc Nts 02-08-2019		25,673,945
	Federal Home Loan Banks	Fhlb Disc Nt 01-23-2019 0% Disc Nts 23/01/2019 Usd		24,510,932
	Federal Home Loan Banks	Fhlb Disc Nt 01-16-2019 0% Bds 16/01/19 Usd1000		23,408,304
	Federal Home Loan Banks	Fhlb Disc Nt 01-25-2019 0% Disc Nts 25/01/2019 Usd		21,515,451
	Federal Home Loan Banks	Fhlb Fltg Tranche 00577 04-20-2020		18,001,476
	Federal Home Loan Banks	Fhlb Disc Nt 01-18-2019 0% Disc Nts 18/01/2019 Usd		15,256,952
	Federal Home Loan Banks	Fhlb Disc Nt 02-11-2019 0% Disc Nts 11/02/2019 Usd		13,114,377
	Federal Home Loan Banks	Cons Bd Fltg Rate Due 07-19-2019 Reg		12,815,462
	Federal Home Loan Banks	Fhlb Disc Nt 03-20-2019 0% Disc Nts 20/03/2019 Usd		12,745,020
	Federal Home Loan Banks	Fhlb Disc Nt 02-13-2019 0% Disc Nts 13/02/2019 Usd		11,332,485
	Federal Home Loan Banks	Fltg 09-09-2019		10,745,980
	Federal Home Loan Banks	Fltg 06-14-2019		10,498,404
	Federal Home Loan Banks	Fhlb Disc Nt 05-31-2019 0% Disc Nts 31/05/2019 Usd		10,077,830
	Federal Home Loan Banks	Fhlb Disc Nt 05-24-2019 0% Disc Nts 24/05/2019 Usd		9,952,877
	Federal Home Loan Banks	Flgt 07-05-2019		8,998,632
	Federal Home Loan Banks	Fhlb Disc Nt 02-14-2019 0% Disc Nts 14/02/2019 Usd		8,206,405
	Federal Home Loan Banks	Fltg 03-25-2019		7,998,984
	Federal Home Loan Banks	Fltg Rt Due 09-11-2019		7,998,352
	Federal Home Loan Banks	Fltg 02-24-2020		7,440,861
	Federal Home Loan Banks	Fltg Rate 02-25-2019		7,375,266
	Federal Home Loan Banks	Fhlb Disc Nt 01-04-2019 0% Disc Nts 04/01/2019 Usd		7,344,030
	Federal Home Loan Banks	Fhlb Disc Nt 01-11-2019 0% Disc Nts 11/01/2019 Usd		7,274,974
	Federal Home Loan Banks	Cons Bd Fltg 02-12-2019		7,084,511
	Federal Home Loan Banks	Cons Bd Dtd 02/27/2018 Fltg Rate 08-27-2019		5,623,172
	Federal Home Loan Banks	Fltg Rate 12-21-2020 Reg		5,576,792
	Federal Home Loan Banks	Fhlb Disc Nt 05-03-2019 0% Disc Nts 03/05/2019 Usd		5,380,325
	Federal Home Loan Banks	Flgt Rt 1.952%02-01-2019		5,269,868
	Federal Home Loan Banks	Fhlb Disc Nt 03-04-2019 0% Disc Nts 04/03/2019 Usd		5,233,021
	Federal Home Loan Banks	Fhlb Disc Nt 02-15-2019 0% Disc Nts 15/02/2019 Usd		5,054,771
	Federal Home Loan Banks	Fltg Rate 02-25-2019		4,739,858
	Federal Home Loan Banks	Fhlb Disc Nt 06-21-2019 0% Disc Nts 21/06/2019 Usd		4,708,312

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Federal Home Loan Banks	Fltg Due 04-17-2020		$ 4,620,777
	Federal Home Loan Banks	Fltg 02-20-2020		4,187,716
	Federal Home Loan Banks	Federal Home Loan Banks Fltg 06-24-2019		3,764,462
	Federal Home Loan Banks	Fltg Rt 12-19-2019		3,260,571
	Federal Home Loan Banks	Tranche 00658 Fltg Rt 06-20-2019 Reg		3,210,777
	Federal Home Loan Banks	Fhlb Disc Nt 02-05-2019 0% Disc Nts 05/02/2019 Usd		2,733,788
	Federal Home Loan Banks	Fhlb Tranche 00660 06-20-2019		2,630,623
	Federal Home Loan Banks	Cons Bd Fltg Rt 06-12-2019		2,540,589
	Federal Home Loan Banks	Fhlb Disc Nt 02-20-2019 0% Disc Nts 20/02/2019 Usd		2,277,296
	Federal Home Loan Banks	Fhlb Disc Nt 03-21-2019 0% Disc Nts 21/03/2019 Usd		2,218,360
	Federal Home Loan Banks	Fhlb Frn Snr 06/2019 Usd 06-24-2019		1,879,731
	Federal Home Loan Banks	Federal Home Loan Banks Fltg Rate 02-11-2019 Reg		1,839,972
	Federal Home Loan Banks	Fltg 06-21-2019 Reg		1,434,793
	Federal Home Loan Banks	Fhlb Disc Nt 03-06-2019 0% Disc Nts 06/03/2019 Usd		1,175,003
	Federal Home Loan Banks	Fltg Due 06-20-2019 Reg		939,868
	Federal Home Loan Banks	Fltg Due 06-28-2019 Reg		939,863
	Federal Home Loan Banks	Corp Pool #G08841 3.5% 10-01-2048 Beo		538,051
	Federal Home Loan Banks	Corp Ser 4678 Cl Af Fltg Rt 12-15-2042		216,436
	FFCB	Cons Fltg 02-07-2020		8,906,053
	FFCB	0% Disc 01-16-2019		7,922,458
	FFCB	Disc Nt Due 07-29-2019 Ffcb Discount Nt		6,854,440
	FFCB	Disc Nt Due 02-04-2019		4,969,020
	FFCB	Disc Nt 06-17-2019		4,924,224
	FFCB	Disc Nt 08-15-2019		4,500,646
	FFCB	Disc Nt 07-22-2019		4,426,197
	FFCB	Disc Nt 03-11-2019		4,385,925
	FFCB	Disc Nt 03-19-2019		4,383,651
	FFCB	Cons Systemwide Bds Fltg Corp Due 12-14-2020 Reg		4,312,536
	FFCB	Fltg Rate 09-11-2020		3,930,239
	FFCB	Discount Nt Disc Nt 06-28-2019		3,408,232
	FFCB	Disc Nt Due 09-12-2019		3,116,117
	FFCB	Fltg Rt 08-17-2020		2,811,341
	FFCB	Cons Systemwide Disc Nt 04-12-2019		1,157,602
	FHLMC	Gold Single Family 4% 30 Years Settles January		4,077,736
	FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		135,649
	FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		88,176
	FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		80,758
	FHLMC	Gold Q50962 3.5% 09-01-2047		54,812
	FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		48,609
	FHLMC	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		7,103
	FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		3,464
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		26,495,310
	FNMA	Single Family Mortgage 4% 30 Years Settles February		22,711,167
	FNMA	Single Family Mortgage 4% 30 Years Settles February		20,368,760
	FNMA	Single Family Mortgage 4% 30 Years Settles January		11,722,813

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Single Family Mortgage 4% 30 Years Settles January		$ 10,193,750
	FNMA	Single Family Mortgage 4% 30 Years Settles January		9,276,313
	FNMA	Single Family Mortgage 3.5% 15 Years Settles February		9,102,483
	FNMA	Tranche 00674 .875 08-02-2019		5,924,557
	FNMA	Single Family Mortgage 4.5% 30 Years Settles February		4,138,204
	FNMA	Mtg Pool #Aj1509 4% 09-01-2041 Beo		1,038,325
	FNMA	Sr 06-114 Cl Af Fltg 12-25-2036		1,016,880
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		708,922
	FNMA	Pool #Ax5306 3.5% 01-01-2027 Beo		561,320
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		411,150
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		402,638
	FNMA	Mtg Pool #Ai2095 4% 05-01-2026 Beo		299,448
	FNMA	Single Family Mortgage 3% 30 Years Settles February		292,231
	FNMA	Mtg Pool #Ak2411 4% Due 02-01-2042 Beo		263,118
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		227,102
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		151,166
	FNMA	Mtg Ah6737 4 2-1-2026		105,103
	FNMA	Fnr 2007-56 Gs Flt Rt		89,036
	FNMA	Mtg Pool #Ah9391 4% 03-01-2026 Beo		73,343
	FNMA	Mtg Pool #Al5548 4.42% Due 05-01-2038 Beo		70,716
	FNMA	Fnra361225Be#Mbs Remic Adjustable 12-25-2036		50,780
	FNMA	Ser 2007-89 Cl Sd Fltg Rt		50,036
	FNMA	Remic Ser 2005-84 Cl-Sg Flt Rt		44,740
	FNMA	Remic Tr 2011-60 Cl-Oa Prin		40,606
	FNMA	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		39,081
	FNMA	Fed Natl Mtg Assn Gtd Mtg Pool #Al1378 6Due 02-01-2027 Beo		34,598
	FNMA	Ser 2007-32 Cl Sa Fltg Rt		21,536
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		16,736
	FNMA	Pool #As0508 3.5% 09-01-2028 Beo		16,016
	FNMA	Mtg Pool #Al7632 3.5% 10-01-2030 Beo		15,713
	FNMA	Pool #Aw6899 3.5% 07-01-2029 Beo		14,287
	FNMA	2007-15 Cl Ai Var 03-25-2037		13,988
	FNMA	Pool #Ae7017 3.5% Due 10-01-2020 Reg		10,125
	FNMA	Mtg Pool #Al0846 3.5% 10-01-2026 Beo		5,925
	FNMA	Fr Cmo 25/03/37 Usd 03-25-2037		5,831
	FNMA	Remic Tr 2009-87 Cl-Hs Var		5,432
	FNMA	Ser 2007-4 Cl Sl Fltg Rt		3,801
	FNMA	Ser 2011-40 Cl Sx Var Rt Due 11-25-2040 Beo		908
	FNMA	Single Family Mortgage 0% 30 Years Settles January		(584,822)
	GNMA	2016-H13 Remic Pass Thru Secs Cl Ft05-20-2066		274,806
	GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		455,352
	GNMA	2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		152,794
	GNMA	2017-H05 Remic Passthru Ctf Cl Fc Fltg 02-20-2067		101,405
	GNMA	2017-H14 Remic Passthru Ctf Cl Fg 06-20-2067		597,235
	GNMA	Jumbos 4.5% 30 Years Settles February		2,687,090

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	GNMA	Jumbos 5% 30 Years Settles January		$ (2,081,484)
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		288,020
	GNMA	Pool #Ak8998 3% 07-15-2045 Beo		664,539
	GNMA	Pool #Al1871 3% 01-15-2045 Beo		279,553
	GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		208,480
	GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		204,556
	GNMA	Remic Ser 2013-H16 Cl Fa Fltg 07-20-2063		130,512
	GNMA	Remic 2015-H30 Cl Fd Flt Rt 10-20-2065		142,098
	GNMA	Remic Sr 16-H09 Cl Fb Fltg Rt 04-20-2066		85,908
	GNMA	Ser 15-H08 Cls Fb Fltg Due 03-20-2065		466,823
	GNMA	Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		238,502
	GNMA	Pool #Ma5468 Ser 2048 5% Due 09-20-2048 Reg		4,146,471
	Small business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		231,698
	United States of America	Treas Bills Tbill 01-17-2019		20,045,898
	United States of America	Treasury 01-31-2019 Wi Treas Bills		19,963,100
	United States of America	Us Treas Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		15,403,210
	United States of America	Treas Bills 0% 02-07-2019		13,138,866
	United States of America	Treas Nts Dtd 01/15/2016 01-15-2026		12,222,838
	United States of America	Treas Nts Dtd 12/31/2015 2.125% Due 12-31-2022 Reg		12,027,956
	United States of America	Treas Nts Frn Due 10-31-2020 Reg		7,987,912
	United States of America	Treas Infl Index Nts 0.500005% 01-15-2028		6,788,260
	United States of America	Treas Bonds 04-15-2028		6,294,382
	United States of America	Treas Notes 0.125% Infl Idx 04-15-2020		6,185,052
	United States of America	Treas Bills 0% T-Bill 02-21-2019		6,075,002
	United States of America	Infl Indxd Treas Notes 0.25% Tb 01-15-25 Usd1000 A-2025		6,036,611
	United States of America	Treas Notes 1.25 07-15-2020		5,773,724
	United States of America	Us Of Amer Treas Notes Idx Lkd Nt 1.375 Nts Tips 1/15/2020		5,670,765
	United States of America	Treas Nts Wi Treasury Note2% Due 11-15-2026 Reg		5,441,049
	United States of America	Us Treas Bds Index Linked 2.5 Due 01-15-2029 Reg		5,199,308
	United States of America	Treas Nts 2.020859148% Due07-31-2020 Reg		4,997,410
	United States of America	Us Treas Nts Index Linked 1.875 Due 07-15-2019 Reg		4,721,479
	United States of America	Treas Infl Nts 0.375% Dtd 07/15/2015 07-15-2 25		4,360,409
	United States of America	Treas Notes 0.125% 04-15-2021		4,210,871
	United States of America	Treas Nts Dtd 04/15/2017 04-15-2022		3,765,728
	United States of America	Treas Bills Dtd 0.0% 01-29-2019		3,743,201
	United States of America	Treas Bds 2.125 2-15-2041		3,653,883
	United States of America	Treas Bills 0.0% 06-06-2019		3,473,050
	United States of America	Tsy Infl Ix N/B 1% Tips 02-15-2048		3,301,850
	United States of America	Treas Bds 1.375 02-15-2044 Reg		3,259,320
	United States of America	Treas Bds Index Linked 1.75 Due 01-15-2028 R eg		3,233,673
	United States of America	Us Tsy Infl Ix Treas Bd 0.625 01-15-2024		3,213,051
	United States of America	Treas Notes Inflation Index 0.125 Nts 07-15-2024		3,090,064
	United States of America	Treas Nts Fixed 1.375% Due 09-30-2020		2,646,950
	United States of America	Bds Indx Lnkd 0.875% 02-15-2047		2,429,721
	United States of America	Tsy Infl Ix N/B Treas Bonds 0.75% 02-15-2045		2,015,957

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Us Treas Bds 4.375 Due 05-15-2040 Reg		$ 1,841,367
	United States of America	Treas Infl Indexed Nts .125% 01-15-2023		1,650,574
	United States of America	Treas Bd 2.375% 5-15-2027		1,566,501
	United States of America	Treas Bonds 0.75 Deb Tips 02-15-2042		1,461,929
	United States of America	Treas Nts Dtd 04/15/2018 04-15-2023		1,401,493
	United States of America	Treas 2.25% Due 02-15-2027 Reg		1,262,321
	United States of America	Treas Bds Tsy Infl Ix N/B 02-15-2046		1,193,729
	United States of America	Us Treas Bds Index Linked 2.00 Due 01-15-2026 Reg		1,191,082
	United States of America	Treas Bonds Dtd 02/15/2015 2.5% Due 02-15-2045 Reg		1,178,125
	United States of America	Treas Bds 2.25% Due 08-15-2027		1,161,328
	United States of America	Treas Notes Nts 0.125% Infl Index 07-15-2026		1,158,722
	United States of America	Usa Treasury Nts 1.125% Tips 15/1/21 Usd1000 01-15-2021		1,150,640
	United States of America	Treas Infl Indexed Nts 0.125C 04-15-2019		1,048,846
	United States of America	Treas Bds Inflation Index Linked 3.875% 04-15-2 29		1,037,003
	United States of America	Treas Nts Dtd 04/15/2018 04-15-2023		1,021,088
	United States of America	Treas Bds Dtd 2.75% 08-15-2047		994,424
	United States of America	Treas Nts Treasury Note 2%Due 12-31-2021 Reg		986,328
	United States of America	Us Treasury Dtd 02/15/2010 02-15-2040		962,418
	United States of America	Us Treas Infl Indexed Bonds 3.375 Due 04-15-2032 Ar12 Due 04-15-32 Reg		854,882
	United States of America	Treas Bonds 0.75 Deb Tips 02-15-2042		812,183
	United States of America	Treas Nts Dtd 04/15/2017 04-15-2022		804,643
	United States of America	Us Treas Nts Tips Dtd 07-15-2011 07-15-2021		786,737
	United States of America	Treas Nts Tips .375 07-15-2023		757,469
	United States of America	Treas Bds 3.0% Due 02-15-2048		706,200
	United States of America	Treas Bds 3.0% Due 08-15-2048		686,738
	United States of America	Tsy Infl Ix N/B Us Gvt National 0.375%01-15-2027		546,840
	United States of America	Utd States Treas 1.875% Due 08-31-2022		489,297
	United States of America	Treas Bds 1.375 02-15-2044 Reg		448,017
	United States of America	Tsy Infl Ix N/B 0.125% 01-15-2022		401,232
	United States of America	Treas Bds Dtd 3.125% 05-15-2048		377,024
	United States of America	Treas Nts Dtd 00388 1.25% Due 01-31-2019 Reg		359,691
	United States of America	Treas Nts 1.125% Due 01-31-2019		359,655
	United States of America	Treas Bds 3% Due 05-15-2047 Reg		298,711
	United States of America	Treas Infl Indexed Nts 0.75% 07-15-2028		295,789
	United States of America	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		212,035
	United States of America	Tsy Infl Ix N/B 0.375% 07-15-2027		196,122
	United States of America	Treas Bds 2.875% Due 11-15-2046		194,461
	United States of America	Wi Treasury Sec 3.375% Due 11-15-2048 Reg		106,938
	United States of America	Treas Bonds 0.625% Tips Infl Idx 02-15-2043 Usd1000		96,379
	United States of America	Us Treas Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		83,050
	Argentina(Rep Of)	Rep Bd 5.875% Due 01-11-2028 Reg		71,875
	Argentina(Rep Of)	Rep Bd 6.875% Due 01-26-2027 Reg		228,750
	Argentina(Rep Of)	Frn 04/2022 Ars1		3,918
	Argentina(Rep Of)	Frn 06/2020 Ars1		203,989
	Argentina(Rep Of)	Var Bds Due 11/03/2019 Ars1		9,513

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Argentina(Rep Of)	6.25% 04-22-2019		$ 201,702
	Australia	(Cmnwlth) Idx/Lkd Snr 20/09/25 Aud100		497,189
	Australia	Index Linked Bnds 1.25% 21/02/2022		417,152
	Brazil	Secretaria Tesouro 0% T-Bill 01/04/19 Brl1000		1,174,328
	Brazil	Secretaria Tesouro 0% T-Bill 01/04/19 Brl1000		106,757
	Canada	4.25% Idx/Lkd 01/12/26 Cad		286,383
	France	Idx/Lkd Snr 25/07/2027 Eur1		154,952
	Italy (Rep Of)	2.35% Idx/Lkd Nts 15-09-2024 Eur1000		265,156
	Japan (Govt Of)	Inc Nt 144A 1.625% Due 09-01-2021 Beo		290,072
	Japan (Govt Of)	0% T-Bill 04/02/2019 Jpy		3,737,478
	Japan (Govt Of)	0% T-Bill 15/01/2019 Jpy		3,190,211
	Japan (Govt Of)	0% T-Bill 28/01/2019 Jpy		3,828,506
	Japan (Govt Of)	Fin Organization For Municipalities 2.0% 09-08-2020		295,162
	Korea, Republic of	Expwy Corp Global Medium Term 144A 3.625% Due 10-22-2021 Reg		504,680
	Kuwait	St Nt 144A 3.5% Due 03-20-2027 Beo		596,606
	Netherlands	Pvptl Tranche # Tr 41 2.125% 12-14-2020		296,924
	Netherlands	Waha Aerospace B V Gtd Bd 144A 3.925 Due07-28-2020 Beo Sinking Fund 07-28-2019		140,259
	New Zealand	Idx/Lkd Snr 20/09/2025Nzd		914,062
	Peru	6.15% Gtd 12/08/2032 Pen		271,500
	Saudi Arabia Kingdom	Global Medium Term Tranche # Tr 4 2.875% 03-04-2023		576,748
	Saudi Arabia Kingdom	Global Medium Term Tranche # Tr 5 3.625% Due 03-04-2028 Reg		189,142
	United States	6.443% 10-01-2040 Beo Taxable		423,268
	Spain (Kingdom Of)	4% Snr 30/04/2020 Eur1000		605,024
	United Kingdom	Tsy 2046 I/L Stock Due 22/03/2046		70,103
	United Kingdom (Govt Of)	0.125% I/L Gilt 08/2048 Gbp		85,182
	United Kingdom (Govt Of)	0.125% I/L Gilt 11/2056 Gbp		2,473
	United Kingdom (Govt Of)	0.75% I/L Stk 22/11/2047		191,480
	United Kingdom (Govt Of)	4.25% Gilt Snr 07/12/27 Gbp		160,735
	United Kingdom (Govt Of)	.125% Idx Lkd Gilt 22/11/2065 Gbp0.1 (Wi)		202,467
	United Kingdom (Govt Of)	1.75% 07/09/2037		560,608
	California St	5.7% 11-01-2021 Beo Taxable		107,555
	California St	7.7% 11-01-2030 Beo Taxable		108,181
	California St	7.95 03-01-2036 Beo Taxable		105,576
	United States	Pub Wks Fing Authlease Rev 6.091% 08-01-2022 Beo Taxable		441,692
	Illinois St	Taxable-Ser 1-Build Amer 6.63% Due 02-01-2035 Beo Taxable		754,971
	Michigan St	Univ Revs 6.173% 02-15-2050 Beo Taxable		594,500
	New York St	Dorm Auth St Pers Income Taxrev 5.289% 03-15-2033 Beo Taxable		571,440
	Mexico (United Mexican States)	4.5% Index Linked Bds22/11/35 Mxn100		325,614
	Port Auth N Y & N J	4.458% 10-01-2062 Beo Taxable		305,223
	Texas Transn Commn St Hwy Fd Rev	5.028% 04-01-2026 Beo Taxable		552,670
	United States	Metro Wastewtr Reclamation Dist Colo Swrrev 5.018% 04-01-2020 Beo Taxable		422,377

	Corporate debt instruments
	Abbvie Inc	2.9% Due 11-06-2022		291,909
	Abbvie Inc	3.2% 11-06-2022		295,521

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Abn Amro Bank	Nv Frn Snr Mtn 01/19 Usd200000		$ 400,246
	Acadia Healthcare	5.625% Due 02-15-2023		33,163
	Acrisure Llc	7% Due 11-15-2025		187,550
	Actuant Corp	5.625% Due 06-15-2022		222,188
	Advanced Micro	7% Due 07-01-2024		205,500
	Aecom	5.125% Due 03-15-2027		218,025
	Aercap Ireland Cap	4.625% Due 10-30-2020		302,093
	Aercap Ireland Cap	4.625% Due 10-30-2020		100,698
	Aes Corp	4% Due 03-15-2021		54,038
	Aes Corp	4.5% Due 03-15-2023		58,500
	Aflac Inc	6.45% Due 08-15-2040		157,930
	Air Lease Corp	2.5% 03-01-2021		292,459
	Air Med Merger Sub	6.375% Due 05-15-2023		193,505
	Aircastle Ltd	5.125% Due 03-15-2021		30,489
	Aircastle Ltd	5.125% Due 03-15-2021		304,886
	Ak Steel Corp	7.0% 03-15-2027		35,100
	Ak Stl Corp	08-09-2017 6.375% Due 10-15-2025 Reg		46,200
	Albertsons Cos Llc	Fixed 5.75% Due 03-15-2025		48,125
	Albertsons Cos Llc	Fixed 6.625% Due 06-15-2024		268,975
	Albertson'S Llc	Term Loan 11-17-2025 Beo		120,627
	Alcoa Inc	5.4% Due 04-15-2021		227,250
	Alexandria Real	4% Due 01-15-2024		202,300
	Alexandria Real	4.7% Due 07-01-2030		101,205
	Alliance Data Sys	5.375% Due 08-01-2022		175,500
	Alliance Res Oper	7.5% Due 05-01-2025		125,313
	Ally Auto	1.59% Due 04-15-2020		141,619
	Ally Auto	1.81% Due 06-15-2020		39,622
	Ally Finl Inc	3.5 Due 01-27-2019 Reg		199,875
	Ally Finl Inc	4.125% Due 03-30-2020		197,750
	Ally Finl Inc	4.625% Due 05-19-2022		290,206
	Ally Finl Inc	5.75% Due 11-20-2025		218,900
	Ally Finl Inc	7.5% Due 09-15-2020		181,563
	Ally Finl Inc	8% Due 11-01-2031		81,030
	Ally Master Owner Trust	2018-3 Cl A Frn 07-15-2022 Beo		199,324
	Alphabet Holding Company, Inc.	Term Loan Senior Secured 08-14-2025		131,200
	Altice Fing S A	7.5% Due 05-15-2026		250,938
	Altice France S.A.	Term Loan B13 01-13-2026		212,063
	Altria Group Inc	9.25% Due 08-06-2019		310,059
	Amazon Com Inc	Fixed 1.9% Due 08-21-2020		98,560
	Amc Entmt Hldgs Inc	5.875% 11-15-2026		141,488
	Amc Entmt Inc	5.75% Due 06-15-2025		154,000
	Amc Networks Inc	4.75% Due 08-01-2025		95,288
	Amc Networks Inc	4.75% Due 12-15-2022		190,613
	Amc Networks Inc	5% Due 04-01-2024		162,023
	American Express Co	Fltg 10-05-2021		298,819

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	American Express Co	Nt Fltg Rate 04-16-2021		$ 298,650
	Americredit	1.8% Due 10-08-2021		296,642
	Amerigas Partners	5.5% Due 05-20-2025		192,150
	Amerigas Partners	5.625% Due 05-20-2024		61,425
	Amerigas Partners	5.75% Due 05-20-2027		66,375
	Amern Axle & Mfg	6.25% Due 03-15-2026		58,338
	Amern Axle & Mfg	6.625 Due 10-15-2022		243,540
	Amern Axle & Mfg	Fixed 6.25% 04-01-2025		50,050
	Amern Elec Pwr Co	2.15% Due 11-13-2020		98,005
	Amern Express Co	2.2% Due 10-30-2020		98,195
	Amern Express Co	3.7% Due 11-05-2021		302,695
	Amern Express Cr	Fixed 1.64% Due 12-15-2021		497,665
	Amern Intl Group	4.375% Due 01-15-2055		581,114
	Amern Tower Corp	5.05% Due 09-01-2020		204,792
	Amern Tower Corp	Fixed 2.8% Due 06-01-2020		396,926
	Amern Tower Corp	Sr Nt 5.9 Due 11-01-2021		317,003
	Amn Healthcare Inc	5.125% Due 10-01-2024		38,300
	Ancestry.Com Inc.	Term Loan Due 10-19-2023 Beo		79,245
	Anheuser-Busch	3.3% Due 02-01-2023		97,235
	Anixter Inc	5.125% Due 10-01-2021		189,525
	Anixter Inc	6% Due 12-01-2025		109,175
	Ard Finance S A Pik	7.125% 09-15-2023		179,500
	Ardagh Packaging	6% Due 02-15-2025		184,624
	Ardent Health Partners, Llc	Tl 06-16-2025 Beo		141,750
	Asbury Automotive	6% Due 12-15-2024		177,138
	Ast Backed Fdg	Fltg Rt 3.10988% Due 04-25-2034		39,985
	Asurion Llcasurion, Llc (Fka Asurion)	Replacement B-6 Term Loan 11-03-2023		151,495
	At&T Inc	Fixed 4.1% 02-15-2028		1,569,292
	At&T Inc	Fixed 5.15% Due 02-15-2050		92,641
	At&T Inc	Fltg Rt 3.73731% Due 07-15-2021		199,340
	At&T Inc	Nt Fltg Due 06-01-2021 Reg		298,081
	At&T Inc	Nt Fltg Due 06-01-2021 Reg		198,721
	At&T Inc	Nt Fltg Due 06-01-2021 Reg		198,721
	Aust & Nz Bkg Group Aust & Nz Bkg Group	144A Frn 09-23-2019 Beo		702,144
	Avantor Inc	6% Due 10-01-2024		270,188
	Aviation Cap Group	Fltg Rt 3.68813% Due 06-01-2021		299,494
	Aviation Cap Group	Llc Sr Nt Fltg 144A Due 07-30-2021 Beo		198,441
	Aviation Cap Group	Llc Sr Nt Fltg 144A Due 07-30-2021 Beo		396,882
	B & G Foods Inc	5.25% Due 04-01-2025		111,600
	B A T Cap	Corp 3.222% 08-15-2024		184,219
	B A T Cap	Corp Fixed 0% Due 08-14-2020		198,029
	B A T Cap	Corp Fixed 0% Due 08-14-2020		99,015
	B&G Foods Inc	4.625% Due 06-01-2021		209,625
	Bacardi Ltd	4.45% Due 05-15-2025		493,307
	Banco Santander Sa Frns	04-12-2023		196,117

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Bank Amer Corp	2.625% Due 10-19-2020		$ 593,711
	Bank Amer Corp	3.3% Due 01-11-2023		196,972
	Bank Amer Corp	3.419% 12-20-2028		271,838
	Bank Amer Corp	3.499% 05-17-2022		300,045
	Bank Amer Corp	5.875% Due 12-31-2049		72,800
	Bank Amer Corp	Bds 4 04-01-2024		326,801
	Bank Amer Corp	Medium Term Sr Nt Ser M 03-05-2024		194,321
	Bank New York Inc	Medium Term Sr Nts Boo 2.6% Due 08-17-2020		397,368
	Bank Of America Corp	3.004% 12-20-2023		167,185
	Bank Of America Corp	2.6 Due 01-15-2019		28,994
	Banque Federative	Fltg Rt 3.721% Due 07-20-2023		197,462
	Barclays Bk Plc	7.625 Due 11-21-2022		1,243,500
	Barclays Plc	3.684% Due 01-10-2023		192,171
	Barclays Plc	Barclays Plc Glb Flt% Aug 10 2021 Due 08-10-2021 Beo		201,653
	Barclays Plc	Fltg Rt 4.11375% Due 02-15-2023		288,616
	Bass Pro Group Llc	Term Loan 09-25-2024		221,503
	Bayer Us Fin Ii	4.375% Due 12-15-2028		286,426
	Bayer Us Fin Ii Lic Gtd Nt	Fltg Rate 144A Due 12-15-2023/06-25-2018 Beo		287,150
	Bb&T Brh Bkg & Tr Co Global Bk	Medium Term 1.45% Due 05-10-2019		248,550
	Berry Global Inc	6.0% 10-15-2022		282,800
	Berry Plastics Corp	Bond 5.125% 07-15-2023		197,810
	Bldg Matls Corp	5.375% Due 11-15-2024		37,550
	Blue Cube Spinco	10% Due 10-15-2025		46,330
	Blue Cube Spinco	9.75% Due 10-15-2023		247,500
	Bnp Paribas	Bnds 4.25 Due 10-15-2024		593,192
	Bombardier Inc	6.125% Due 01-15-2023		164,063
	Bombardier Inc	8.75% Due 12-01-2021		10,300
	Boyd Gaming Corp	6.0% 08-15-2026		46,750
	Boyd Gaming Corp	6.375% Due 04-01-2026		38,700
	Boyd Gaming Corp	6.875% Due 05-15-2023		176,750
	Brand Energy & Infrastructure Services Inc	Due 06-14-24		284,611
	Brinker Intl Inc	3.875% Due 05-15-2023		46,250
	Brinks Co	4.625% Due 10-15-2027		273,000
	Brit Telecom	2.35 Due 02-14-2019		699,063
	Broadcom Corp	2.375% Due 01-15-2020		296,253
	Broadcom Corp	3% Due 01-15-2022		192,341
	Brookfield Wec Holdings Inc	Tl Due 07-31-2025 Beo		-
	Bstn Scientific	6% Due 01-15-2020		102,526
	Bway Hldg Co	7.25% Due 04-15-2025		94,238
	Cablevision Sys	5.875% Due 09-15-2022		265,275
	California Resources Corporation	Term Loan Senior Secured 11-17-2022		27,111
	Callon Petroleum Co	6.375% 07-01-2026		102,300
	Calpine Corp	5.25% Due 06-01-2026		82,125
	Calpine Corp	5.5% Due 02-01-2024		82,350
	Calpine Corp	5.75% Due 01-15-2025		45,750

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Campbell Soup Co	4.25% Due 04-15-2021		$ 304,490
	Campbell Soup Co Fltg Rt	3.28819% Due 03-16-2020		198,221
	Campbell Soup Co Fltg Rt	3.41819% Due 03-15-2021		196,124
	Cantor Fitzgerald	7.875% Due 10-15-2019		514,720
	Cap 1 Multi-Asset	Fltg Rt 2.93875% Due 02-15-2022		200,181
	Cards Ii Tr	3.04699993134% Due 04-17-2023		499,059
	Cards Ii Tr	Fltg Rt 2.74875% Due 10-17-2022		249,808
	Catalent Pharma	4.875% Due 01-15-2026		35,058
	Cbs Outdoor Amers	5.25% Due 02-15-2022		199,000
	Cco Hldgs Llc	5.125% Due 02-15-2023		316,875
	Cco Hldgs Llc	5.25% Due 09-30-2022		49,563
	Cco Hldgs Llc	5.375% Due 05-01-2025		287,625
	Cd Commercial Mort	Tr Ser 2018-Cd7 Cl Asb 4.213% 08-15-2051		732,366
	Cdk Global Inc	4.875% Due 06-01-2027		176,225
	Cdk Global Inc	Step Cpn 3.8% Due 10-15-2019		49,750
	Cdw Llc	Cdw Fin 5% Due 09-01-2023		196,500
	Centene Corp Del	5.625% Due 02-15-2021		260,650
	Centene Corp Del	6.125% Due 02-15-2024		286,650
	Centurylink Inc	5.625% Due 04-01-2020		184,075
	Centurylink Inc	5.8 Due 03-15-2022		505,313
	Centurylink Inc	6.45% Due 06-15-2021		39,900
	Centurylink Inc	6.75% Due 12-01-2023		53,006
	Centurylink Inc	7.5% Due 04-01-2024		212,300
	Cf Inds Inc	7.125% Due 05-01-2020		96,820
	Change Healthcare	5.75% Due 03-01-2025		158,525
	Change Healthcare Holdings Inc	Senior Secd 1St Lien Due 02-03-2024Beo		146,669
	Charter	3.579% Due 07-23-2020		99,892
	Chase Issuance Trust	Chase Issuance Trust		400,194
	Cheniere Corpus	5.875% Due 03-31-2025		159,200
	Cheniere Corpus Christi Hldgs Llc	5.125% 06-30-2027		141,608
	Cheniere Energy	Fixed 5.25% Due 10-01-2025		121,225
	Chesapeake Energy Corp	8.0% 01-15-2025		163,263
	Chesapeake Energy Corp	8.0% Due 06-15-2027		184,800
	Cinemark Usa Inc	5.125% Due 12-15-2022		197,000
	Cit Group Inc New	5% Due 08-15-2022		93,694
	Cit Group Inc New	6.125% Due 03-09-2028		59,700
	Cit Group Inc New	Fixed 5.25% Due 03-07-2025		102,638
	Citibank N A	3.05% Due 05-01-2020		399,492
	Citibank N A	Fltg 05-01-2020		398,617
	Citibank N A	Fltg 07-23-2021		247,714
	Citibank N A	Fltg 07-23-2021		495,428
	Citigroup Coml Mtg	3.608% Due 11-10-2048		608,941
	Citigroup Inc	2.35% Due 08-02-2021		1,068,608
	Citigroup Inc	2.45% Due 01-10-2020		198,394
	Citigroup Inc	2.75% Due 04-25-2022		194,275

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Citigroup Inc	Fltg Rt 4.07475% Due 10-26-2020		$ 201,458
	Citigroup Inc	Global Sr Nt Fltg Due 10-27-2022/09-27-2022 Reg		292,733
	Clean Hbrs Inc	5.125% Due 06-01-2021		214,463
	Cmo Bear Stearns	Alt-A Tr 2005-1 Ctf Cl A-1 Var Rate Due 01-25-2035 Reg		11,009
	Cmo Bear Stearns	Alt-A Tr 2006-8 Mtg Passthru Ctf Cl Iii-A-1 01-25-2037 Reg		376,845
	Cmo Bear Stearns	Arm Tr Ser 2004-10 Cl I2A5 4.232561% Due 01-25-2035 Beo		87,080
	Cmo Cwmbs Inc	Ser 2004-Hyb2 Cl 6-A Flt Rt Due 07-20-2034 Beo		36,731
	Cmo Gs Mtg Secs Corp	2004-Cw1 Cl Iia-1 6% Due 04-01-2034 Reg		173,900
	Cmo Gs Mtg Secs Corp	2005-Ar7 Mtg Passthru Ctf Cl 2A1 Due 11-25-2035 Reg		32,799
	Cmo Gs Mtg Secs Corp	Ser 2005-Ar6 Cl 1A1Due 09-25-2035 Reg		59,997
	Cmo Gs Mtg Secs	Tr 2010-C2 3.849 Due 12-10-2043 Beo		17,331
	Cmo Harborview Mtg Ln	Ser 05-9 Cl B1 Fltg 06-20-2035		542,591
	Cmo Harborview Mtg Ln	Tr 2004-1 Passthructf Cl 2-A 4.6186 04-19-2034 Reg		21,622
	Cmo Jpmbb Coml Mtg Secs	Tr 2015-C31 Cl Asb 3.5395% Due 08-15-2048 Beo		603,936
	Cmo Jpmbb Coml Mtg Secs	Tr Ser 2015-C32 Cl Asb 3.3582% 11-15-2048		599,869
	Cmo Jpmbb Coml Mtg Secs	Tr 2016-C2 Mtg Pass Thru Ctf Cl A-Sb 2.9542 06-15-2049		588,043
	Cmo Merrill Lynch Mtg Invs Inc	Iii-A Due 05-25-2033		12,778
	Cmo Merrill Lynch Mtg Invs Inc	2004-D Cl A1 09-25-2029 Reg		33,990
	Cmo Merrill Lynch Mtg Invs Inc	2005-3 Mtg Bkd Ctf Cl 4-A Due 11-25-2035 Reg		1,716
	Cmo Merrill Lynch Mtg Invs Inc	Ser 2003-C Cl A1 6-25-28		4,021
	Cmo Structured Asset Mtg Invts Ii Inc	Ser 04-Ar2 Cl Ia Var 05-19-2034 Reg		55,516
	Cmo Structured Asset Secs Corp	2003-40A Cl 3-A1 Due 01-25-2034 Beo		114,188
	Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		9,257
	Cmo Structured Ast Mtg Invts Ii Inc	Due 07-19-2035 Reg		6,972
	Cmo Thornburg Mtg Secs	Tr 2007-4 Mtg Pass Thru Ctf Cl 3A-1 Due 09-25-2037 Beo		9,730
	Cmo Ubs Coml Mtg	Tr 2018-C12 Mtg Ser 2018-C12 Cls Asb 4.1945% 07-15-2051		726,971
	Cmo Ubs Coml Mtg	Tr Ser-2018-C11 Cl-Asb 4.1186% 07-15-2051 Reg		417,079
	Cmo Wa Mut Mtg	Secs Corp 2005-Ar1 Cl A-1A Var Due 12-25-2044 Reg		52,737
	Cmo Wamu Mtg	Pass-Thru Ctfs 2005-Ar8 Ctfcl 2-A-1A Due 07-25-2045 Reg		121,921
	Cmo Wamu Mtg	Pass-Thru Ctfs Ser 2005-Ar13 Cl A-1A1 Flt 10-25-45		391,688
	Cmo Wells Fargo Coml Mtg	Tr Ser 2015-Nxs4 Mtg Ctf Cl Asb 3.522% 12/15/2048		608,012
	Cmo Wells Fargo Coml Mtg	Tr Ser-2018-C45 Cl-Asb 4.147% 06-15-2051 Reg		625,019
	Cmo Wells Fargo Mtg	Bkd Secs 2004-Aa Tr Mtg Pthru Ctf Cl A-1 Var 12-25-34 Reg		30,745
	Cmo Wells Fargo	Secs 2005-Ar12 Tr Cl Ii-A-5 4.322 06-25-2035 Reg		27,136
	Cmo1 Contl Airls	Pass Fixed 7.25% Due 05-10-2021		241,752
	Cnx Midstream	6.5% Due 03-15-2026		109,250
	Comcast Corp	New Nt Fltg Rate Due 10-01-2020 Reg		398,155
	Coml Metals Co	5.375% Due 07-15-2027		134,250
	Compass Group	8% Due 05-01-2026		171,270
	Conagra Brands Inc	3.8% 10-22-2021		300,106
	Constellation Brands Inc	Fltg 11-15-2021		296,407
	Contl Airlines	2012-A 4.15% 04-11-2024		290,960
	Corecivic Inc	4.75% Due 10-15-2027		132,400
	Corp Andina De Fomento	3.95% 15/10/2021		223,505
	Corrections Corp	4.625% Due 05-01-2023		83,250

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Cr Suisse	6.5 Due 08-08-2023		$ 208,500
	Cr Suisse Group	3.75% Due 03-26-2025		238,389
	Credit Agricole S A London Brh	Sr Non-Pftranche # Tr 6 Var Rt Due 04-24-2023		246,039
	Credit Agricole S A Medium Term	Sr Bk Nts Book Entry 144A Var Rt 07-01-2021		253,570
	Crown Amers Llc Cap Corp	I 4.5 Due 01-15-2023 Reg		81,029
	Crown Castle Intl	3.4% Due 02-15-2021		299,895
	Csc Hldgs Llc	6.75% Due 11-15-2021		225,500
	Csc Holdings Llc	Sr Nt 144A 10.875% Due 10-15-2025/10-09-2015 Beo		465,233
	Cvs Health Corp	3.125% Due 03-09-2020		199,604
	Cyrusone Lp	Fixed 5% Due 03-15-2024		151,900
	D R Horton Inc	3.75 Due 03-01-2019		99,992
	Daimler Fin	1.75% Due 10-30-2019		296,012
	Daimler Fin North Amer Llc	Due 02-12-2021 Beo		197,896
	Daimler Fin North Amer Llc	Nt Fltg Due 05-04-2021 Beo		198,219
	Daimler Fin North Amer Llc	Nt Fltg Due 05-04-2021 Beo		495,547
	Darling	5.375% Due 01-15-2022		233,238
	Davita Inc	5% Due 05-01-2025		145,200
	Davita Inc	5.125% Due 07-15-2024		84,375
	Davita Inc	5.75 Due 08-15-2022		275,615
	Dbs Bk Ltd Global	3.3% Due 11-27-2021		402,961
	Delphi Jersey	5% Due 10-01-2025		180,600
	Delta Air Lines Inc	Del 2.6% 12-04-2020 Reg		196,663
	Deutsche Bk Ag	Fltg Rt 2.5396% Due 05-10-2019		299,037
	Deutsche Bk Ag N Y Brh	Fltg 02-04-2021		194,510
	Deutsche Bk Ag N Y	Fixed 4.25% Due 10-14-2021		488,877
	Deutsche Bk Ag N Y	Fixed 4.25% Due 10-14-2021		391,101
	Dexia Cr Loc	Nt 144A 2.5% Due 01-25-2021Beo		298,349
	Diageo Cap Plc	3% Due 05-18-2020		200,177
	Diamond 1 Fin Corp	3.48% Due 06-01-2019		299,114
	Diamond 1 Fin Corp	4.42% Due 06-15-2021		299,505
	Diamond 1 Fin Corp	4.42% Due 06-15-2021		199,670
	Diamond 1 Fin Corp	7.125% Due 06-15-2024		71,225
	Dish Dbs Corp	5% Due 03-15-2023		88,245
	Dish Dbs Corp	5.875% 11-15-2024		90,160
	Dish Dbs Corp	5.875% Due 07-15-2022		174,800
	Dish Dbs Corp	7.75% Due 07-01-2026		327,690
	Dominion Energy Gas Hldgs Llc	Formerly Sr Nt 2018 Ser A Fltg Due 06-15-2021 Reg		99,721
	Dominion Energy Gas Hldgs Llc	Formerly Sr Nt 2018 Ser A Fltg Due 06-15-2021 Reg		99,721
	Donnelley R R	6.5% Due 11-15-2023		230,300
	Duke Energy Corp	2.65% Due 09-01-2026		454,568
	Dynegy Inc	New Del 7.375% Due 11-01-2022		180,688
	Dynegy Inc	New Del 7.625% Due 11-01-2024		377,690
	Eagle Hldg Co	Ii 7.625% Due 05-15-2022		167,125
	Ecopetrol	S A 4.125% Due 01-16-2025		570,000
	Eldorado Resorts Inc	7% Due 08-01-2023		148,988

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Eldorado Resorts Inc	6.0% 04-01-2025		$ 72,348
	Emc Corp	2.65% Due 06-01-2020		192,084
	Emc Corp	2.65% Due 06-01-2020		96,042
	Enbridge Inc	Sr Nt Fltg Rate 01-10-2020		99,670
	Enbridge Inc	Sr Nt Fltg Rate 01-10-2020		199,340
	Enbridge Inc	Sr Nt Fltg Rate Due 06-15-2020 Reg		398,616
	Encana Corp	6.5% Due 05-15-2019		404,112
	Enlink Midstream	4.15% Due 06-01-2025		72,123
	Enlink Midstream	4.85% Due 07-15-2026		72,141
	Ensco Plc	7.75% Due 02-01-2026		107,300
	Entergy Ark Inc	3.75% Due 02-15-2021		302,883
	Entergy Corp	Disc Coml Paper 4/2 Yrs 3&4Cpn 02-07-2019		498,452
	Entergy Gulf	Sts 3.95% Due 10-01-2020		303,170
	Envision Healthcare Corporation	Due 10-11-2025		204,521
	Equinix Inc	5.375% Due 01-01-2022		20,150
	Equinix Inc	5.375% Due 05-15-2027		117,300
	Exeter Automobile	2.9% Due 01-18-2022		138,551
	Exterran Partners	6% Due 04-01-2021		91,200
	Extraction Oil	5.625% Due 02-01-2026		105,850
	Fce Bank Plc Mtn	1.875% 24/06/2021		342,236
	Ferrellgas L P	6.75% Due 06-15-2023		169,050
	Firstenergy Corp	4.25 Due 03-15-2023		203,200
	Fmg Res Aug 2006	5.125% Due 05-15-2024		184,000
	Ford Cr	Floorplan 1.55% Due 07-15-2021		496,128
	Ford Cr	Fllorplan Fltg Rt 0% Due 11-15-2021		200,121
	Ford Mtr Cr Co Llc	2.459% Due 03-27-2020		587,360
	Ford Mtr Cr Co Llc	Nt Fltg Due 02-15-2023		185,028
	Freeport-Mcmoran	4.55% Due 11-14-2024		175,275
	Freeport-Mcmoran	5.45% Due 03-15-2043		57,094
	Freeport-Mcmoran Copper & Gold Inc	3.55% Due 03-01-2022		141,938
	Freeport-Mcmoran Inc	5.4% Due 11-14-2034/11-14-2014 Reg		102,375
	Freeport-Mcmoran Inc	6.875% 02-15-2023		110,344
	Frontier	10.5% Due 09-15-2022		116,760
	Frontier	11% Due 09-15-2025		56,021
	Frontier	8.75% Due 04-15-2022		18,975
	Gannett Co Inc	5.125 07-15-2020		229,763
	Gannett Co Inc	6.375% Due 10-15-2023		120,300
	Gates Global Llc	6% Due 07-15-2022		156,800
	Gatx Corp	Fltg 11-05-2021		296,911
	Gci Inc	6.75% Due 06-01-2021		225,794
	Ge Capital European Funding Unlimited Company	17/05/2021		218,003
	Gen Mtrs Accep	8 Due 11-01-2031		22,150
	Gen Mtrs Finl Co	2.4% Due 05-09-2019		199,248
	Gen Mtrs Finl Co	3.1% Due 01-15-2019		199,992
	Gen Mtrs Finl Co	Fixed 3.2% Due 07-13-2020		493,793

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	General Mtrs Finl Co Inc	3.55% Due 04-09-2021 Reg		$ 394,492
	Genesis Energy L P	6% Due 05-15-2023		226,625
	Genesis Energy L P	6.75% Due 08-01-2022		128,700
	Geo Group Inc	5.125 Due 04-01-2023		135,000
	Geo Group Inc	New 5.875% Due 10-15-2024		92,663
	Geo Group Inc	5.875 Due 01-15-2022		87,642
	Gfl Environmental	5.625% Due 05-01-2022		198,338
	Global Partners Lp	7.0% Due06-15-2023		237,500
	Glp Cap L P	Glp 5.25% Due 06-01-2025		1,986
	Glp Cap L P	Glp 5.75% Due 06-01-2028		217,150
	Gm Finl Cnsmr	Fltg Rt 2.63038% Due 05-18-2020		294,076
	Goldman Sachs	5.75% Due 01-24-2022		628,220
	Goldman Sachs	Fltg Rt 3.93238% Due 04-23-2020		802,766
	Goldman Sachs	Fltg Rt 3.98819% Due 09-15-2020		401,876
	Goldman Sachs	Fltg Rt 3.98819% Due 09-15-2020		301,407
	Goldman Sachs Group Inc	Nt Fltg 10-31-2022		292,314
	Goldman Sachs Group Inc	Sr Nt Fltg Var Rt Due 02-23-2023		289,937
	Graham Hldgs Co	5.75% Due 06-01-2026		95,238
	Graphic Packaging	4.875% Due 11-15-2022		98,500
	Greeneden U.S Holdings I Llc	Aka B-3 Tl Sr 12-01-2023 12-01-2023		178,278
	Greystar Real	5.75% 12-01-2025		87,975
	Griffon Corp	5.25% Due 03-01-2022		221,725
	Grinding Media Inc	7.375% Due 12-15-2023		164,475
	Gs Mtg Secs	Ser 2014-Gc26 Cl A-Ab 3.365% 3.365% 11-10-2047		603,929
	Gs Mtg Secs	Tr 2010-C1 Mtg Pass Thru Ctfcl A-2 144A 4.592 10 Aug 2043		611,674
	Gulfport Energy Corp	6.0% 10-15-2024		177,000
	Gulfport Energy Corp	6.375% 01-15-2026		82,175
	Harley Davidson	Fltg Rt 3.64681% Due 03-02-2021		299,996
	Harley Davidson	Fltg Rt 3.64681% Due 03-02-2021		199,997
	Harley-Davidson	Fltg Rt 0% Due 05-21-2020		199,712
	Harris Corp	Del Nt Fltg Due 02-27-2019 Reg		199,966
	Harris Corp	Del Nt Fltg Due 02-27-2019 Reg		699,882
	Harris Corp	Del Nt Fltg Rate 04-30-2020		299,147
	Hca Hldgs Inc	6.25% Due 02-15-2021		230,063
	Hca Inc	4.5% Due 02-15-2027		70,875
	Hca Inc	4.75% 05-01-2023		123,125
	Hca Inc	5.375% Due 09-01-2026		121,563
	Hca Inc	5.5% Due 06-15-2047		85,275
	Hca Inc	5.625% Due 09-01-2028		328,100
	Hca Inc	5.875 Due 05-01-2023		227,813
	Hca Inc	7.5 Due 02-15-2022		318,750
	Herc Rentals Inc	7.5% Due 06-01-2022		271,825
	Hertz Fleet Lease	3.23% Due 05-10-2032		501,651
	Hilton Worldwide	Fixed 4.625% Due 04-01-2025		52,113
	Holmes Master Issuer Plc	2018-1 144A Nt Cl A2 0.0% Due 10-15-2054		498,471

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Hrg Group Inc	7.75% Due 01-15-2022		$ 60,750
	Hsbc (Ryanair Holdings Plc)	P-Note 29/10/2019		2,545,122
	Hsbc Bk Cda	3.3% Due 11-28-2021		303,221
	Hsbc Hldgs Plc	4.3% Due 03-08-2026		295,925
	Hsbc Hldgs Plc	Fltg Rt 5.00713% Due 03-08-2021		819,443
	Hsbc Hldgs Plc	Sr Nt Fltg Rate 05-18-2021		197,032
	Hsbc Hldgs Plc	Sr Nt Fltg Rate 05-18-2021		985,160
	Hub Intl Ltd	7% Due 05-01-2026		148,913
	Hughes Satellite	6.5% Due 06-15-2019		95,831
	Hughes Satellite	6.625% Due 08-01-2026		274,875
	Hughes Satellite	7.625% Due 06-15-2021		360,013
	Huntsman Intl Llc	4.875 Due 11-15-2020		200,500
	Hyundai Auto Lease	1.69% Due 12-16-2019		56,923
	Infor Us Inc	5.75% Due 08-15-2020		50,150
	Infor Us Inc	6.5% Due 05-15-2022		125,730
	Ing Groep	N V 6.5% Due 12-31-2049		277,200
	Ingles Mkts Inc	5.75% Due 06-15-2023		197,500
	Intelsat Jackson	8.5% Due 10-15-2024		145,500
	Intelsat Jackson Hldgs	S A 5.5 Due 08-01-2023		287,100
	Interpublic Group Cos Inc	3.5% 10-01-2020		300,371
	Interpublic Group Cos Inc	3.75% 10-01-2021		301,871
	Intl Lease Fin	8.25% Due 12-15-2020		107,578
	Ipalco Enterprises	3.45% Due 07-15-2020		299,618
	Iron Mountain Inc	6% Due 08-15-2023		192,375
	Iron Mountain Inc	Del 5.75 Due 08-15-2024		171,000
	J P Morgan Mtg	Tr Fltg Rt 4.1808% Due 06-25-2035		18,985
	Jagged Peak Energy	5.875% Due 05-01-2026		69,750
	Jp Morgan Chase Bk	Fltg Rt 2.93% Due 10-19-2020		249,555
	Jp Morgan Chase Bk	Fltg Rt 2.96813% Due 09-01-2020		398,452
	Jp Morgan Chase Bk	Fltg Rt 3.10475% Due 04-26-2021		495,363
	Jp Morgan Chase Bk	Global Sr Bk Nt Prtranche # Tr 372 02-13-2020		299,603
	Jpmorgan Chase	2.55% Due 10-29-2020		296,665
	Jpmorgan Chase & 3	3.2% Due 01-25-2023		295,629
	Jpmorgan Chase & Co	Nt Fltg Rate Due 03-01-2021/02-01-2021 Reg		303,846
	Jpmorgan Chase	Fixed 2.25% Due 01-23-2020		1,584,064
	Kennedy Wilson Inc	5.875% Due 04-01-2024		257,125
	Kraft Heinz Foods	3.5% Due 07-15-2022		197,099
	Kraft Heinz Foods	3.95% Due 07-15-2025		677,429
	L Brands Inc	5.25% 02-01-2028		132,525
	L Brands Inc	6.875% Due 11-01-2035		100,224
	Ladder Cap Fin	5.25% Due 03-15-2022		194,500
	Ladder Cap Fin	5.875% Due 08-01-2021		49,875
	Lamar Media Corp	5 Due 05-01-2023		99,500
	Lennar Corp	4.5% Due 04-30-2024		165,375
	Lennar Corp	4.75% Due 04-01-2021		99,125

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Lennar Corp	5.25% 6/1/2026		$ 23,563
	Lennar Corp	Fixed 2.95% Due 11-29-2020		67,823
	Lennar Corp	Fixed 4.75% Due 11-29-2027		108,300
	Lennar Corp	Fixed 5% Due 06-15-2027		68,438
	Level 3 Fing Inc	5.125% Due 05-01-2023		120,625
	Level 3 Fing Inc	6.125% Due 01-15-2021		125,000
	Level 3 Fing Inc	Fixed 5.375% Due 08-15-2022		98,048
	Lifepoint Hlth Inc	9.75% Due 12-01-2026		132,650
	Limited Brands Inc	5.625% Due 02-15-2022		39,850
	Lin T.V. Corp	5.875% Due 11-15-2022		174,563
	Live Nation Entmt	5.375% Due 06-15-2022		446,625
	Lloyds Bkg Group	Fltg Rt 2.907% Due 11-07-2023		189,387
	Lloyds Bkg Group PlC	Nt Fltg Rate Due 06-21-2021 Reg		693,108
	Lsc Communications Inc	144A Bnds 8.75% 10-15-2023		71,925
	M/I Homes Inc	Fixed 5.625% 08-01-2025		82,350
	Macquarie Bk Ltd	0% Due 04-04-2019		399,929
	Magnolia Oil & Gas	6% Due 08-01-2026		168,875
	Mallinckrodt Intl	4.75% Due 04-15-2023		137,350
	Marathon Oil Corp	2.7% Due 06-01-2020		246,306
	Marriott Intl Inc	Fltg Rt 3.229% Due 12-01-2020		299,279
	Marriott Own	6.5% Due 09-15-2026		154,400
	Matador Res Co	Fixed 5.875% 09-15-2026		184,000
	Match Group Inc	6.375% Due 06-01-2024		178,063
	Mcdonalds Corp	Medium Term Fltg 10-28-2021		198,615
	Mediacom Broadband	5.5% Due 04-15-2021		19,925
	Met Life Global	Fltg Rt Due 09-07-2020		894,079
	Mgm Resorts Intl	6.75 Due 10-01-2020		246,600
	Mgm Resorts Intl	7.75% Due 03-15-2022		132,969
	Mgm Resorts Intl	8.625 Due 02-01-2019		40,050
	Mgm Resorts Intl	8.625 Due 02-01-2019		300,375
	Mgm Resorts Intl	Fixed 5.75% Due 06-15-2025		164,050
	Mizuho Finl Gp	Frn Snr 07/2023 Aud250000		211,099
	Mizuho Finl Group	Inc Sr Nt Fltg Rate 03-05-2023		196,625
	Molina Healthcare	5.375% Due 11-15-2022		130,275
	Mondelez Intl Inc	3% Due 05-07-2020		199,259
	Mondelez Intl Inc	Disc Coml Paper 4/2 Yr 02-27-2019		298,532
	Mondelez Intl Inc	Disc Coml Paper 4/2 Yr 02-27-2019		1,094,618
	Mph Acqstn Hldgs	7.125% Due 06-01-2024		265,763
	Mpt Oper	6.375% Due 03-01-2024		205,000
	Mpt Oper	Fixed 5% Due 10-15-2027		187,447
	Murphy Oil Corp	5.125 12-01-2042		110,328
	Murphy Oil Corp	5.75% Due 08-15-2025		182,147
	Mylan Inc	Formerly 3.125% Due 01-15-2023		468,865
	Mylan N V	Fixed 3.75% Due 12-15-2020		199,907
	Nabors Inds Inc	5.5% Due 01-15-2023		174,619

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Nabors Inds Inc	New 5.75% 02-01-2025		$ 143,843
	Nationstar Mtg LlC	6.5% Due 07-01-2021		443,625
	Nationwide Bldg	Fltg Rt 4.363% Due 08-01-2024		391,891
	Natl Rural Utils	Fltg Rt 3.178% Due 06-30-2021		99,232
	Navient Corp	5% Due 10-26-2020		143,625
	Navient Corp	6.5% Due 06-15-2022		93,250
	Navient Corp	6.75% Due 06-25-2025		25,575
	Navient Stud Ln	Tr Fltg Rt 3.63988% Due 03-25-2066		151,074
	Navistar Inc	Term Loan Senior Secured 11-06-2024 Beo		95,140
	Ncr Corp	New 4.625 Due 02-15-2021		107,250
	Ncr Corp	New 5% Due 07-15-2022		188,500
	Nelnet Student Ln	Tr 2008-3 Cl A-4 Fltg 11-25-2017		549,548
	Netflix Inc	5.5% Due 02-15-2022		201,750
	Nextera Energy Cap	3.342% Due 09-01-2020		200,397
	Nextera Energy Cap	Fltg Rt 3.10681% Due 08-21-2020		299,632
	Ngl Energy Partners Lp	Ngl Energy 7.5% 11-01-2023		384,000
	Nielsen Fin Llc	Nielsen Fin Co 4.5 Due 10-01-2020		197,500
	Nissan Auto Lease	Tr 2017-A Asset Backednt Cl A-2B Var Rt 09-16-2019		233,246
	Novastar Mtg Fdg	Tr Ser 06-1 Cl A1A Fltg 05-25-2036		155,035
	Nrg Energy Inc	5.75% 01-15-2028		43,200
	Nrg Energy Inc	6.25% Due 05-01-2024		147,175
	Nrg Energy Inc	7.25% Due 05-15-2026		181,563
	Conagra Brands, Inc.	Nt Due 10-09-2020 Reg		98,879
	Nuance Communications Inc	6.0% Due 07-01-2024		139,300
	Open Text Corp	Open Text Corp		94,525
	Oracle Corp	1.9% Due 09-15-2021		291,062
	Oracle Corp	5% Due 07-08-2019		202,131
	Orange S A	2.75% Due 02-06-2019		199,882
	Parsley Energy Llc	5.625% Due 10-15-2027		22,719
	Parsley Energy Llc	6.25% Due 06-01-2024		14,550
	Party Cy Hldgs Inc	6.125% 144A Due 08-15-2023		44,213
	Pdc Energy Inc	5.75% 05-15-2026		186,900
	Penske Automotive	5.375% Due 12-01-2024		117,031
	Penske Automotive	5.75% Due 10-01-2022		129,675
	Penske Truck	3.2% Due 07-15-2020		298,504
	Petrobras Global Finance	5.999% 01-27-2028		348,359
	Phillips 66 Sr	Nt Fltg 02-26-2021		197,764
	Plains All Amern	3.6% Due 11-01-2024		570,997
	Platform Specialty	6.5% Due 02-01-2022		440,000
	Ppn Cmo 4Times Sqr Tr 06-4Ts Cmlmtg	Pasthru Ctf 144A Cl A 5.4 Due 121328 Beo		295,943
	Pride Intl Inc	Del Sr Nt 7.875 Due 08-15-2040		81,400
	Prologis L P	4.25 Due 08-15-2023		619,417
	Public Svc Enterprise Group Inc	2.65% 11-15-2022		290,094
	Pvptl Cco Hldgs Llc / Cco Hldgs Cap Corp	Cco Hldgs Cap Corp 5.125% Due 05-01-2027		232,850
	Pvptl Daimler Fin North Amer Llc	Nt Fltg 05-04-2020 Beo		198,885

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvptl First Quality Fin Co Inc	5.0% 07-01-2025		$ 116,350
	Pvptl Fmg Res August 2006 Pty Ltd	4.75% Due 05-12-2017		161,500
	Pvptl Indigo Nat Res Llc	6.875% 02-15-2026		189,200
	Pvptl Ncl Corp Ltd	4.75% 12-15-2021		231,253
	Pvptl Ngpl Pipeco Llc	4.875% Due 08-15-2027 Beo		146,088
	Pvptl Ngpl Pipeco Llc	Fixed 4.375% Due 08-15-2022		97,250
	Pvptl Oi European Group	4% 03-15-2023		70,125
	Pvptl Parkland Fuel Corp	6.0% 04-01-2026		159,375
	Pvptl Tesla Inc	5.3% 8-15-2025		243,250
	Pvptl Westlake Automobile Receivables	Tr 144A 2.42% 01-15-2021		168,228
	Pvptlmeredith Corp	6.875% 02-01-2026		307,913
	Pvtpl 1011778 B C	New Red Fin Inc 5.0% Due 10-15-2025		174,800
	Pvtpl 1011778 Bc Ulc	New Red Fin Inc 4.625% Due 01-15-22		183,825
	Pvtpl 144A Gannett Co Inc	Sr Nt 4.875% Due 09-15-2021/09-08-2014 Beo		19,550
	Pvtpl Aci Worldwide Inc	5.75% Due 08-15-2026		112,988
	Pvtpl Adams Ml Clo Ltd	14-1A Cl A-1-R 144A Fltg Rt 07-15-2026		280,573
	Pvtpl Adient Global Hldgs Ltd Sr	Sr Nt 144A4.875% Due 08-15-2026/08-15-2021 Beo		153,000
	Pvtpl Advanced Disposal Services Inc	Bnds 5.625% Due 11-15-2024		175,950
	Pvtpl Alcoa Nederland Holding	6.125% 05-15-2028		196,288
	Pvtpl Alliance Data Sys Corp Sr	5.875% Due 11-01-2021/10-27-2016 Beo		174,755
	Pvtpl Allison Transmission	Bnds 5.0% 10-01-2024		96,000
	Pvtpl Allison Transmission Inc	Sr 4.75% 10-01-2027		80,100
	Pvtpl Altice France S.A. Secd Nt	144A7.375% Due 05-01-2026/05-01-2021 Beo		298,188
	Pvtpl Altice S A Bd	7.75 Due 05-15-2022		182,000
	Pvtpl Apex Credit Clo Llc	Ser 16-1A Cl Asr Fltg 10-27-2028		298,550
	Pvtpl Apex Credit Clo Llc	Ser 16-1A Cl Asr Fltg 10-27-2028		298,550
	Pvtpl Ardagh Packaging Fin Plc	Ardagh Hldgs Gtd Sr Secd 7.25% 05-15-2024		349,125
	Pvtpl Ascent Res Utica Hldgs Llc	Aru Fin Corp 10.0% 04-01-2022		144,215
	Pvtpl Ascent Resources	Aru Fin 7.0% 11-01-2026		31,675
	Pvtpl Atlas Sr Ln Fd Iv Ltd	Atlas Sr Ln Fd I Sr Secd Nt Cl A-1L-Rr 02-17-2026		381,330
	Pvtpl Avis Budget Car Rent Llc	Avis Budget F Sr Nt 144A 5.25% 03-15-2025		95,150
	Pvtpl Avolon Hldgs Fdg Ltd	5.125% 10-01-2023		162,350
	Pvtpl B A T Intl Fin Plc	Gtd Nt 144A 3.95% Due 06-15-2025 Beo		467,216
	Pvtpl B&M Clo	Ser 14-1A Cl A1R Fltg 04-16-2026		260,499
	Pvtpl Banff Merger Sub Inc	9.75% 09-01-2026		64,050
	Pvtpl Bausch Health Companies Inc	5.5% Due 11-01-2025		214,475
	Pvtpl Baytex Energy Corp	144A 5.625% Due 06-01-2024/06-06-2014 Beo		224,900
	Pvtpl Berry Pete Co Llc	7.0% 02-15-2026		54,000
	Pvtpl Block Communications Inc	6.875% 02-15-2025		265,663
	Pvtpl Blue Racer Mid Llc	Finan 6.125% Due 11-15-2022		250,900
	Pvtpl Boc Aviation Pte Ltd	Fltg Rt 09-26-2023		994,732
	Pvtpl Bombardier Inc	144A 6% Due 10-15-2022/04-15-2018 Beo		131,250
	Pvtpl Bombardier Inc	144A 7.75% Due 03-15-2020/03-29-2010 Beo		375,550
	Pvtpl Bpce	Medium Term Sub Nts Book Entry 144A 4.625 Due 07-11-2024 Beo		983,325
	Pvtpl Brinker Intl Inc	Sr Nt 144A 5% Due10-01-2024/09-23-2016 Beo		107,160

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Bway Holding Company	Bnds 5.5% Due 04-15-2024/		$ 361,900
	Pvtpl C&W Sr Fing Designated Activity Co	Sr Nt 7.5% 10-15-2026		192,250
	Pvtpl Cable One Inc	5.75% Due 06-15-2022 Beo		221,100
	Pvtpl Camelot Fin S A Sr	Nt 144A 7.875% Due 10-15-2024/10-03-2016 Beo		106,150
	Pvtpl Cards Ii	Tr 2017-1 Cr Card Receivables Bkd 144A Nt Cl 04-18-2022		499,952
	Pvtpl Catamaran Clo	Sr 13-1A Cl Ar Fltg Due 01-27-2028		691,550
	Pvtpl Cbs Radio Inc	7.25% Due 11-01-2024		213,900
	Pvtpl Cco Hldgs Llc	Cco Hldgs Cap Corp 144A 5.125 Due 05-01-23/04-21-15 Beo		145,875
	Pvtpl Cco Hldgs Llc	144A 5.0% 02-01-2028		230,000
	Pvtpl Centene Escrow I Corp Sr Nt	5.375% 06-01-2026		136,150
	Pvtpl Centennial Resource Prodtn Llc	5.375% Due 01-15-2026/11-30-2017		120,900
	Pvtpl Cheniere Energy Partners L P	5.625% 10-01-2026		149,600
	Pvtpl Chesapeake Fdg Ii Llc	2018-2 Cl A-2 Fltg Rate 08-15-2030		398,944
	Pvtpl Churchill Downs	4.75% 01-15-2028		144,752
	Pvtpl Cifc Fdg	Ser 15-2A Cl Ar Fltg 04-15-2027		693,076
	Pvtpl Cmo Dbubs 2011-Lc1 Mtg	Tr Mtg Passthru Ctf Cl A-2 144A 4.528 07-01-19		23,832
	Pvtpl Cmo Evergreen Cr Card	Tr 2017-1 Cl A Fltg 10-15-2021		699,453
	Pvtpl Cmo Evergreen Cr Card	Tr 2017-1 Cl A Fltg 10-15-2021		299,766
	Pvtpl Cmo Gosforth Funding 2012-1 Plc	Step Up Due 08-25-2060 Beo		680,573
	Pvtpl Cmo Gs Mtg Secs Corp	Tr Ser 2016-Rent Cl B 3.98% 02-10-2029		100,396
	Pvtpl Cmo Gs Mtg Secs	Tr 2010-C2 Var Rt Due 12-10-2043 Beo		102,927
	Pvtpl Cmo Lmrec	Sr 15-Cre1 Cl Ar Fltg 144A 02-22-2032		259,557
	Pvtpl Cmo Obp Depositor Llc	Tr 2010 Obp Ctf 144A 4.6462 Due 07-15-2045 Beo		508,389
	Pvtpl Cmo Rbssp Resecuritization	Tr 2010-1 Cl 2-A1 144A Var 07-26-2045 Beo		105,425
	Pvtpl Cmo Rbssp Resecuritization	Tr Ser 2009-12 Cl 18A1 Fltg 12-25-2035		145,041
	Pvtpl Cmo Vmc Fin 2018-Fl2 Llc	Sr Secd Nt Cl A Fltg 144A Var Rt Due 10-15-2035		493,295
	Pvtpl Commonwealth Bk	Australia Tranche # Tr 00201 Fltg Due 03-10-2020		899,925
	Pvtpl Commscope Inc	Bnds 5.0% Due 06-15-2021		84,150
	Pvtpl Commscope Inc	Sr Nt 144A 5.5% Due 06-15-2024/06-15-2019 Beo		274,500
	Pvtpl Communications Sales & Leasing Inc	Rt 6.0% Due 04-15-2023		90,500
	Pvtpl Constellium N V	5.75% Due 05-15-2024/05-07-2014 Beo		230,000
	Pvtpl Cott Hldgs Inc	Sr 5.5% Due 04-01-2025 Beo		273,325
	Pvtpl Credit Suisse Group Ag	Ag 6.5 Due 08-08-2023 Beo		1,251,000
	Pvtpl Crown Amers Llc	Crown Amers Cap Corp V Gtd Sr Nt 4.75% 02-01-2026		117,813
	Pvtpl Crownrock L P	Crownrock Fin Inc 5.625% 10-15-2025		270,000
	Pvtpl Csc Hldgs Llc	Sr Gtd Nt 144A 5.375% Due 02-01-2028/01-29-2018 Beo		183,936
	Pvtpl Csc Holdings Llc	5.125% 12-15-2021		298,900
	Pvtpl Csc Holdings Llc	5.125% 12-15-2021		147,000
	Pvtpl Csi Compressco Lp / Csi Compressco Fin Inc	7.5% Due 04-01-2025		143,220
	Pvtpl Daimler Fin North Amer Llc	2.45% 05-18-2020 Beo 2020		197,622
	Pvtpl Dcp Mid Stream Operating	11/3/2036		92,150
	Pvtpl Dcp Midstream Llc	Defs 6.75 9/15/37 6.75 Due 09-15-2037 Beo		103,425
	Pvtpl Dean Foods Co	6.5% Due 03-15-2023 Beo		136,000
	Pvtpl Dell Int Llc	Emc Corp Sr Nt 5.875% 06-15-2021		189,795
	Pvtpl Delta Merger Sub Inc	Sr Nt 6% Due 09-15-2026		94,500

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Denali Capital Clo X Ltd	Fltg Rt Ser 13-1A Cl A1Lr Due 10-26-2027		$ 595,720
	Pvtpl Ecmc Group Stud Ln	Tr 2018-2 Nt Cla Fltg Rate 144A Var Rt Due 09-25-2068		1,061,411
	Pvtpl Ecmc Group Stud Ln	Sr 2018-1A Cl A Var Rt 2-27-2068		446,593
	Pvtpl Endeavor Energy Resource	5.5% Due 01-30-2026/12-07-2017 Beo		194,750
	Pvtpl Enpro Inds Inc	5.75% 10-15-2026		149,575
	Pvtpl Entegris Inc	4.625% 02-10-2026		139,840
	Pvtpl Enterprise Fleet Fing 2018-3 Llc	Sr18-3 Cl A2 3.38% Due 05-20-2024 Beo		300,918
	Pvtpl Enterprise Merger Sub Inc	8.75% Due 10-15-2026		151,375
	Pvtpl Erac Usa Fin Llc	Gtd Nt 144A 4.5% Due 08-16-2021 Beo		306,080
	Pvtpl Esh Hospitality Inc	144A 5.25% 05-01-2025		227,850
	Pvtpl Evans Grove Clo Ltd	Ser 18-1A Cl A1 Fltg 05-28-2028		198,414
	Pvtpl Evans Grove Clo Ltd	Ser 18-1A Cl A1 Fltg 05-28-2028		198,414
	Pvtpl Extraction Oil & Gas Inc	7.375% 05-15-2024		165,000
	Pvtpl Fidelity & Guaranty Life Hold. Inc	5.5% Due 05-01-2025 Beo		234,049
	Pvtpl Figueroa Clo Ltd	2014-1 Cl A-R Fltg 01-15-2027		249,399
	Pvtpl Financial & Risk Us Hldgs Inc	6.25% Due 05-15-2026		197,825
	Pvtpl First Data Corp	New 5.75% Due 01-15-2024		24,375
	Pvtpl First Data Corporation	5.375% Due 08-15-2023		520,725
	Pvtpl First Quality Fin Co Inc	144A Bnds 4.625% 05-15-2021		183,825
	Pvtpl Flex Acquisition Co Inc	Sr 6.875% Due 01-15-2025		178,000
	Pvtpl Florida Gas Transmission Co	Sr Nt 144A 5.45% Due 07-15-2020/07-19-2010 Beo		514,750
	Pvtpl Fmg Res August 2006 Pty Ltd	Sr Nt 5.125% 03-15-2023		188,000
	Pvtpl Forest Labs Inc	Sr Nt 4.875 Due 02-15-2021 Beo		190,516
	Pvtpl Forest Labs Inc	Sr Nt 5 Due 12-15-2021		102,890
	Pvtpl Frontdoor Inc	6.75% 08-15-2026		104,500
	Pvtpl Frontier Communications Corp	8.5% 04-01-2026		26,250
	Pvtpl Garda World Sec Corp	Sr Nt 7.25 Due 11-15-2021		120,625
	Pvtpl Gcp Applied Technologies Inc	Sr Nt 144A 5.5% 04-15-2026		151,125
	Pvtpl Gfl Environmental Inc	5.375% 03-01-2023		96,250
	Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-1 Cl A Fltg 03-15-2022		299,277
	Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-2 Cl A1 3.13% 03-15-2023		300,028
	Pvtpl Gmf Floorplan Owner Revolving	Tr Ser 2018-2 Cl A2 Fltg Rt 03-15-2021		300,202
	Pvtpl Golden Credit Card Trust	Ser 2017-4A Cls A Var 144A 07-15-2024		598,579
	Pvtpl Gracechurch Card Plc	Sr 2018-A1 Cl A Fltg 07-15-2022		300,420
	Pvtpl Gray Escrow Inc	Sr Nt 7.0% 05-15-2027		141,110
	Pvtpl Gw Honos Sec Corp	8.75% Due 05-15-2025 Beo		131,950
	Pvtpl Harland Clarke Hldgs Corp	Sr Secd 8.375% Due 08-15-2022 Beo		62,876
	Pvtpl Hilton Domestic Oper Co Inc	Sr Nt 144A 5.125 Due 05-01-2026/04-13-2018 Beo		148,800
	Pvtpl Hologic Inc	4.375% 10-15-2025		120,900
	Pvtpl Hulk Fin Corp	7% Due 06-01-2026 Beo		191,950
	Pvtpl Hyundai Auto Lease Securitization	Tr 17-B Nt Cl A-2-B 0.0% 12-16-2019		171,116
	Pvtpl Icg Us Clo	Ser 15-2A Cl Ar Fltg 01-16-2028		297,285
	Pvtpl Infor Software Parent Llc	Sr Contin Cash Pay Nt 7.125 Due 05-01-2021		243,125
	Pvtpl Inmarsat Fin Plc	Gtd 4.875% 05-15-2022		188,580
	Pvtpl Inmarsat Fin Plc	Gtd Sr Nt 144A 6.5% Due 10-01-2024/09-22-2016 Beo		210,375

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Intelsat Connect Fin	S A Sr Nt 144A 9.5% Due 02-15-2023/08-16-2018 Beo		$ 141,900
	Pvtpl Inventiv Group Hldgs Inc	Inventiv Heal 7.5% Due 10-01-2024		18,720
	Pvtpl Irb Hldg Corp	Sr Nt 144A 6.75% 02-15-2026		249,375
	Pvtpl Iron Mtn Inc New	New Sr Nt 144A 5.25% Due 03-15-2028/12-27-2017 Beo		405,950
	Pvtpl Jackson Natl Life Fdg Llc	Tranche Sr 00412 Fltg 2.73631% 10-15-2020 Reg		198,047
	Pvtpl Jaguar Hldg Co Ii	Pharmaceutical 6.375% Due 08-01-2023		200,970
	Pvtpl Jefferies Fin Llc	Jfin Sr Nt 144A 7.375 Due 04-01-2020 Beo		199,500
	Pvtpl Jeld-Wen Inc	Sr Nt 4.625% 12-15-2025		87,500
	Pvtpl Jmp Cr Advisors Clo	Ser 14-1Ra Cl A Fltg 01-17-2028		327,078
	Pvtpl Kfc Hldg / Pizza Hut / Taco	4.75% Due 06-01-2027		41,850
	Pvtpl Kfc Hldg Co/Pizza Hut Hldgs Llc/Taco	144A Bnds 5.25% Due 06-01-26		217,688
	Pvtpl Ladder Cap Fin Hldgs Lllp	5.25% Due 10-01-2025 Beo		133,875
	Pvtpl Lincoln Fin Ltd	7.375% Due 04-15-2021/03-16-2016		253,125
	Pvtpl Loomis Sayles Clo Ii Ltd	Loomis Sayles Ser 15-2A Cls Air Fltg 04-15-2028		277,606
	Pvtpl Masonite Intl Corp	New 5.625% Due 03-15-2023/03-23-2015 Beo		74,690
	Pvtpl Masonite Intl Corp	New Sr Nt 5.75% Due 09-15-2026		80,113
	Pvtpl Mastr Specialized Ln	Tr 2006-01 Mtg Passthru Ctf Cl 144A A 1-25-36		2,029
	Pvtpl Merlin	5.75% Due 06-15-2026		202,438
	Pvtpl Metropolitan Life Global Tranche	#Tr 00030 2.3% Due 04-10-2019 Beo		199,659
	Pvtpl Michaels Stores Inc	5.875 Due 12-15-2020 Beo		94,763
	Pvtpl Microchip Technology Inc	Sr Secd Nt 144A 3.922% Due 06-01-2021 Beo		297,596
	Pvtpl Midcontinent	Fixed 6.875% Due 08-15-2023		177,325
	Pvtpl Midocean Cr Clo Iv/Midocean Cr Clo Iv	Ser 15-4A Cls Ar Fltg 04-15-2027		297,373
	Pvtpl Mondelez Intl Hldgs Neth B V	Nt 144A 2% Due 10-28-2021/10-28-2016 Beo		287,440
	Pvtpl Montefiore Med Ctr Ny Gnma Coll	Taxbl Rev Bd 144A Due 05-20-27		460,986
	Pvtpl Moog Inc	Sr Nt 144A 5.25% Due 12-01-2022/12-01-2018 Beo		228,275
	Pvtpl Mountain View Clo	Ser 14-1A Cl Arr Fltg 10-15-2026		299,072
	Pvtpl Mountain View Clo	X Ltd Ser 15-10A Cls Ar Fltg 01-13-2027		248,385
	Pvtpl Mountain View Clo	X Ltd Ser 15-10A Cls Ar Fltg 01-13-2027		198,708
	Pvtpl Navient Pvt Ed Refi Ln	Tr 2018-E Nt Cl A-1 144A 3C7 3.43 Due 12-15-2059		703,010
	Pvtpl Navient Student Ln	Ser 18-2A Cl A1 Fltg 03-25-2067		128,575
	Pvtpl Navient Student Ln	Tr 2016-5 Nt Cla Fltg 144A Var Rt Due 06-25-2065 Beo		889,819
	Pvtpl Navient Student Ln	Tr Sr 2017-3 Cl A-1 Fltg Due 07-26-2066		65,567
	Pvtpl Navient Student Loan Trust	Sr 18-Ba Cl A1 Fltg Rt 12-15-2059		195,370
	Pvtpl Navient Student Loan Trust	Sr 17-A Cl A1 Fltg Due 12-16-2058		125,610
	Pvtpl Navient Student Ln	Tr 2010-1 2010-1 Student Ln Asset Bkd Nt 11-25-2048		138,191
	Pvtpl Navient Student Ln	Tr Ser 17-3A Cl A Fltg 02-25-2066		651,758
	Pvtpl Netflix Inc	Sr Nt 144A 5.875% 11-15-2028		106,887
	Pvtpl Neuberger Berman Clo Ltd	Sr Secd Nt Cl A-1-R2 Frns 3C7 04-15-2027		298,337
	Pvtpl New Enterprise Stone & Lime Co Inc	6.25% 03-15-2026		177,450
	Pvtpl New York Life Global Fdg	1.95% 02-11-2020		593,201
	Pvtpl Newmark Group Inc	Sr Nt 144A 6.125% Due 11-15-2023/11-06-2018 Beo		172,319
	Pvtpl Nissan Mtr Accep Corp Fltg	Fltg 09-21-2021 Beo		98,029
	Pvtpl Nova Chemicals Corp	Sr Nt 144A 5.25% Due 08-01-2023/08-01-2018 Beo		103,950
	Pvtpl Nova Chemicals Corp	Sr Nt 144A 5.25 06-01-2027		194,700

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Ocp Clo	2015-9 Ltd Ser 15-9A Cl A1R Fltg 07-15-2027		$ 594,106
	Pvtpl Ocp Clo	Ltd Ser 2015-10A Cl A-1-R Fltg 10-26-2027		691,380
	Pvtpl Ofsi Fd Vi Ltd Ser	Ser 14-6A A1R Fltg 03-20-2025		90,527
	Pvtpl Oscar Us Fdg	Ix Llc Nt Cl A-1 144A2.43684% Due 08-12-2019/09-10-2018 Beo		14,836
	Pvtpl Oscar Us Fdg	Ix Llc Nt Cl A-2B 144A Var Rt Due 08-10-2021 Beo		300,697
	Pvtpl Oscar Us Fdg	Viii Llc Nt Cl A-2B Fltg 144A 3C7 Var Rt Due 04-12-2021 Beo		155,845
	Pvtpl Palmer Square Ln Fdg	2018-4A Ltd Cl A-1 Fltg Rt 11-15-2026		299,952
	Pvtpl Palmer Square Ln Fdg	Ser 18-3A Cl A1 Fltg 08-15-2026		236,976
	Pvtpl Palmer Square Ln Fdg	Ser 18-3A Cl A1 Fltg 08-15-2026		236,976
	Pvtpl Park Aerospace Hldgs	5.25% 08-15-2022		62,888
	Pvtpl Parsley Energy Llc	Parsley Fin Corp Sr Nt 144A 5.25% 08-15-2025		226,250
	Pvtpl Party City Hldgs Inc	6.625% 08-01-2026		129,220
	Pvtpl Penarth Master Issuer P L C	Med Term Nt Cl A1 144A Var Rt Due 03-18-2022		199,129
	Pvtpl Penske Truck Leasing Co L P	Ptl 3.375% 02-01-2022		296,651
	Pvtpl Pernod Ricard	5.75% Due 04-07-2021		209,618
	Pvtpl Pernod Ricard	Sa 4.45 Due 01-15-2022		305,986
	Pvtpl Petsmart Inc	5.875% Due 06-01-2025		162,563
	Pvtpl Polaris Inter Corp	8.5% 12-01-2022		255,394
	Pvtpl Post Hldgs Inc	Sr 5.5% Due 03-01-2025 Beo		292,742
	Pvtpl Post Hldgs Inc	Sr 5.75% Due 03-01-2027 Bo		69,375
	Pvtpl Pq Corp	Sr Secd 6.75% Due 11-15-2022/05-04-2016 Beo		350,200
	Pvtpl Precision Drilling Corp Precision Drilling Corp	7.125% Due 01-15-2026 Beo		43,000
	Pvtpl President & Fellows Harvard Cg	Taxable Bd 2008D 144A 6.5 Due 01-15-2039		820,664
	Pvtpl Prestige Brands Inc	144A 5.375% Due 12-15-2021/12-17-2013 Beo		175,950
	Pvtpl Quicken Lns Inc	5.25% 01-15-2028		238,950
	Pvtpl Quicken Loans Inc	5.75% Due 05-01-2025 Beo		177,650
	Pvtpl Realogy Group LlC	Realogy Co-Issuer Co 5.25% 12-01-2021		190,000
	Pvtpl Reckitt Benckiser Treas Svcs Plc	Fltg Due 06-24-2022		294,766
	Pvtpl Regionalcare Hosp Partners Hldgs Inc	144A 8.25% Due 05-01-2023/04-29-2016		217,150
	Pvtpl Reynolds Group Issuer Inc	Reynolds 144A 5.125 Due 07-15-2023/06-27-2016		395,288
	Pvtpl Rite Aid Corp	Sr 144A 6.125% Due 04-01-2023/04-01-2018 Beo		114,550
	Pvtpl Rockies Express Pipeline Llc	6.875% Due 04-15-2040/03-22-2010		57,475
	Pvtpl Sabre Glbl Inc	Sr Secd Nt 144A 5.25% Due 11-15-2023/11-15-2018 Beo		44,438
	Pvtpl Sanchez Energy Corp	7.25% 02-15-2023		69,275
	Pvtpl Sensata Technologies B V	5.0%10-01-2025 Beo		89,300
	Pvtpl Sfr Group Sa Bnds	6.25% 144A 6.25% 05-15-2024 Beo		186,500
	Pvtpl Sirius Xm Holdings Inc	5.0% Due 08-01-2027		653,331
	Pvtpl Six Flags Entmt Corp	New 4.875% Due 07-31-2024/06-16-2016		28,275
	Pvtpl Slm Stud Ln	Tr 2007-1 Ast Backed Nt Cl A-5A Var Rt Due 01-26-2026 Reg		96,618
	Pvtpl Slm Student Ln	Ser 04-10 Cl A7B Fltg 10-25-2029		701,696
	Pvtpl Smb Private Ed Ln	Tr Ser 2018-A Ln Cla-1 Fltg Rate 144A 03-16-2026		129,969
	Pvtpl Smb Private Ed Ln	Tr Sr 18-C Cl A-1 Fltg 09-15-2025		415,400
	Pvtpl Smbc Aviation Cap Fin Dac Gtd	Sr Nt 144A 2.65% Due 07-15-2021 Beo		291,992
	Pvtpl Sofi Consumer Loan Program	Trust 18-3 A1 3.2% 08-25-2027		600,009
	Pvtpl Sound Pt Clo X Ltd/Sound Pt Clo X Inc	Sr Secd Nt Cl A-1-R 144A 01-20-2028		593,972

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Southern Co	Fltg Due 02-14-2020		$ 399,320
	Pvtpl Sprint Nextel Corp Formerly Sprintcorp Gtd	Nt 7 Due 03-01-2020 Beo		307,500
	Pvtpl Standard Chartered Plc	Nt Fltg Rate 01-20-2023		198,290
	Pvtpl Stars Group Hldgs B V/Stars Group Us C	Sr Nt 7.0% 07-15-2026		257,713
	Pvtpl Std Inds Inc	Del 4.75% 01-15-2028		175,560
	Pvtpl Summit Materials Llc	5.125% Due 06-01-2025 Beo		68,250
	Pvtpl Suntory Hldgs Ltd	2.55% Due 06-28-2022		287,534
	Pvtpl Symantec Corp	5.0% Due 04-15-2025		219,179
	Pvtpl Talen Energy Supply Llc	9.5% Due 07-15-2022		140,700
	Pvtpl Tallgrass Energy Partners	Lp 5.5% Due 01-15-2028 Beo		115,200
	Pvtpl Targa Res Partners Lp	Targa Res 5.875% Due 04-15-2026		92,388
	Pvtpl Team Health Holdings Inc	144A 6.375% Due 02-01-2025/02-01-2017 Beo		122,438
	Pvtpl Teck Resources Limited	Sr Nt 144A 8.5% Due 06-01-2024/06-07-2016 Beo		125,336
	Pvtpl Telesat Cda/Telesat Llc	144A 8.875% Due 11-15-2024		93,600
	Pvtpl Telos Clo Ltd	Ser 2014-5A Cl A-1-Rfltg Rate 04-17-2028		268,261
	Pvtpl Tempo Acquisition Lic	Tempo Acquisitio 6.75% 06-01-2025		143,375
	Pvtpl Tenet Healthcare Corp	7.5% 01-01-2022		96,425
	Pvtpl Ticp Clo Ii-2 Ltd	Ticp Clo Ii-2 Llc Ser 18-Iia Cl A1 Fltg 04-20-2028		297,352
	Pvtpl Transocean Inc	7.5% Due 01-15-2026 Beo		188,663
	Pvtpl Transocean Inc	Sr Nt 7.25% 11-01-2025 Beo		113,425
	Pvtpl Transocean Pontus Ltd	6.125% Due 08-01-2025		82,025
	Pvtpl Trillium Cr Card Tr Ii	Fltg Ser 2018-1A Cl A 02-27-2023 Beo		499,085
	Pvtpl Trinseo Matls Oper S C A	Trinseo 5.375% Due 09-01-2025		113,620
	Pvtpl Tronox Inc	Sr Nt 144A 6.5% 04-15-2026		236,550
	Pvtpl Ubs Ag London Brh	Sr Nt Fltg Rate Due 06-08-2020		299,836
	Pvtpl Ubs Ag London Brh	Sr Nt Fltg Rate Due 06-08-2020		199,890
	Pvtpl Univision Communications Inc	Sr Secd Nt 144A 5.125% Due 05-15-2023 Beo		85,263
	Pvtpl Univision Communications Inc	Sr Secd Nt 6.75 Due 09-15-2022		121,390
	Pvtpl Upcb Fin Iv Ltd	Secd 144A 5.375% Due 01-15-2025/04-15-2015 Beo		257,158
	Pvtpl Usis Merger Sub Inc	6.875% Due 05-01-2025 Beo		146,896
	Pvtpl Valeant Pharmaceuticals Intl	8.5% 01-31-2027		87,300
	Pvtpl Valeant Pharmaceuticals Intl Inc	Cda 7.0% Due 03-15-2024		313,100
	Pvtpl Valeant Pharmaceuticals Intl Inc	Cda 6.5% Due 03-15-2022 Beo		356,775
	Pvtpl Valeant Pharmaceuticals	Usd Sr 6.125% Due 04-15-2025/03-27-2015		174,500
	Pvtpl Venture Cdo Ltd	Ser 18-35A Cls As 144A Fltg Rt 10-22-2031 Beo		598,907
	Pvtpl Venture Cdo Ltd	Ser 15-21A Fltg Rate Due 07-15-2027		395,641
	Pvtpl Venture Cdo Ltd	Sr 14-17A Cl Arr Fltg 04-15-2027		197,032
	Pvtpl Venture Vii Cdo Ltd	Venture Vii Cdo Co Var Rt Due 01-20-2022 Beo		107,304
	Pvtpl Venture Xii Clo Ltd	Ser 2012-12A Cl A-Rr Fltg 02-28-2026		358,721
	Pvtpl Venture Xii Clo Ltd	Ser 2012-12A Cl A-Rr Fltg 02-28-2026		298,934
	Pvtpl Venture Xvi Clo Ltd	Ser 14-16A Cl A-Rr Var Rate 01-15-2029		493,195
	Pvtpl Vfh Parent Llc Orchestra Co-Issuerinc	07-20-2017 6.75% Due 06-15-2022		179,814
	Pvtpl Viasat Inc	Sr Nt 144A 5.625% 09-15-2025		220,800
	Pvtpl Viking Cruises Ltd	5.875% Due 09-15-2027 Beo		177,175
	Pvtpl Vistra Operations Co Llc	5.5% Due 09-01-2026 Beo		81,813

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Volkswagen Group Amer Fin Llc	Fltg Rt 11-12-2021 Beo		$ 297,065
	Pvtpl Volkswagen Group Amer Fin Llc	Gtd Nt 3C7 2.45% Due 11-20-2019 Reg		198,093
	Pvtpl Volkswagen Group Amer Fin Llc	Gtd Nt 2.125 Due 05-23-2019		497,562
	Pvtpl Volkswagen Group Amer	Fltg Rate 3.875% Due 11-13-2020		301,464
	Pvtpl Volkswagen Group Amer	Fltg Rate 3.875% Due 11-13-2020		401,952
	Pvtpl Voya Clo Ltd	Ser 14-3A Cl A1R Fltg Rt 07-25-2026 Due 07-25-2026 Beo		626,351
	Pvtpl Wand Merger Corp	Sr Nt 8.125% 07-15-2023		121,875
	Pvtpl Wand Merger Corp	Sr Nt 9.125% 07-15-2026		106,975
	Pvtpl Wex Inc	4.75 Due 02-01-2023		195,000
	Pvtpl Whitehorse X Ltd/Whitehorse X Llc	Sr Secd Nt Cl A-1-R Fltg 04-17-2027		299,344
	Pvtpl Williams Scotsman Intl Inc	6.875% Due 08-15-2023 Beo		48,000
	Pvtpl Williams Scotsman Intl Inc	Sr Secd Nt 7.875% 12-15-2022		171,063
	Pvtpl World Omni Select Auto	Tr Ser-18-1A Cl-A1 2.7822% 11-15-2019 Beo		237,653
	Pvtpl Wyndham Hotels & Resorts Inc	5.375% 04-15-2026		72,000
	Pvtpl Xpo Logistics Inc	6.5% 06-15-2022		148,688
	Pvtpl Xpo Logistics Inc	Sr Nt 144A 6.125% Due 09-01-2023/08-25-2016 Beo		274,883
	Pvtpl Z Cap Cr Partners ClO	Ser 15-1A Cl A1R Fltgt Rt 07-16-2027		99,351
	Pvtpl Zais Clo 1 Ltd	Ser 14-1A Cl A-1A-R Fltg Rt 04-15-2028		199,019
	Pvtpl Zayo Group Llc/Zayo Cap Inc	Sr 5.75% 01-15-2027		213,308
	Pvtpl Zekelman Inds Inc	Sr Secd Nt 144A 9.875% Due 06-15-2023/06-14-2016 Beo		105,250
	Pvtpl Zf North Amer Cap Inc	Nt 144A 4.5%Due 04-29-2022 Beo		195,363
	Pvtpl1 Nielsen Fin Llc	144A 5 Due 04-15-2022		253,075
	Pvtpltralee Clo Iii Ltd	Ser 2014-3A Cl A-R Fltg 10-20-2027		698,741
	Pvtplvolkswagen Group Amer Fin Llc Gtd	Nt Fltg 11-13-2020		297,996
	Qep Res Inc	5.625% 03-01-2026		20,750
	Qep Res Inc	6.875% Due 03-01-2021		503,750
	Rabobank Nederland	Eur200000		234,774
	Rabobank Nederland	Fltg Rt 3.68163% Due 09-26-2023		690,892
	Radiate Holdco Llc	6.625% Due 02-15-2025		285,450
	Radiate Holdco Llc	6.875% Due 02-15-2023		49,913
	Range Res Corp	5.0% 03-15-2023		130,240
	Regency Energy Partners	5.75 Due 09-01-2020 Reg		307,888
	Reynolds Group	6.875% Due 02-15-2021		51,981
	Reynolds Group Issuer Inc	Reynolds Fltg Rt 144A 7-15-2021		54,794
	Rockwell Collins	2.8% Due 03-15-2022		194,397
	Rose Rock	5.625% Due 07-15-2022		353,438
	Royal Bk Scotland	3.875% Due 09-12-2023		191,737
	Royal Bk Scotland	6.4% Due 10-21-2019		306,266
	Royal Bk Scotland	Fltg Rt 4.15375% Due 05-15-2023		291,016
	Royal Bk Scotland Group Plc	4.519% Due 06-25-2024		294,369
	Royal Bk Scotland Group Plc	Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		191,072
	Royal Bk Scotland Group Plc	Sr Nt Fltg Rate Due 06-25-2024/06-25-2023 Reg		477,681
	Royal Bk Scotland Grp Plc	Perpetual Sub Fltg Rt Due 12-29-2049		198,000
	Rpi Finance Trust	Term Loan B First Liendue 03-16-2023 Beo		106,170
	Sabine Pass	5.625% Due 03-01-2025		519,230

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Sabine Pass Liquefaction Llc	Sr Secd Nt 5.625 Due 02-01-2021		$ 309,098
	Sabra Health Care Ltd Partnership	5.5 Due 02-01-2021		295,738
	Sabre Glbl Inc. (Fka Sabre Inc.)	2018 Other Term B Loan 02-22-2024		109,528
	Salesforce Com Inc	3.25% Bnds 04-11-2023		301,541
	Santander Dr Auto	2.73% Due 04-15-2021		499,059
	Santander Dr Auto	Ser 18-4 Cl A1 2.41253% 08-15-2019		115,214
	Santander Uk Group	3.571% Due 01-10-2023		191,437
	Santander Uk Plc	2.5% Due 03-14-2019		299,666
	Santander Uk Plc	Fltg Rt 4.2575% Due 03-14-2019		701,272
	Santander Uk Plc	Nt Fltg Due 06-01-2021 Reg		247,241
	Sba Communications	Fixed 4% Due 10-01-2022		242,888
	Scientific Games Intl Inc	6.25 Due 09-01-2020 Reg		144,000
	Sempra Energ	Nt Fltg Rate Due 03-15-2021 Reg		97,963
	Service Corp Intl	4.625% Due 12-15-2027		94,000
	Service Corp Intl	5.375% Due 01-15-2022		106,265
	Service Corp Intl	5.375% Due 05-15-2024		148,500
	Sinclair T.V.	5.375% Due 04-01-2021		104,738
	Sinclair T.V.	5.875% Due 03-15-2026		37,300
	Sinclair T.V.	6.125% Due 10-01-2022		291,168
	Sl Green Oper	Fltg Rt 3.66288% Due 08-16-2021		298,719
	Sl Green Oper	Fltg Rt 3.66288% Due 08-16-2021		697,011
	Slc Student Ln	Tr 2006-1 Asset Backed Ntcl A-5 Fltg Var 03-15-2027 Reg		185,280
	Slm Corp Medium Term	Nts Book Entry Tranche # Tr 00107 7.25% Due 01-25-2022		482,500
	Slm Corp Medium Term	Nts Book Entry Mtn 4.875 Due 06-17-2019		137,483
	Slm Stud Ln	Tr 2005-9 Stud Ln-Bkd Nt Cl A-6 10-26-2026 Reg		26,312
	Slm Student Ln Tr	2005-4 Cl A-3 Var Rt Due 01-25-2027		344,316
	Slm Student Ln Tr	2005-7 Student Ln-Bkd Nt Cl A-4 Var 10-25-2029 Reg		788,581
	Slm Student Ln Tr	Pvtpl Ser 2004-8A Cl A5 Flt Rt Due 04-25-2024		80,648
	Sm Energy Co	5.625% Due 06-01-2025		195,750
	Sm Energy Co	6.625% Due 01-15-2027		35,400
	Smbc Aviation Cap	4.125% Due 07-15-2023		200,909
	Solenis Holdings Llc	Trm Bk 06-26-2025 Beo		33,775
	Solenis Intl Lp/Solenis Hldgs 3 Llc	Due 06-26-2025 Beo		81,820
	Solvay Finance	Am 3.4% Gtd Snr 03/12/2020 Usd		198,950
	Sonic Automotive	6.125% Due 03-15-2027		58,625
	Southern Pwr Co	Due 12-20-2020/12-20-2019 Beo		197,533
	Southwestn Energy	Fixed 7.5% Due 04-01-2026		103,950
	Southwestn Energy	Fixed 7.75% Due 10-01-2027		71,250
	Spectra Energy Partners Lp	Sr Nt Fltg Due 06-05-2020 Reg		198,762
	Spectrum Brands Inc	6.625 Due 11-15-2022 Reg		177,188
	Spi Australia Assets Pty Mtn	3.3% 09/04/2023		395,954
	Springleaf Fin	5.25% Due 12-15-2019		210,500
	Springleaf Fin	6.875% Due 03-15-2025		228,225
	Springleaf Fin	7.125% Due 03-15-2026		147,263
	Springleaf Fin	8.25% Due 12-15-2020		103,500

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Springleaf Fin Corp	6 Due 06-01-2020 Reg		$ 25,063
	Springleaf Fin Corp	7.75 Due 10-01-2021		200,750
	Sprint Cap Corp	6.875% Due 11-15-2028		434,700
	Sprint Cap Corp	6.9% Due 05-01-2019		90,450
	Sprint Cap Corp	8.75% Due 03-15-2032		353,425
	Sprint Corp	7.125% Due 06-15-2024		203,020
	Sprint Corp	Fixed 7.625% Due 02-15-2025		60,000
	Sprint Corporation	7.25% Due 09-15-2021		102,350
	Sprint Nextel Corp	6 Due 11-15-2022		147,200
	Sprint Nextel Corp	7% Due 08-15-2020		127,975
	Src Energy Inc	6.25% 12-01-2025		91,300
	Stars Group Holdings	B.V. Term Loan Due 07-10-2025 Beo		206,778
	Starwood Ppty Tr	5% Due 12-15-2021		329,138
	Starwood Ppty Tr	Fixed 3.625% Due 02-01-2021		110,688
	State Str Corp	Var Rate 3.776% 12-03-2024		100,238
	Steel Dynamics Inc	5% Due 12-15-2026		36,005
	Steel Dynamics Inc	5.125% Due 10-01-2021		64,919
	Steel Dynamics Inc	5.25% Due 04-15-2023		42,409
	Steel Dynamics Inc	Fixed 4.125% 09-15-2025		33,994
	Sterigenics-Nordio	8.125% Due 11-01-2021		314,900
	Subn Propane	5.5% Due 06-01-2024		60,450
	Subn Propane	5.875% Due 03-01-2027		88,500
	Sumitomo Mitsui	2.934% Due 03-09-2021		296,842
	Sumitomo Mitsui Banking Corp	2.45% Due 01-16-2020		496,021
	Sumitomo Mitsui Banking	Fltg 10-16-2020 Beo		298,006
	Sumitomo Mitsui Banking	Fltg Rt Due 01-17-2020		299,736
	Sumitomo Mitsui Tr Bk Ltd	144A Frn 03-06-2019		300,080
	Summit Matls Llc	8.5% Due 04-15-2022		193,325
	Summit Matls Llc	Fin 6.125% 07-15-2023		190,080
	Summit Midstream Hldgs Llc	Summit Mids 5.75% 04-15-2025		138,000
	Sunoco Lp / Sunoc0	4.875% Due 01-15-2023		238,875
	Sunoco Lp/Sunoco	Fixed 5.5% Due 02-15-2026		80,538
	Svenska	2.5% Due 01-25-2019		249,916
	Swedbank Ab Medium	2.375% Due 02-27-2019		199,813
	Sydney Airport Finance	144A 5.125 Due 02-22-2021		412,714
	Synchrony Bk	3.65% Due 05-24-2021		244,612
	Syngenta Fin N V	N V 3.698% Due 04-24-2020		297,826
	Tallgrass Energy	4.75% Due 10-01-2023		72,375
	Targa Res Partners	Fixed 5% Due 01-15-2028		140,275
	Teck Res Ltd	5.2 Due 03-01-2042 Reg		58,800
	Telecom Italia Cap	6% Due 09-30-2034		177,325
	Telecom Italia Cap	6.375% Due 11-15-2033		112,829
	Teleflex Inc	4.625% 11-15-2027		185,500
	Telenet Fin Lux	5.5% Snr Sec 01/03/2028 Usd		364,000
	Tenet Healthcare	6.75% Due 02-01-2020		264,669

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Tenet Healthcare Corp	4.625% Snr Sec Nts07-15-2024		$ 165,540
	Tenet Healthcare Corp	5.5% 03-01-2019		20,020
	Tenet Healthcare Corp	8.125 Due 04-01-2022		205,513
	Tenneco Inc	5% Due 07-15-2026		138,465
	Tesoro Logistics	6.25% Due 10-15-2022		189,720
	Teva	2.2% Due 07-21-2021		211,419
	Teva Pharmaceutical B V	6.0% 04-15-2024		245,619
	Textron Inc Fltg	11-10-2020 Beo		693,972
	Thc Escr Corp 6	Due 10-01-2020		101,250
	Time Warner Cable	8.75% Due 02-14-2019		201,117
	Titan Acquisition Limited/Titan	Due 03-15-2025 Beo		158,417
	T-Mobile Usa Inc	4.5% Bnds Due 02-01-2026		87,163
	T-Mobile Usa Inc	4.75% 02-01-2028		99,550
	T-Mobile Usa Inc	5.375% Due 04-15-2027		48,250
	T-Mobile Usa Inc	6% Due 04-15-2024		135,000
	T-Mobile Usa Inc	6.375% Due 03-01-2025		323,200
	T-Mobile Usa Inc	6.5 Due 01-15-2024		61,350
	T-Mobile Usa Inc	6.5% Due 01-15-2026		153,000
	Toledo Edison Co	7.25% Due 05-01-2020		86,136
	Toll Bros Fin Corp	4.875% Due 03-15-2027		90,500
	Toll Bros Fin Corp	4.875% Due 11-15-2025		18,700
	Toronto Dominion	2.25% Due 09-25-2019		298,769
	Total Cap	4.45% Due 06-24-2020		306,159
	Townsquare Media	6.5% Due 04-01-2023		216,200
	Toyota Mtr Cr Corp Medium Term	Nts Book Var 05-17-2022		197,783
	Transdigm Inc	5.5 Due 10-15-2020		79,400
	Transdigm Inc	6% Due 07-15-2022		142,825
	Transdigm Inc	6.375% Due 06-15-2026		79,050
	Transdigm Inc	6.5% Due 05-15-2025		95,500
	Transocean	5.875% Due 01-15-2024		100,538
	Transocean Inc	6.8% Due 03-15-2038		119,700
	Treehouse Foods	4.875% Due 03-15-2022		122,813
	Tri Pointe Group	5.25% Due 06-01-2027		116,955
	Tri Pointe Group	5.875% Due 06-15-2024		66,938
	Tribune Media Co	5.875% Due 07-15-2022		442,200
	Trinidad Drilling	6.625% Due 02-15-2025		151,275
	Triumph Group Inc	5.25% Due 06-01-2022		117,450
	Triumph Group Inc	Fixed 7.75% Due 08-15-2025		61,775
	U S Bk Natl Assn Cincinnati Ohio Medium	Fltg 07-24-2020		249,401
	Ubs Ag London Brh	Nt Fltg 144A Due 05-28-2019 Beo		599,773
	Ubs Ag London Brh	Nt Fltg 144A Due 12-01-2020/11-01-2020 Beo		199,029
	Ubs Ag Stamford	7.625% Due 08-17-2022		745,500
	Unibail-Rodamco Se Fr Snr Emtn	04/19 Usd200000		300,561
	Unit Corp	6.625% Due 05-15-2021		189,280
	United Rentals North Amer Inc	4.875% Due01-15-2028		109,688

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	United Rentals North Amer Inc	5.5% Due 07-15-2025		$ 56,550
	United Rentals North Amer Inc	6.5% Due 12-15-2026 Reg		88,650
	Usa Compression	6.875% Due 04-01-2026		115,200
	Utd Rentals N Amer	4.625% Due 10-15-2025		31,238
	Utd Rentals N Amer	5.5% Due 05-15-2027		139,125
	Utd Technologies	3.1% Due 06-01-2022		293,773
	Verisign Inc	Fixed 4.75% Due 07-15-2027		103,158
	Verizon Fixed	3.376% Due 02-15-2025		871,427
	Verizon Fixed	3.376% Due 02-15-2025		420,187
	Verscend Holding Corp.	Term Loan 08-27-2025 Beo		95,805
	Vici Pptys 1 Llc	8% Due 10-15-2023		247,250
	Virgin Media Secd Fin Plc	5.25% 01-15-2021		198,820
	Vizient Inc	10.375% Due 03-01-2024		63,600
	Voc Escrow Ltd	5% Due 02-15-2028		87,638
	Volkswagen Group	4% Due 11-12-2021		299,814
	Warner Media Llc	4% Due 01-15-2022		303,689
	Waste Pro Usa Inc	5.5% Due 02-15-2026		87,400
	Weatherford Intl	6.75% Due 09-15-2040		51,500
	Weatherford Intl	8.25% Due 06-15-2023		31,800
	Weatherford Intl	Fixed 9.875% Due 02-15-2024		71,980
	Weatherford Intl Ltd Bermuda	Sr 5.125% Due 09-15-2020 Reg		251,160
	Wells Fargo & Co Fltg Rt	3.77575% Due 12-07-2020		503,246
	Wells Fargo & Co Fltg Rt	4.07613% Due 03-04-2021		202,090
	Wells Fargo & Co	New NT Fltg Due 10-31-2023/10-31-2022 Reg		697,835
	Wells Fargo Bank Natl Association	Fltg Rt 07-23-2021		248,575
	Wells Fargo Bk N A San Fr	an Cal Fltg 03-25-2020		248,850
	Wells Fargo Bk N A San Fr	an Cal Fltg 03-25-2020		298,619
	Wells Fargo Home	Fltg Rt 3.48988% Due 10-25-2034		59,792
	Wesco Distr Inc	5.375% Due 06-15-2024		259,188
	Westlake	2.84% Due 09-15-2021		450,060
	Westpac Bkg Corp	Nt Fltg Rate Due 05-15-2020 Reg		199,025
	Wework Cos Inc	7.875% Due 05-01-2025		115,375
	Weyerhaeuser Co	7.375% Due 10-01-2019		205,505
	Whiting Pete Corp	6.25% Due 04-01-2023		91,000
	Whiting Petroleum Corp	6.625% Due 01-15-2026 Beo		4,288
	Wideopenwest Finance, Llc	Term Loan B Due 08-18-2023 Beo		183,822
	Wildhorse Res Dev	Fixed 6.875% Due 02-01-2025		208,845
	William Morris Endeavor Entmt Llc (Img Hldngs, Llc)	Term B-1 Ln 05-18-25		191,931
	Woodside Fin Ltd Gtd Nt	Nt 4.6% Due 05-10-2021/05-10-2011 Beo		101,183
	World Omni Automobile Lease Ser	Lease Ser 17-A Cls A3 2.13% Due 04-15-2020		298,291
	Wpp Fin	2010 4.75 Due 11-21-2021		305,518
	Wpx Energy Inc	6% Due 01-15-2022		19,450
	Wpx Energy Inc	Fixed 5.75% 06-01-2026		144,800
	Wyndham Worldwide Corp	3.9% Due 03-01-2023 Reg		138,000
	Wyndham Worldwide Corp	4.5% 04-01-2027		36,700

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Wyndham Worldwide Corp	5.625 Due 03-01-2021 Reg		$ 48,755
	Zayo Group Llc	6.375% Due 05-15-2025		218,550

	Derivative investments
	Goldman Sachs Int London	Cds / Sts Deutgb2L 10-17-2057 Swpc0Ble0		195
	Goldman Sachs Int London	Cds / Sts Deutgb2L 10-17-2057 Swpc0Ble0		195
	Goldman Sachs Int London	Cds / Sts Deutgb2L 10-17-2057 Swpc0Ble0		195
	Goldman Sachs Int London	Cds / Sts Deutgb2L 10-17-2057 Swpc0Ble0		195
	Goldman Sachs Int London	Cds / Sts Deutgb2L 10-17-2057 Swpc0Ble0		195
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 01-17-2047 Swpc03Q03		3,333
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 05-11-2063 Swpc722Y0		596
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 05-11-2063 Swpc722Y0		596
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		974
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		195
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		195
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		195
	Goldman Sachs Int London	Cds / Sts Gsilgb2X 10-17-2057 Swpc0Atk0		195
	Goldman Sachs And Co	Cds / Sts Ice_Goldus 06-20-2022 Swpc0Fa52		8,133
	Goldman Sachs And Co	Cds / Sts Ice_Goldus 06-20-2023 Swpc0Gpj4		38,105
	Goldman Sachs And Co	Cds / Sts Ice_Goldus 12-20-2023 Swpc0Hcn7		114,124
	Goldman Sachs And Co	Cds / Sts Ice_Sbsius 06-20-2023 Swpc0Gs10		24,414
	Goldman Sachs And Co	Cds / Sts Ice_Sbsius 12-20-2020 Swpc0B1G7		10,545
	Goldman Sachs And Co	Cds / Sts Ice_Sbsius 12-20-2023 Swpc0Hcn7		9,557
	Goldman Sachs And Co	Cds / Sts Ice_Sbsius 12-20-2023 Swpc0Hfi5		18,783
	JP Morgan Chase Bank, N.A.	Cds Chasus33 12-20-2023 Swpc0Hmu0		8,038
	CSFB	Cds Ice_Sbsius 20/12/2020 Swpc0Gnl1		508
	Goldman Sachs And Co	Cme_Irs Cme_Goldus Usd P 1.75%/R 3M Libor 06/20/2020 Swu00Nbh8		127,623
	Goldman Sachs And Co	Cme_Irs Cme_Goldus Usd P 2.25%/R 3M Libor 06/20/2028 Swu00Nbo3		7,796
	Goldman Sachs And Co	Cme_Irs Cme_Goldus Usd P 2.25%/R 3M Libor 12/21/2046 Swu00Ini4		308,329
	Goldman Sachs And Co	Cme_Irs Cme_Goldus Usd P 3M Libor/R 2.75% 02/25/2020 Swu00Ogp3		5,456
	Goldman Sachs And Co	Cme_Irs Cme_Goldus Usd P 3M Libor/R 3.0% 09/20/2020 Swu00Png2		58,991
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Gbp P 2.27%/R 6M Libor 31/12/2019 Swu00Bjb9		-
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Nzd P 3.25%/R 3M Nfix3 21/03/2028 Swu00Myl6		-
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 1.75%/R 3M Libor 06/20/2020 Swu00Nbh8		102,653
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 1.85%/R 3M Libor 07/27/2026 Swu00Jc37		19,906
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 2.0%/R 3M Libor 07/27/2026 Swu00Jc45		67,984
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 2.3%/R 3M Libor 04/27/2026 Swu00I172		22,961
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 2.4%/R 3M Libor 03/16/2026 Swu00Hb08		23,509
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 2.4%/R 3M Libor 12/07/2026 Swu00Jiq0		61,645
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 2.5%/R 3M Libor 02/22/2026 Swu00Gu74		5,205
	Citigroup Global Markets	Cme_Irs Cme_Sbsius Usd P 3M Libor/R 2.68% 10/25/2023 Swu00L7Y0		4,555
	Credit Suisse International	Cme_Irs Csfbus33 06/11/2020 Mxn P 28Dtiie / R 8.75% Swu00Rjz1		3,939
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2018 CNH USD EX.RATE 6.900000		393
	Citibank N.A.	FX DEAL TRANSACTED ON 03 DEC, 2018 CNH USD EX.RATE 6.902500		839
	Standard Chartered Bank	FX DEAL TRANSACTED ON 03 DEC, 2018 USD AUD EX.RATE 0.738422		9,911

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 EUR USD EX.RATE 0.869964		$ 2,053
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 EUR USD EX.RATE 0.869965		1,370
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 MXN USD EX.RATE 20.370499		62,964
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 SEK USD EX.RATE 8.896358		202
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 SEK USD EX.RATE 8.896369		135
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 SGD USD EX.RATE 1.361971		43
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 SGD USD EX.RATE 1.361973		29
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 USD CAD EX.RATE 0.754895		6,812
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 USD CAD EX.RATE 0.755533		4,665
	Standard Chartered Bank	FX DEAL TRANSACTED ON 04 DEC, 2018 USD CAD EX.RATE 0.757623		33,088
	BNP Paribas Paris	FX DEAL TRANSACTED ON 04 DEC, 2018 USD GBP EX.RATE 1.280445		800
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 USD GBP EX.RATE 1.282221		2,165
	Citibank N.A.	FX DEAL TRANSACTED ON 04 DEC, 2018 USD GBP EX.RATE 1.282223		1,444
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 04 MAY, 2018 USD BRL EX.RATE 0.278202		18,993
	Natwest Markets Plc	FX DEAL TRANSACTED ON 05 DEC, 2018 JPY USD EX.RATE 112.268100		16,943
	Anz Banking Corp Melbourne	FX DEAL TRANSACTED ON 05 DEC, 2018 SGD USD EX.RATE 1.363510		1,813
	Natwest Markets Plc	FX DEAL TRANSACTED ON 05 DEC, 2018 USD GBP EX.RATE 1.282091		5,778
	BNP Paribas Paris	FX DEAL TRANSACTED ON 05 JUN, 2018 USD BRL EX.RATE 0.262102		1,847
	BNP Paribas Paris	FX DEAL TRANSACTED ON 05 NOV, 2018 ARS USD EX.RATE 38.799996		836
	BNP Paribas Paris	FX DEAL TRANSACTED ON 06 DEC, 2018 BRL USD EX.RATE 3.942500		1,029
	BNP Paribas Paris	FX DEAL TRANSACTED ON 06 DEC, 2018 SGD USD EX.RATE 1.365828		1,058
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 06 DEC, 2018 USD GBP EX.RATE 1.279960		3,065
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 CHF USD EX.RATE 0.983894		3,647
	Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 CHF USD EX.RATE 0.983895		2,432
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 DKK USD EX.RATE 6.497748		163
	Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 DKK USD EX.RATE 6.497756		109
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 EUR USD EX.RATE 0.870809		8,245
	Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 EUR USD EX.RATE 0.870810		5,500
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 JPY USD EX.RATE 112.112380		7,546
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 SEK USD EX.RATE 8.932153		2,998
	Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 SEK USD EX.RATE 8.932164		1,999
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 USD GBP EX.RATE 1.281958		1,825
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 USD GBP EX.RATE 1.282683		8,962
	Citibank N.A.	FX DEAL TRANSACTED ON 07 DEC, 2018 USD GBP EX.RATE 1.282684		5,977
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2018 USD DKK EX.RATE 0.154247		1
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2018 USD DKK EX.RATE 0.154247		1
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2018 USD HKD EX.RATE 0.128260		135
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2018 USD HKD EX.RATE 0.128261		90
	Citibank N.A.	FX DEAL TRANSACTED ON 10 DEC, 2018 USD ILS EX.RATE 0.269535		12
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 10 DEC, 2018 USD ILS EX.RATE 0.269535		18
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 BRL USD EX.RATE 3.902800		7,491
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 DKK USD EX.RATE 6.494672		21
	Citibank N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 DKK USD EX.RATE 6.494680		14
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 SEK USD EX.RATE 8.980172		1,690
	Citibank N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 SEK USD EX.RATE 8.980183		1,127

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 USD CHF EX.RATE 1.023295		$ 1,405
	Citibank N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 USD CHF EX.RATE 1.023296		937
	Citibank N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 USD HKD EX.RATE 0.128228		96
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 11 DEC, 2018 USD HKD EX.RATE 0.128228		145
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 12 DEC, 2018 EUR USD EX.RATE 0.878644		1,472
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 14 MAY, 2018 USD BRL EX.RATE 0.270819		66,671
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 14 NOV, 2018 EUR USD EX.RATE 0.876823		5,604
	Royal Bank Of Canada	FX DEAL TRANSACTED ON 14 NOV, 2018 JPY USD EX.RATE 112.917400		94,568
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 14 NOV, 2018 USD CAD EX.RATE 0.756554		5,404
	BNP Paribas Paris	FX DEAL TRANSACTED ON 15 MAY, 2018 USD BRL EX.RATE 0.270958		36,925
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 15 NOV, 2018 EUR USD EX.RATE 0.877425		5,351
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 16 MAY, 2018 USD BRL EX.RATE 0.266418		24,553
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 CHF USD EX.RATE 0.984691		747
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 CHF USD EX.RATE 0.984692		498
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 DKK USD EX.RATE 6.530340		1,050
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 DKK USD EX.RATE 6.530348		700
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 GBP USD EX.RATE 0.789794		1,226
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 GBP USD EX.RATE 0.789795		817
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 JPY USD EX.RATE 112.066634		2,582
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 JPY USD EX.RATE 112.066773		1,721
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 SGD USD EX.RATE 1.371171		2,959
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 SGD USD EX.RATE 1.371172		1,973
	Citibank N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 USD HKD EX.RATE 0.128195		379
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 17 DEC, 2018 USD HKD EX.RATE 0.128195		568
	SCBLGB2L	FX DEAL TRANSACTED ON 18 DEC, 2018 BRL USD EX.RATE 3.904549		3,773
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 18 DEC, 2018 EUR USD EX.RATE 0.871426		4,495
	Citibank N.A.	FX DEAL TRANSACTED ON 18 DEC, 2018 EUR USD EX.RATE 0.871427		2,998
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 19 DEC, 2018 BRL USD EX.RATE 3.900099		2,302
	ANZ Banking Corp Melbourne	FX DEAL TRANSACTED ON 20 DEC, 2018 GBP USD EX.RATE 0.787699		6,228
	HSBC Bank Usa, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 ARS USD EX.RATE 38.999998		840
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 CHF USD EX.RATE 0.981021		514
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 CHF USD EX.RATE 0.981022		343
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 SEK USD EX.RATE 8.924597		2,569
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 SEK USD EX.RATE 8.924608		1,713
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 SGD USD EX.RATE 1.367082		57
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 SGD USD EX.RATE 1.367083		38
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 SGD USD EX.RATE 1.368293		2,523
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 SGD USD EX.RATE 1.368294		1,682
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 USD BRL EX.RATE 0.263803		21,983
	BNP Paribas Paris	FX DEAL TRANSACTED ON 20 NOV, 2018 USD EUR EX.RATE 1.152137		722
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 USD EUR EX.RATE 1.154534		8,766
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 USD EUR EX.RATE 1.154535		5,846
	Citibank N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 USD ILS EX.RATE 0.271466		78
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 20 NOV, 2018 USD ILS EX.RATE 0.271466		117
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 21 DEC, 2018 BRL USD EX.RATE 3.882500		177

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 21 DEC, 2018 BRL USD EX.RATE 3.882500		$ 734
	Deutsche Bank Ag	FX DEAL TRANSACTED ON 21 DEC, 2018 USD BRL EX.RATE 0.258665		1,031
	Deutsche Bank Ag	FX DEAL TRANSACTED ON 21 DEC, 2018 USD BRL EX.RATE 0.259228		2,995
	Deutsche Bank Ag	FX DEAL TRANSACTED ON 21 DEC, 2018 USD BRL EX.RATE 0.259228		3,439
	Citibank N.A.	FX DEAL TRANSACTED ON 21 DEC, 2018 USD CAD EX.RATE 0.760065		26,842
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 21 NOV, 2018 USD EUR EX.RATE 1.153714		6,934
	Citibank N.A.	FX DEAL TRANSACTED ON 21 NOV, 2018 USD EUR EX.RATE 1.153715		4,625
	SCBLGB2L	FX DEAL TRANSACTED ON 22 MAY, 2018 USD BRL EX.RATE 0.268607		16,520
	Citibank N.A.	FX DEAL TRANSACTED ON 23 NOV, 2018 SEK USD EX.RATE 8.982416		9,852
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 23 NOV, 2018 USD EUR EX.RATE 1.148979		29
	HSBC Bank Usa, N.A.	FX DEAL TRANSACTED ON 26 DEC, 2018 USD MXN EX.RATE 0.051891		11,735
	Citibank N.A.	FX DEAL TRANSACTED ON 26 DEC, 2018 USD NZD EX.RATE 0.692693		27,657
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 26 NOV, 2018 IDR USD EX.RATE 14699.999793		1,535
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 26 NOV, 2018 INR USD EX.RATE 71.450000		3,176
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 26 NOV, 2018 SGD USD EX.RATE 1.370093		3,109
	Citibank N.A.	FX DEAL TRANSACTED ON 26 NOV, 2018 SGD USD EX.RATE 1.370094		2,073
	BNP Paribas Paris	FX DEAL TRANSACTED ON 27 DEC, 2018 BRL USD EX.RATE 3.924299		4,495
	BNP Paribas Paris	FX DEAL TRANSACTED ON 27 DEC, 2018 BRL USD EX.RATE 3.924300		1,084
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 CHF USD EX.RATE 0.983435		1,130
	Citibank N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 CHF USD EX.RATE 0.983436		754
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 EUR USD EX.RATE 0.871085		11,563
	Citibank N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 EUR USD EX.RATE 0.871086		7,713
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 JPY USD EX.RATE 110.315048		65,841
	Citibank N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 JPY USD EX.RATE 110.315186		43,898
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 JPY USD EX.RATE 110.838207		57,859
	Citibank N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 JPY USD EX.RATE 110.838346		38,577
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 SEK USD EX.RATE 8.973773		517
	Citibank N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 SEK USD EX.RATE 8.973786		345
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 SGD USD EX.RATE 1.370563		167
	Citibank N.A.	FX DEAL TRANSACTED ON 27 DEC, 2018 SGD USD EX.RATE 1.370565		111
	Citibank N.A.	FX DEAL TRANSACTED ON 27 NOV, 2018 USD HKD EX.RATE 0.128189		69
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 NOV, 2018 USD HKD EX.RATE 0.128189		103
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 27 NOV, 2018 USD ILS EX.RATE 0.270573		128
	Citibank N.A.	FX DEAL TRANSACTED ON 27 NOV, 2018 USD ILS EX.RATE 0.270574		85
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 DEC, 2018 USD CHF EX.RATE 1.015274		256
	Citibank N.A.	FX DEAL TRANSACTED ON 28 DEC, 2018 USD CHF EX.RATE 1.015276		171
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 DEC, 2018 USD EUR EX.RATE 1.143534		11
	Citibank N.A.	FX DEAL TRANSACTED ON 28 DEC, 2018 USD EUR EX.RATE 1.143535		7
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 CHF USD EX.RATE 0.984267		1,937
	Citibank N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 CHF USD EX.RATE 0.984268		1,292
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 DKK USD EX.RATE 6.507157		398
	Citibank N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 DKK USD EX.RATE 6.507165		266
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 SEK USD EX.RATE 8.959974		2,851
	Citibank N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 SEK USD EX.RATE 8.959985		1,901
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 SGD USD EX.RATE 1.369700		1,442

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citibank N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 SGD USD EX.RATE 1.369701		$ 962
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 USD AUD EX.RATE 0.731866		727
	Citibank N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 USD AUD EX.RATE 0.731867		485
	Citibank N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 USD HKD EX.RATE 0.128207		298
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 28 NOV, 2018 USD HKD EX.RATE 0.128207		447
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 NOV, 2018 DKK USD EX.RATE 6.493623		1
	Citibank N.A.	FX DEAL TRANSACTED ON 29 NOV, 2018 DKK USD EX.RATE 6.493682		1
	Barclays Bank Plc Wholesale	FX DEAL TRANSACTED ON 29 NOV, 2018 JPY USD EX.RATE 112.838800		19,020
	Citibank N.A.	FX DEAL TRANSACTED ON 29 NOV, 2018 USD AUD EX.RATE 0.732575		63,096
	Citibank N.A.	FX DEAL TRANSACTED ON 29 NOV, 2018 USD CAD EX.RATE 0.754624		4,487
	Standard Chartered Bank	FX DEAL TRANSACTED ON 29 NOV, 2018 USD GBP EX.RATE 1.278564		5,144
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 29 NOV, 2018 USD GBP EX.RATE 1.284858		136
	Citibank N.A.	FX DEAL TRANSACTED ON 29 NOV, 2018 USD GBP EX.RATE 1.284860		91
	Citibank N.A.	FX DEAL TRANSACTED ON 30 MAY, 2018 USD BRL EX.RATE 0.263012		4,588
	Deutsche Bank Ag	FX DEAL TRANSACTED ON 31 DEC, 2018 USD BRL EX.RATE 0.258077		32
	Deutsche Bank Ag	FX DEAL TRANSACTED ON 31 DEC, 2018 USD BRL EX.RATE 0.258077		136
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 31 DEC, 2018 USD BRL EX.RATE 0.258077		156
	Goldman Sachs Bank USA.	FX DEAL TRANSACTED ON 31 DEC, 2018 USD BRL EX.RATE 0.258077		184
	JP Morgan Chase Bank, N.A.	FX DEAL TRANSACTED ON 31 DEC, 2018 USD BRL EX.RATE 0.258077		145
	SCBLGB2L	FX DEAL TRANSACTED ON 31 DEC, 2018 USD BRL EX.RATE 0.258077		35
	Goldman Sachs And Co	Irs Ils 12M .27%/3Mtelbo Gscmus33 21/03/2020 Swu00Of90		1,068
	Goldman Sachs And Co	Irs Ils 12M .29%/3Mtelbo Gscmus33 16/02/2020 Swu00Od27		1,313
	Goldman Sachs And Co	Irs Ils 12M .37%/3Mtelbo Gscmus33 20/06/2020 Swu00Ofy5		734
	HSBC Bank USA, N.A.	Irs Ils 12M .37%/3Mtelbo Mrmdus33 20/06/2020 Swu00Ofp4		572
	Barclays Bank	Irs Ils 12M .374%/3Mtelbo Barcgb5G 20/06/2020 Swu00Ois5		926
	JP Morgan Chase Bank, N.A.	Irs Ils 12M .42%/3Mtelbo Chasus33 20/06/2020 Swu00Oeb6		734
	Credit Suisse International	Lch_Irs Csfbus33 20/03/2024 Jpy P 6Mlibor / R 0.1% Swu00Ps44		19,901
	Credit Suisse International	Lch_Irs Lch_Csfbus Usd P 2.25%/R 3M Libor 06/20/2028 Swu00Nbn5		105,604
	Goldman Sachs And Co	Lch_Irs Lch_Goldus Usd P 1.75%/R 3M Libor 06/20/2020 Swu00Nbi6		9,710
	Goldman Sachs And Co	Lch_Irs Lch_Goldus Usd P 1.75%/R 3M Libor 06/20/2021 Swu00Nm94		124,271
	Goldman Sachs And Co	Lch_Irs Lch_Goldus Usd P 2.0%/R 3M Libor 06/20/2023 Swu00Nbj4		287,882
	Goldman Sachs And Co	Lch_Irs Lch_Goldus Usd P 2.0%/R 3M Libor 06/20/2025 Swu00Nbm7		173,889
	Goldman Sachs And Co	Lch_Irs Lch_Goldus Usd P 2.25%/R 3M Libor 06/20/2028 Swu00Nbn5		132,005
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 1.75%/R 3M Libor 12/21/2026 Swu00Inb9		49,497
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 2.0%/R 1D Fedl 12/15/2047 Swu00Mme5		37,953
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 2.43%/R 1D Fedl 12/20/2047 Swu00Osh8		2,013
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 2.48%/R 1D Fedl 12/20/2047 Swu00Ob94		1,852
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 2.5%/R 1D Fedl 12/20/2047 Swu00Opi9		1,272
	Citigroup Global Markets	Lch_Irs Lch_Sbsius Usd P 3M Libor/R 2.75% 12/19/2023 Swu00Pv24		1,598
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2028 Gbp P Rpi / R 3.595% Swu0X8533		948
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2028 Gbp P Rpi / R 3.603% Swu0X8517		2,172
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2038 Eur P Cptfe / R 1.796% Swu0Rt302		7,051
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2038 Eur P Cptfe / R 1.808% Swu0Sc399		8,400
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2048 Eur P Cptfe / R 1.945% Swu0Sc530		3,988
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/11/2048 Eur P Cptfe / R 1.95% Swu0X8558		5,901

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Citigroup Global Markets	Lch_Rpi Sbsius33 15/12/2028 Gbp P Rpi / R 3.632% Swu084084		$ 2,745
	Bank Of America N.A	Put Swptn Usd Bofaus6S 6M 2.945%/3Mliboreuropean 317U301P3 12-09-2019		55,291
	Goldman Sachs Bank USA.	Put Swptn Usd Gscmus33 6M 2.93%/3Mlibor European 317U292P4 12-09-2019		24,457
	Citigroup Global Markets	Rpi Eur Eur Cpi X-Tob/1.535% Lch_Sbsius 15/06/2023 Swu0Z4050		13,005
	Citigroup Global Markets	Rpi Eur Eur Cpi X-Tob/1.62% Lch_Sbsius 15/05/2028 Swu0R0008		15,425
	Citigroup Global Markets	Rpi Eur Eur Cpi X-Tob/1.946% Lch_Sbsius 15/03/2048 Swu09Mt25		5,941
	Citigroup Global Markets	Rpi Eur Frc Cpi X-Tob/1.575% Lch_Sbsius 15/01/2028 Swu09Rp51		7,085
	Citigroup Global Markets	Rpi Eur Frc Cpi X-Tob/1.59% Lch_Sbsius 15/02/2028 Swu09Gh88		25,452
	Citigroup Global Markets	Rpi Eur Frc Cpi X-Tob/1.606% Lch_Sbsius 15/02/2028 Swu077401		3,935
	Citigroup Global Markets	Rpi Eur Frc Cpi X-Tob/1.6175% Lch_Sbsius15/07/2028 Swu0Ss600		28,703
	Citigroup Global Markets	Rpi Gbp 3.4275%/Uk Rpi Lch_Sbsius 15/03/2047 Swu09Up21		10,486
	Citigroup Global Markets	Rpi Gbp Uk Rpi/3.579% Lch_Sbsius 15/10/2033 Swu0Ty838		781
	Citigroup Global Markets	Rpi Usd 1.55%/Us Cpi Lch_Sbsius 07-26-2021 Swu0C8494		5,133
	Bank Of America N.A	Rpi Usd 1.57%/Us Cpi Bofaus6Ngfx 11-23-2020 Swu0An162		20,156
	Citigroup Global Markets	Rpi Usd 1.6025%/Us Cpi Lch_Sbsius 09-12-2021 Swu0C8486		4,062
	Citigroup Global Markets	Rpi Usd 1.6775%/Us Cpi Lch_Sbsius 05-24-2021 Swu029980		16,551
	Citigroup Global Markets	Rpi Usd Us Cpi/2.15% Lch_Sbsius 09-25-2027 Swu0A1962		2,684
	Citigroup Global Markets	Rpi Usd Us Cpi/2.156% Lch_Sbsius 10-17-2027 Swu0Y5710		7,239
	Citigroup Global Markets	Rpi Usd Us Cpi/2.18% Lch_Sbsius 09-20-2027 Swu0Y4614		3,344
	Citigroup Global Markets	Rpi Usd Us Cpi/2.335% Lch_Sbsius 02-05-2028 Swu0Y9274		23,138
	Citigroup Global Markets	Rpi Usd Us Cpi/2.3525% Lch_Sbsius 05-09-2028 Swu080215		7,988
	Citigroup Global Markets	Rpi Usd Us Cpi/2.36% Lch_Sbsius 05-09-2028 Swu02Y712		12,203
	Citigroup Global Markets	Rpi Usd Us Cpi/2.364% Lch_Sbsius 05-10-2028 Swu0Z3011		12,299
	Goldman Sachs	Syn_Swap 0.0 15 Mar 2019 Smh9 Index Fsmih19_Sw		8,983,569
	JPMORGAN CHASE BANK, N.A.	Total Rtn Chf /1M Chasus33 20/03/2019 Eqs-Msie-Jpmc-M7		24,997
	JPMORGAN CHASE BANK, N.A.	Total Rtn Eur /1M Chasus33 20/03/2019 Eqs-Msie-Jpmc-M7		14,755

	Repurchase agreements
*	PIMCO	Agreements to repurchase securities w/The Bank 3.13% From 12-31-2018 To 01-02-2019		7,600,000
*	PIMCO	Agreements to repurchase securities w/Natixis C 2.85% From 12-31-2018 To 01-02-2019		24,000,000
*	PIMCO	Agreements to repurchase securities w/Natixis C 2.9% From 12-31-2018 To 01-02-2019		8,000,000

	Collective trust funds
*	Blackrock	Blackrock Emerging Markets Index Nl Fund F 1,676,938 Shares		34,536,379
*	Blackrock	Blackrock Equity Non Lending Class F 28,252,230 Shares		1,162,873,106
*	Blackrock	Blackrock Midcap Equity Index (S&P Midcap 400) Nl Cl F 7,543,042 Shares		208,372,773
*	Blackrock	Blackrock Msci Acwi Ex Us Imi Index Nl Und Cl F 17,094,842 Shares		233,113,815
*	Blackrock	Blackrock Russell 2000 Index Nl 7,152,376 Shares		188,851,336
*	Blackrock	Blackrock Us Debt Index Non Lendablefund F 8,645,023 Shares		123,097,345
	State Street	SSGA Target Ret 2020 Non-Len Ser Fd Cl A 5,539,432 Shares		124,581,836
	State Street	SSGA Target Ret 2030 Non-Len Ser Fd Cl A 8,714,266 Shares		215,007,091
	State Street	SSGA Target Ret Inc Non-Len Ser Fd Cl A 8,716,046 Shares		146,987,404
	State Street	State Street Retirement 2050 Nl Fund 6,418,184 Shares		136,810,019
	State Street	SSGA Global Reit		8,839,093
	State Street	SSGA Us Hi Yield Bd Index Nl Sf Cl A		6,386,080

(continued)

MORGAN STANLEY 401(k) PLAN

Plan Number 003, Employer Identification Number 20-8764829

FORM 5500, SCHEDULE H, LINE 4i —

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AT DECEMBER 31, 2018

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Collective trust funds (continued)
	State Street	Mfo St Str Bk & Tr Co Invt Fds Tx Exmp Ssga Target Ret 2040 Non-Len Ser Fd Cl A		$ 176,926,013
	State Street	SSGA Target Retirement 2025 Nl Fund 9,682,899 Shares		198,896,429
	State Street	SSGA Target Retirement 2035 Nl Fund 13,519,426 Shares		288,409,919
	State Street	SSGA Target Retirement 2045 Nl Fund 7,782,515 Shares		167,977,796
	State Street	SSGA Target Retirement 2055 Nl Fund 5,376,251 Shares		90,175,858
	State Street	SSGA Target Retirement 2060 Nl Fund 3,176,265 Shares		36,174,487
*	MSIF	Morgan Stanley Investment Management Global Real Estate Class O		137,126,130
	Wellington	Wellington Opportunistic Emerging Markets Debt (Series 1) 4,882,291 Shares		49,848,189
*	Northern Trust	Short Term Investment Fund		265,535,219
*	PIMCO	Short Term Investment Fund		20,748,608

	Participant-directed investments at fair value			$ 9,981,904,711

*	Various Participants	Participant Loans (secured by account, rates ranging from		103,826,360
		4.25% to 9.25% with maturity dates ranging from 2019 to 2033)

* Party-in-interest

** Cost information is not required for Participant-directed investments and therefore is not included.

See Report of Independent Registered Public Accounting Firm

 (concluded)